PROSPECTUS SUPPLEMENT
(To Prospectus dated November 2, 2001)

                                  $100,000,000


                                   [graphic]


                  4,000,000 8.75% Preferred Capital Securities
                          Sovereign Capital Trust III
                (Liquidation Amount $25 per Preferred Security)
  Fully and unconditionally guaranteed, on a subordinated basis, as described herein, by

                            SOVEREIGN BANCORP, INC.


                                ----------------

   Sovereign Capital Trust III will sell to the public $100,000,000 in aggregate liquidation amount of its 8.75% Preferred Capital Securities. Sovereign Capital will use the proceeds to buy junior subordinated debentures due December 31, 2031 of Sovereign Bancorp, Inc., and will distribute the cash payments it receives on such junior subordinated debentures to the holders of the preferred securities.

   The preferred securities are not deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

   The preferred securities have been approved for listing on the New York Stock Exchange under the symbol "SOV PrA." Trading of the preferred securities is expected to commence within 30 days after the preferred securities are first issued.

                                ----------------

   INVESTING IN THE PREFERRED SECURITIES INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE S-11 OF THIS PROSPECTUS SUPPLEMENT.

                                                Underwriting     Proceeds to
                                 Price to      Discounts and      Sovereign
                                  Public       Commissions(1)    Capital(1)
                               ------------    --------------   ------------
Per preferred security.......     $25.00          $0.7875          $25.00
Total........................  $100,000,000      $3,150,000     $100,000,000


(1) Because Sovereign Capital will use all of the proceeds from the sale of its preferred securities to purchase junior subordinated debentures of Sovereign Bancorp, Inc., Sovereign Bancorp, Inc. will pay all underwriting discounts and commissions.

--------------------------------------------------------------------------------
   The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

   The underwriters expect to deliver the preferred securities to purchasers on or about December 13, 2001.
                                ----------------
Janney Montgomery Scott LLC
                       RBC Capital Markets
                                               Ryan Beck & Co.
Keefe, Bruyette & Woods, Inc.
                       Sandler O'Neill & Partners, L.P.
                                               Friedman Billings Ramsey & Co.

                               December 10, 2001

   You should rely only on the information contained in this document or that we have referred you to in this document. We have not authorized anyone to provide you with any other information.

   Sovereign Capital may sell the preferred securities after the date of this prospectus supplement, and this prospectus supplement and the accompanying prospectus may be delivered to you after the date of this prospectus supplement. However, you should realize that the affairs of Sovereign Bancorp, Inc. or Sovereign Capital may have changed since the date of this prospectus supplement. This prospectus supplement will not reflect those changes.

   You should not consider this prospectus supplement or the prospectus to be an offer or solicitation relating to the preferred securities in any jurisdiction in which such an offer or solicitation is not authorized. Furthermore, you should not consider this prospectus supplement or the prospectus to be an offer or solicitation relating to the preferred securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.




                                   [graphic]

                                    SUMMARY

   The following summary contains basic information about this offering. This summary may not contain all of the information that is important to you. You should carefully read this entire prospectus supplement, the accompanying prospectus and the other documents we refer to for a more complete understanding of this offering. In addition, we incorporate important business and financial information in this prospectus supplement and the accompanying prospectus by reference. You may obtain the information incorporated by reference in this prospectus supplement without charge by following the instructions in the "Where You Can Find More Information" section of the accompanying prospectus.

                            Sovereign Bancorp, Inc.

Overview

   Sovereign Bancorp, Inc., or "Sovereign," is the holding company for its principal subsidiary, Sovereign Bank. Sovereign Bank's primary business consists of attracting deposits from its network of community banking offices, and originating small business and middle market commercial and asset-based loans, consumer and residential mortgage loans and home equity lines of credit in the communities served by those offices.

   o As of September 30, 2001, Sovereign had consolidated assets of approximately $35.0 billion, deposits of approximately $23.3 billion and stockholders' equity of approximately $2.2 billion.

   o Sovereign currently operates 510 community banking offices largely in eastern Pennsylvania, New Jersey, Massachusetts, Connecticut and Rhode Island.

   o In terms of retail deposits, based on the most recently available data, Sovereign is the third largest banking institution headquartered in Pennsylvania, and among the 30 largest in the United States. Sovereign has the fourth largest market share in New Jersey and the third largest banking franchise in New England.

   o As of September 30, 2001, Sovereign's non-performing assets as a percentage of total assets were 0.59%.

   o Since 1990, Sovereign has acquired 23 financial institutions, branch networks and related businesses. Fourteen of these acquisitions, with assets totaling approximately $22.0 billion, have been completed since 1995.

   Sovereign's principal executive offices are located at 2000 Market Street, Philadelphia, Pennsylvania 19103, and its telephone number is (215) 557-4630.

Business Strategy

   Sovereign believes that as a result of continuing consolidation in the financial industry, there is an increasing need for super-community banks throughout the northeastern United States. Sovereign considers a super-community bank to be a bank with the size and range of commercial, business and consumer products to compete with larger institutions, but with the orientation to relationship banking and pesonalized service usually found at smaller community banks.

   In response to this need, in 1996 Sovereign inititated a strategy to transform itself from a traditional mortgage lender into a super-community bank by:

   o targeting small and medium size businesses through an offering of a broader array of commercial and business banking products and services;

   o changing the mix of its deposits and, while endeavoring to preserve its credit quality, changing the mix of its assets to be more characteristic of a commercial bank;

   o increasing its penetration into larger, more densely populated markets in the northeastern United States;

   o preserving its orientation toward relationship banking and personalized service, as well as its sales-driven culture; and

   o increasing its non-interest income as a percentage of net income.

   Through 1999, Sovereign made significant progress toward achieving this transformation, principally through a series of eight acquisitions. These acquisitions included the 1997 acquisition of the Fleet Financial Group's New England and New York-based Auto Finance Division, with approximately $2.0 billion in commercial and consumer loans and an associated origination platform, and the 1998 acquisition from First Union/CoreStates of 93 branch offices located principally in Philadelphia and its suburbs, with approximately $2.2 billion in deposits and approximately $725 million in commercial and consumer loans.

   During 2000, Sovereign substantially completed its transformation by acquiring $12.3 billion of deposits, $8.0 billion of loans, and over 280 community banking offices located in Massachusetts, Rhode Island, Connecticut and New Hampshire from FleetBoston Financial Corporation and its banking affiliates in the largest federally mandated divestiture in United States banking history. Sovereign refers to this acquisition as the "New England Acquisition." Sovereign successfully completed the New England Acquisition in three phases in March, June, and July 2000 and achieved net retention of 99.8% of deposits through September 30, 2001. As a result of the New England Acquisition, Sovereign doubled its deposit base, changed the mix of loans and deposits to be more characteristic of a commercial bank, and increased the breadth and depth of senior and middle management.

Recent Developments

   On July 17, 2001, Sovereign announced the signing of a definitive agreement to acquire Main Street Bancorp, Inc. for approximately $170 million in stock and cash. Main Street is a $1.6 billion bank holding company headquartered in Reading, Pennsylvania, with 42 community banking offices serving southeastern Pennsylvania. The transaction, which is scheduled to close in the first quarter of 2002 and is expected to provide Sovereign with $1.3 billion of customer deposits and $850 million of loans, will enhance Sovereign's small business and middle market lending capabilities in the region.

                          Sovereign Capital Trust III

   Sovereign Capital Trust III, or "Sovereign Capital," is a statutory business trust created under Delaware law. Sovereign Capital's business and affairs are conducted by the property trustee, the Delaware trustee and the three individual administrative trustees, who are officers of Sovereign or Sovereign Bank. Sovereign Capital exists for the exclusive purposes of:

   o issuing the preferred securities, which represent undivided beneficial ownership interests in Sovereign Capital's assets, to the public;

   o issuing the common securities, which also represent undivided beneficial ownership interests in Sovereign Capital's assets, to Sovereign in a total liquidation amount equal to at least 3% of Sovereign Capital's total capital;

   o using the proceeds from these issuances to buy junior subordinated debentures from Sovereign;

   o maintaining Sovereign Capital's status as a grantor trust for federal income tax purposes; and

   o engaging in only those other activities necessary, advisable or incidental to the above, such as registering the transfer of preferred securities.

   The junior subordinated debentures will be the sole assets of Sovereign Capital, and the payments from Sovereign under the junior subordinated debentures will be the sole revenues of Sovereign Capital. Sovereign will own all of the common securities of Sovereign Capital.

   Sovereign Capital's principal executive offices are located at 103 Foulk Road, Suite 2000, Wilmington, Delaware 19803, and its telephone number is
(302) 654-1325.

                                  The Offering


   The following summary contains basic information about the offering. This summary may not contain all of the information that is important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus for a more complete understanding of the offering.

The issuer. . . . . . . . . . . . . . .  Sovereign Capital Trust III

The guarantor . . . . . . . . . . . . .  Sovereign Bancorp, Inc.

Securities being offered. . . . . . . .  4,000,000 preferred securities, which represent preferred undivided
                                         interests in the assets of Sovereign
                                         Capital. Those assets will consist
                                         solely of the junior subordinated
                                         debentures and payments received on
                                         the junior subordinated debentures.

                                         Sovereign Capital will sell the
                                         preferred securities to the public
                                         for cash. Sovereign Capital will use
                                         the cash to buy the junior
                                         subordinated debentures from
                                         Sovereign.

Offering price. . . . . . . . . . . . .  $25 per preferred security.

When distributions will be paid
 to you . . . . . . . . . . . . . . . .  If you purchase the preferred securities, you are entitled to
                                         receive cumulative cash distributions
                                         at a 8.75% annual rate. Distributions
                                         will accumulate from the date
                                         Sovereign Capital issues the
                                         preferred securities and will be paid
                                         quarterly on March 31, June 30,
                                         September 30 and December 31 of each
                                         year, beginning March 31, 2002. As
                                         long as the preferred securities are
                                         represented by a global security, the
                                         record date for distributions on the
                                         preferred securities will be the
                                         business day prior to the
                                         distribution date. Sovereign Capital
                                         may defer the payment of cash
                                         distributions, as described below.

When the preferred securities
 must be redeemed . . . . . . . . . . .  The junior subordinated debentures will mature and the preferred
                                         securities must be redeemed on
                                         December 31, 2031.

Redemption of the preferred
 securities before December 31,
 2031 is possible . . . . . . . . . . .  Sovereign Capital will redeem the preferred securities when the junior
                                         subordinated debentures are paid at
                                         maturity or upon any earlier
                                         redemption of the junior subordinated
                                         debentures. Sovereign may redeem all
                                         or part of the junior subordinated
                                         debentures at any time on or after
                                         January 1, 2007, subject to any
                                         required regulatory approvals. In
                                         addition, Sovereign may redeem, at
                                         any time after issuance, all of the
                                         junior subordinated debentures if:

                                         o there is a change in existing laws
                                           or regulations, or new official
                                           administrative or judicial
                                           interpretation or application of
                                           these laws and regulations, that
                                           causes the interest Sovereign pays
                                           on the junior subordinated
                                           debentures to no longer be
                                           deductible by Sovereign for federal
                                           income tax purposes;

                                         o Sovereign Capital becomes subject to
                                           federal income tax or
                                           becomes or will become subject to
                                           certain other taxes or governmental
                                           charges;

                                         o there is a change in existing laws
                                           or regulations that requires
                                           Sovereign Capital to register as an
                                           investment company; or

                                         o there is a change in the capital
                                           adequacy guidelines of Sovereign's
                                           primary federal regulator that
                                           results in the preferred securities
                                           not qualifying as Tier 1 capital.

                                         If your preferred securities are
                                         redeemed by Sovereign Capital, you
                                         will receive the liquidation amount
                                         of $25 per preferred security, plus
                                         any accrued and unpaid distributions
                                         to the date of redemption.

Sovereign has the option to extend
 the interest payment period  . . . . .  Sovereign Capital will rely solely on payments made by Sovereign under the
                                         junior subordinated debentures to pay
                                         distributions on the preferred
                                         securities. As long as Sovereign is
                                         not in default under the indenture
                                         governing the junior subordinated
                                         debentures, Sovereign may, at one or
                                         more times, defer interest payments
                                         on the junior subordinated debentures
                                         for up to 20 consecutive quarters,
                                         but not beyond December 31, 2031. If
                                         Sovereign defers interest payments on
                                         the junior subordinated debentures:

                                         o Sovereign Capital will also defer
                                           distributions on the preferred
                                           securities;

                                         o the distributions you are entitled
                                           to will accumulate; and

                                         o these accumulated distributions will
                                           earn interest at an annual rate of
                                           8.75%, compounded quarterly, until
                                           paid.

                                          At the end of any deferral period,
                                          Sovereign will pay to Sovereign
                                          Capital all accrued and unpaid
                                          interest under the junior
                                          subordinated debentures. Sovereign
                                          Capital will then pay all accumulated
                                          and unpaid distributions to you.
                                          During an extension period, Sovereign
                                          is restricted, with some exceptions,
                                          from paying dividends or
                                          distributions on its capital stock or
                                          redeeming, purchasing, acquiring or
                                          making liquidation payments with
                                          respect to its capital stock.

You will still be taxed if
 distributions on the preferred
 securities are deferred  . . . . . . .  If a deferral of payment occurs, you will still be required to recognize
                                         the deferred amounts as income for
                                         federal income tax purposes as they
                                         are accrued and in advance of
                                         receiving these amounts, even if you
                                         are a cash-basis taxpayer.

Sovereign's full and unconditional
 guarantee of payment . . . . . . . . .  As described in this prospectus supplement and the accompanying
                                         prospectus, Sovereign has made a
                                         full, irrevocable and unconditional
                                         guarantee, on a subordinated basis,
                                         of the obligations of Sovereign
                                         Capital under the preferred
                                         securities. Sovereign has guaranteed
                                         that Sovereign Capital will use its
                                         assets to pay the distributions on
                                         the preferred securities and the
                                         liquidation amount upon liquidation
                                         of Sovereign Capital. However, the
                                         guarantee does not apply when
                                         Sovereign Capital
                                         does not have sufficient funds to
                                         make the payments. If Sovereign does
                                         not make payments on the junior
                                         subordinated debentures, Sovereign
                                         Capital will not have sufficient
                                         funds to make payments on the
                                         preferred securities. In this event,
                                         your remedy is to institute a legal
                                         proceeding directly against Sovereign
                                         for enforcement of payments under the
                                         junior subordinated debentures.

Sovereign may distribute the
 junior subordinated debentures
 directly to you  . . . . . . . . . . .  Sovereign may, at any time, dissolve
                                         Sovereign Capital and distribute the
                                         junior subordinated debentures to
                                         you, subject to any required approval
                                         of Sovereign's primary federal
                                         regulator. If Sovereign distributes
                                         the junior subordinated debentures to
                                         you, Sovereign will use its best
                                         efforts to list them on a national
                                         securities exchange or comparable
                                         automated quotation system.

How the securities will rank in
 right of payment . . . . . . . . . . .  The obligations under the preferred securities, junior subordinated
                                         debentures and guarantee are
                                         unsecured and will rank as follows
                                         with regard to right of payment:

                                         o the preferred securities will rank
                                           equally with the common securities
                                           of Sovereign Capital. Sovereign
                                           Capital will pay distributions on
                                           the preferred securities and the
                                           common securities pro rata. However,
                                           if Sovereign defaults with respect
                                           to the junior subordinated
                                           debentures, then no distributions on
                                           the common securities of Sovereign
                                           Capital or shares of Sovereign's
                                           capital stock will be paid until all
                                           accumulated and unpaid distributions
                                           on the preferred securities have
                                           been paid;

                                         o Sovereign's obligations under the
                                           junior subordinated debentures and
                                           the guarantee are unsecured and
                                           generally will rank junior in
                                           priority to its existing and future
                                           senior and subordinated
                                           indebtedness; and

                                         o because Sovereign is a holding
                                           company, the junior subordinated
                                           debentures and the guarantee will
                                           effectively be subordinated to all
                                           claims of Sovereign Bank's
                                           depositors, as well as existing and
                                           future liabilities of Sovereign's
                                           subsidiaries.

Voting rights of the
 preferred securities . . . . . . . . .  Except in limited circumstances, holders of the preferred securities
                                         will have no voting rights.

Use of proceeds . . . . . . . . . . . .  Sovereign Capital will use all
                                         $100,000,000 of proceeds from the
                                         sale of the preferred securities, and
                                         all $3,092,800 it receives from
                                         Sovereign for its common securities,
                                         to purchase Sovereign's junior
                                         subordinated debentures. After
                                         Sovereign pays the expenses of this
                                         offering, Sovereign will use the net
                                         proceeds from the sale of its junior
                                         subordinated debentures to Sovereign
                                         Capital for general corporate
                                         purposes. Until such funds are used
                                         for such purpose, Sovereign may apply
                                         the net proceeds to reduce the
                                         outstanding balance under its
                                         revolving credit facility. See "Risk
                                         Factors" and "Use of Proceeds."

New York Stock Exchange
 listing  . . . . . . . . . . . . . . .  The preferred securities have been approved for listing on the New York
                                         Stock Exchange under the symbol "SOV
                                         PrA." Trading is expected to commence
                                         within 30 days after the preferred
                                         securities are first issued. You
                                         should be aware that the listing of
                                         the preferred securities will not
                                         necessarily assure that a liquid
                                         trading market will be available for
                                         the preferred securities. If
                                         Sovereign Capital distributes the
                                         junior subordinated debentures,
                                         Sovereign will use its best efforts
                                         to have the junior subordinated
                                         debentures listed on the New York
                                         Stock Exchange or any other exchange,
                                         automated quotation system or other
                                         organization on which the preferred
                                         securities are then listed.

You will not receive certificates . . .  The preferred securities will be represented by a global security that
                                         will be deposited with and registered
                                         in the name of The Depository Trust
                                         Company, New York, New York, or its
                                         nominee. As a result, you will not
                                         receive a certificate for the
                                         preferred securities, and your
                                         beneficial ownership interests will
                                         be recorded through the DTC book-
                                         entry system.

ERISA considerations. . . . . . . . . .  You should carefully consider the information set forth under "ERISA
                                         Considerations."

Risk factors. . . . . . . . . . . . . .  There are some risk factors that you should consider before purchasing any
                                         preferred securities. See "Risk
                                         Factors."

                    SELECTED CONSOLIDATED FINANCIAL DATA(1)

   The following summary sets forth unaudited selected consolidated financial data for Sovereign and its subsidiaries at and for the nine months ended September 30, 2001 and 2000 and at and for each of the years in the five-year period ended December 31, 2000. The following summary should be read in conjunction with the financial information incorporated in this prospectus supplement and the accompanying prospectus by reference to other documents. See "Where You Can Find More Information" in the accompanying prospectus.


                                 At or for the Nine Months
                                    Ended September 30,                       At or for the Year Ended December 31,
                                 -------------------------    ---------------------------------------------------------------------
                                    2001           2000          2000           1999           1998          1997           1996
                                 -----------   -----------    -----------   -----------    -----------    -----------   -----------
                                                           (Dollars in thousands, except per share data)
Balance Sheet Data:
Total assets.................    $34,993,376   $34,647,504    $33,457,797   $26,607,112    $21,913,873    $17,655,455   $15,298,690
Loans........................     20,445,556    23,046,643     21,912,245    14,288,465     11,582,770     11,634,800     9,733,834
Allowance for loan losses....       (257,109)     (242,442)      (256,356)     (132,986)      (133,802)      (116,823)      (73,847)
Investment securities........     10,290,181     6,988,731      7,293,852    10,392,263      8,502,082      5,372,713     5,012,118
Deposits and other customer
 accounts....................     23,260,136    24,470,306     24,498,917    12,012,675     12,460,022      9,536,903     8,660,684
Borrowings and long term debt      8,708,734     7,574,091      6,240,308    12,370,109      7,764,933      6,842,034     5,599,109
Stockholders' equity.........      2,151,232     1,902,170      1,948,884     1,821,495      1,204,068      1,047,795       889,751
Summary Statement of
 Operations:
Total interest income........      1,700,794     1,664,228      2,269,735     1,607,329      1,355,371      1,178,777     1,016,826
Total interest expense.......        924,171     1,063,753      1,414,924       992,673        861,759        746,695       629,860
                                 -----------   -----------    -----------   -----------    -----------    -----------   -----------
Net interest income..........        776,623       600,475        854,811       614,656        493,612        432,082       386,966
Provision for loan losses....         65,100        28,000         56,500        30,000         27,961         41,125        22,685
                                 -----------   -----------    -----------   -----------    -----------    -----------   -----------
Net interest income after
 provision for loan losses...        711,523       572,475        798,311       584,656        465,651        390,957       364,281
Other income.................        334,441        24,098        108,561       130,342        105,181         48,688        63,379
Other expenses and general
 and administrative expenses.        986,299       685,890      1,013,104       446,384        359,626        269,783       289,773
                                 -----------   -----------    -----------   -----------    -----------    -----------   -----------
Income/(loss) before income
 taxes and extraordinary item         59,665       (89,317)      (106,232)      268,614        211,206        169,862       137,887
Income tax provision.........          9,755       (51,625)       (65,215)       89,315         74,751         67,324        47,509
                                 -----------   -----------    -----------   -----------    -----------    -----------   -----------
Income/(loss) before
 extraordinary item..........         49,910       (37,692)       (41,017)      179,299        136,455        102,538        90,378
Extraordinary item (net of
 tax)........................        (6,549)        10,775         10,775            --             --             --            --
                                 -----------   -----------    -----------   -----------    -----------    -----------   -----------
Net income/(loss)(2).........    $    43,361   $   (26,917)   $   (30,242)  $   179,299    $   136,455    $   102,538   $    90,378
                                 ===========   ===========    ===========   ===========    ===========    ===========   ===========
Share Data:(3)
Common shares outstanding at
 end of period (in thousands)        246,996       226,055        226,501       225,470        159,727        141,218       134,000
Preferred shares outstanding
 at end of period (in
 thousands)..................             --            --             --            --             --          1,996         2,000
Basic net income/(loss) per
 share(2)
 Income/(loss) before
  extraordinary item.........    $      0.20   $     (0.17)   $     (0.18)  $      1.02    $      0.88    $      0.70   $      0.63
 Net income/(loss)...........           0.17         (0.12)         (0.13)         1.02           0.88           0.70          0.63
Diluted net income/(loss) per
 share(2)
 Income/(loss) before
  extraordinary item.........           0.20         (0.17)         (0.18)         1.01           0.85           0.66          0.59
 Net income/(loss)...........           0.17         (0.12)         (0.13)         1.01           0.85           0.66          0.59
Book value per share at end
 of period(4)................           8.71          8.41           8.60          8.08           7.54           7.42          6.64
Common share price at end of
 period......................           9.50          9.25           8.13          7.45          14.25          17.31          9.13
Dividends declared per common
 share.......................           0.075         0.075          0.10          0.10           0.08           0.15          0.18
Selected Financial Ratios:
Dividend payout ratios(5)....          44.12%           __(6)          --(6)       9.90%          9.53%         22.11%        30.39%
Return on average assets.....           0.17%           __(6)          --(6)       0.75%          0.70%          0.63%         0.63%
Return on average equity.....           2.76%           __(6)          --(6)      13.20%         12.42%         10.92%        10.34%
Average equity to average
 assets......................           6.14%         5.89%          5.83%         5.67%          5.60%          5.75%         6.14%
Net interest margin..........           3.55%         2.93%          3.06%         2.86%          2.79%          2.79%         2.86%
Allowance for loan losses as
 a percentage of total
 nonperforming loans.........         134.38%       185.88%        143.05%       167.98%        133.67%        122.07%        73.30%
Allowance for loan losses as
 a percentage of total loans.           1.26%         1.05%          1.17%         0.93%          1.16%          1.00%         0.76%
Net charge offs to average
 total loans.................           0.41%         0.33%          0.35%         0.29%          0.30%          0.18%         0.19%
Nonperforming assets as a
 percentage of total loans
 and other real estate owned.           1.00%         0.59%          0.85%         0.59%          1.00%          0.92%         1.22%
Tier 1 leverage ratio........           3.73%         3.01%          3.09%         7.26%          4.14%          5.89%         5.40%

(1) All financial highlights have been restated to reflect all acquisitions which have been accounted for under the pooling-of-interests method of accounting.

(2) The results for the years ended 2000, 1999, 1998 and 1997 include merger-related, integration charges and other special charges of $270 million, $23 million, $34 million and $37 million, after tax, respectively.

(3) All per share data have been adjusted to reflect all stock dividends and stock splits.

(4) Book value is calculated using equity divided by common shares outstanding at end of period.

(5) The dividend payout ratio is calculated by dividing dividends declared per common share by diluted net income per common share.

(6) These ratios for 2000 are not meaningful due to the net loss recognized by Sovereign for the nine months ended September 30, 2000 and for the year ended December 31, 2000.

                                  RISK FACTORS


   An investment in the preferred securities involves a number of risks. Some of these risks relate to the preferred securities and others relate to Sovereign and the financial services industry generally. You should carefully read all of the information contained in this prospectus supplement and the accompanying prospectus. In addition, you should consider carefully the following factors in evaluating an investment in Sovereign Capital before you purchase the preferred securities.

   Because Sovereign Capital will rely on the payments it receives from Sovereign on the junior subordinated debentures to fund all payments on the preferred securities, and because Sovereign Capital may distribute the junior subordinated debentures in exchange for the preferred securities, purchasers of the preferred securities are making an investment decision that relates to the junior subordinated debentures being issued by Sovereign as well as the preferred securities. You should carefully review the information in this prospectus supplement and the accompanying prospectus about the preferred securities, the junior subordinated debentures and Sovereign's guarantee.

Risks Related to an Investment in the Preferred Securities

   If Sovereign does not make interest payments on the junior subordinated debentures, Sovereign Capital will be unable to pay distributions and liquidation amounts on the preferred securities. Sovereign's guarantee will not apply because the guarantee covers payments only if Sovereign Capital has funds available.

   Sovereign Capital will depend solely on Sovereign's payments on the junior subordinated debentures to pay amounts due to you as quarterly distributions and the liquidation amounts on the preferred securities at maturity or upon earlier redemption. If Sovereign defaults on its obligation to pay the principal or interest on the junior subordinated debentures, Sovereign Capital will not have sufficient funds to pay distributions or the liquidation amount on the preferred securities. In that case, you will not be able to rely on the guarantee for payment of these amounts because the guarantee only applies if Sovereign Capital has sufficient funds to make distributions on or to pay the liquidation amount of the preferred securities. Instead, you or the property trustee will have to institute a direct action against Sovereign to enforce the property trustee's rights under the indenture relating to the junior subordinated debentures.

   To the extent Sovereign must rely on dividends from its subsidiaries to make interest payments on the junior subordinated debentures to Sovereign Capital, Sovereign's available cash flow may be restricted and distributions may be deferred.

   Sovereign is a holding company and substantially all of Sovereign's assets are held by its direct and indirect subsidiaries. Sovereign's ability to make payments on the junior subordinated debentures when due will depend primarily on available cash resources at Sovereign and dividends from Sovereign's direct and indirect subsidiaries, including Sovereign Bank. Dividend payments or extensions of credit from Sovereign Bank are subject to regulatory limitations, generally based on capital levels and current and retained earnings. See " --Sovereign's holding company structure also restricts the ability of Sovereign Bank to provide funds to Sovereign and to pay dividends and make debt payments."

   The junior subordinated debentures and the guarantee will rank junior to most future indebtedness, and Sovereign's holding company structure effectively subordinates any claims against it to those of Sovereign's subsidiaries' creditors.

   Sovereign's obligations under the junior subordinated debentures and the guarantee are unsecured and subordinated and will rank junior in priority of payment to any future senior indebtedness, and are likely to rank junior in priority of payment to any future subordinated indebtedness. The issuance of the junior subordinated debentures and the preferred securities does not limit Sovereign's ability or the ability of its subsidiaries to incur additional indebtedness, guarantees or other liabilities.

   Because Sovereign is a holding company, the creditors of its subsidiaries, including depositors of Sovereign Bank, also will have priority over holders of the preferred securities in any distribution of its subsidiaries' assets in liquidation, reorganization or otherwise. Accordingly, the junior subordinated debentures and the guarantee will be effectively subordinated to all existing and future liabilities of Sovereign's direct and indirect subsidiaries, and you should look only to Sovereign's assets for payments on the preferred securities and the junior subordinated debentures.

   Sovereign may defer interest payments on the junior subordinated debentures for substantial periods, which could have adverse consequences for you.

   Sovereign may, at one or more times, defer interest payments on the junior subordinated debentures for up to 20 consecutive quarters. If Sovereign defers interest payments on the junior subordinated debentures, Sovereign Capital will defer distributions on the preferred securities during any deferral period. During a deferral period, you will be required to recognize as income for federal income tax purposes the amount approximately equal to the interest that accrues, even though you will not receive these amounts until a later date.

   You will also not receive the cash related to any accrued and unpaid interest from Sovereign Capital if you sell the preferred securities before the end of any deferral period. During a deferral period, accrued but unpaid distributions will increase your tax basis in the preferred securities. If you sell the preferred securities during a deferral period, your increased tax basis will decrease the amount of any capital gain or increase the amount of any capital loss that you may have otherwise realized on the sale. A capital loss, except in certain limited circumstances, cannot be applied to offset ordinary income. As a result, deferral of distributions could result in ordinary income, and a related tax liability for the holder, and a capital loss that may only be used to offset a capital gain.

   Sovereign does not currently intend to exercise its right to defer interest payments on the junior subordinated debentures. However, in the event of a deferral period, the market price of the preferred securities would likely be adversely affected. The preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the junior subordinated debentures. If you sell the preferred securities during a deferral period, you may not receive the same return on investment as someone who continues to hold the preferred securities. Due to Sovereign's right to defer interest payments, the market price of the preferred securities may be more volatile than the market prices of other securities without the deferral feature.

   Regulators may prevent Sovereign from making distributions on the junior subordinated debentures in the event Sovereign's regulatory capital, liquidity or financial performance deteriorates.

   Sovereign and its subsidiaries are subject to extensive regulation and supervision. Sovereign's regulators monitor its financial condition on a periodic basis and may impose limitations on its operations and business activities under various circumstances. Sovereign's regulators may require it to obtain their consent prior to paying dividends on its capital stock or interest on the junior subordinated debentures. If Sovereign's regulators withhold their consent to Sovereign's payment of interest on the junior subordinated debentures, Sovereign would exercise its right to defer interest payments on the junior subordinated debentures, and Sovereign Capital would not have funds available to make distributions on the preferred securities during the deferral period. This action by Sovereign's regulators may or may not be taken in conjunction with similar restrictions on the ability of Sovereign's subsidiaries to pay dividends to Sovereign. See "--To the extent Sovereign must rely on dividends from its subsidiaries to make interest payments on the junior subordinated debentures to Sovereign Capital, Sovereign's available cash flow may be restricted and distributions may be deferred." The commencement of a deferral period with respect to interest on the junior subordinated debentures and, accordingly, distributions on the preferred securities, would likely cause the market price of the preferred securities to decline. See "--Sovereign may defer interest payments on the junior subordinated debentures for substantial periods, which could have adverse consequences for you."

   Sovereign has made only limited covenants in the indenture, which may not protect your investment in the event Sovereign experiences significant adverse changes in Sovereign's financial condition or results of operations.

   The indenture governing the junior subordinated debentures does not require Sovereign to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity, and therefore does not protect holders of the junior subordinated debentures or the preferred securities in the event Sovereign experiences significant adverse changes in its financial condition or results of operations. The indenture does not limit Sovereign's ability or the ability of any subsidiary to incur additional indebtedness that is senior or equal in right of payment to the junior subordinated debentures. Therefore, you should not consider the provisions of the indenture as a significant factor in evaluating whether Sovereign will be able to comply with its obligations under the junior subordinated debentures or the guarantee.

   In the event Sovereign redeems the junior subordinated debentures before December 31, 2031, you may not be able to reinvest your principal at the same or a higher rate of return.

   Under the following circumstances, Sovereign may redeem the junior subordinated debentures before their stated maturity:

   o Sovereign may redeem the junior subordinated debentures, in whole or in part, at any time on or after January 1, 2007, subject to any required regulatory approvals.

   o Sovereign may redeem the junior subordinated debentures in whole, but not in part, within 180 days after certain occurrences at any time during the life of Sovereign Capital. These occurrences include, among other things, adverse tax, investment company or bank regulatory developments. See "Description of the Junior Subordinated Debentures--Optional Redemption."

   You should assume that Sovereign will exercise its redemption option if it is able to obtain capital at a lower cost than it must pay on the junior subordinated debentures or if it is otherwise in Sovereign's interest to redeem the junior subordinated debentures. If the junior subordinated debentures are redeemed, Sovereign Capital must redeem preferred securities having an aggregate liquidation amount equal to the aggregate principal amount of junior subordinated debentures redeemed, and you may be required to reinvest your principal at a time when you may not be able to earn a return that is as high as you were earning on the preferred securities.

   Sovereign can distribute the junior subordinated debentures to you, which may have adverse tax consequences for you and which may adversely affect the market price of the preferred securities prior to such distribution.

   Sovereign Capital may be dissolved at any time before maturity of the junior subordinated debentures on December 31, 2031. If that occurs, the trustees will distribute the junior subordinated debentures to you. Sovereign cannot predict the market prices for the junior subordinated debentures that would be distributed in exchange for preferred securities upon liquidation of Sovereign Capital. The preferred securities, or the junior subordinated debentures that you may receive if Sovereign Capital is liquidated, may trade at a discount to the price that you paid to purchase the preferred securities. Because you may receive junior subordinated debentures, your investment decision with regard to the preferred securities will also be an investment decision with regard to the junior subordinated debentures. You should carefully review all of the information contained in this prospectus supplement and the accompanying prospectus regarding the junior subordinated debentures.

   Under current interpretations of United States federal income tax laws supporting classification of Sovereign Capital as a grantor trust for tax purposes, a distribution of the junior subordinated debentures to you upon the dissolution of Sovereign Capital would not be a taxable event to you. Nevertheless, if Sovereign Capital is classified for United States federal income tax purposes as an association taxable as a corporation at the time it is dissolved, the distribution of the junior subordinated debentures would be a taxable event to you. In addition, if there is a change in law, a distribution of junior subordinated debentures upon the dissolution of Sovereign Capital could be a taxable event to you.

   You are subject to repayment risk because possible tax law changes could result in a redemption of the preferred securities.

   Future legislation may be enacted that could adversely affect Sovereign's ability to deduct its interest payments on the junior subordinated debentures for federal income tax purposes, making redemption of the junior subordinated debentures likely and resulting in a redemption of the preferred securities.

   From time to time, Congress has proposed federal income tax law changes that would, among other things, generally deny interest deductions to a corporate issuer if the debt instrument has a term exceeding 15 years and if the debt instrument is not reflected as indebtedness on the issuer's consolidated balance sheet. Other proposed tax law changes would have denied interest deductions if the debt instrument had a term exceeding 20 years. These proposals were not enacted into law. Although it is impossible to predict whether future proposals of this nature will be introduced and enacted with application to already issued and outstanding securities, in the future Sovereign could be precluded from deducting interest on the junior subordinated debentures in this event. Enactment of this type of proposal might in turn give rise to a tax event as described under "Description of the Junior Subordinated Debentures--Optional Redemption."

   Trading characteristics of the preferred securities may create adverse tax consequences for you.

   The preferred securities may trade at a price that does not reflect the value of accrued but unpaid interest on the underlying junior subordinated debentures. If you dispose of your preferred securities between record dates for payments on the preferred securities, you may have adverse tax consequences. Under these circumstances, you will be required to include accrued but unpaid interest on the junior subordinated debentures allocable to the preferred securities through the date of disposition in your income as ordinary income if you use the accrual method of accounting or if this interest represents original issue discount.

   If interest on the junior subordinated debentures is included in income under the original issue discount provisions, you would add this amount to your adjusted tax basis in your share of the underlying junior subordinated debentures deemed sold. If your selling price is less than your adjusted tax basis, which will include all accrued but unpaid original issue discount interest included in your income, you could recognize a capital loss, which, subject to limited exceptions, cannot be applied to offset ordinary income for federal income tax purposes. See "United States Federal Income Taxation" for more information on possible adverse tax consequences to you.

   There is no current public market for the preferred securities, and their market price may decline after you invest.

   There is currently no public market for the preferred securities. Although the preferred securities have been approved for listing on the New York Stock Exchange, there is no guarantee that an active or liquid trading market will develop for the preferred securities or that the preferred securities will continue to be listed on the New York Stock Exchange. If an active trading market does not develop, the market price and liquidity of the preferred securities will be adversely affected. Even if an active public market does develop, there is no guarantee that the market price for the preferred securities will equal or exceed the price you pay for the preferred securities.

   Future trading prices of the preferred securities may be subject to significant fluctuations in response to prevailing interest rates, Sovereign's future operating results and financial condition, the market for similar securities and general economic and market conditions. The initial public offering price of the preferred securities has been set at the liquidation amount of the preferred securities and may be greater than the market price following the offering.

   The market price for the preferred securities, or the junior subordinated debentures that you may receive in a distribution, is also likely to decline during any period that Sovereign is deferring interest payments on the junior subordinated debentures.

   You must rely on the property trustee to enforce your rights if there is an event of default under the indenture.

   You may not be able to directly enforce your rights against Sovereign if an event of default under the indenture occurs. If an event of default under the indenture occurs and is continuing, this event will also be an event of default under the preferred securities. In that case, you must rely on the enforcement by the property trustee of its rights as holder of the junior subordinated debentures against Sovereign. The holders of a majority in liquidation amount of the preferred securities will have the right to direct the property trustee to enforce its rights. If the property trustee does not enforce its rights following an event of default and a request by the record holders to do so, any record holder may, to the extent permitted by applicable law, take action directly against Sovereign to enforce the property trustee's rights. If an event of default occurs under the preferred securities that is attributable to Sovereign's failure to pay interest or principal on the junior subordinated debentures, or if Sovereign defaults under the guarantee, you may proceed directly against Sovereign. You will not be able to exercise directly any other remedies available to the holders of the junior subordinated debentures unless the property trustee fails to do so.

   As a holder of preferred securities you have limited voting rights, and Sovereign can amend the amended and restated declaration of trust governing Sovereign Capital to change the terms and conditions of the administration, operation and management of Sovereign Capital without your consent.

   Holders of preferred securities have limited voting rights. Sovereign can, without your consent, make certain amendments to the amended and restated declaration of trust governing Sovereign Capital, or the "declaration." Your voting rights pertain primarily to certain amendments to the declaration and not to the administration, operation or management of Sovereign Capital. In general, only Sovereign can replace or remove any of the trustees. However, if an event of default under the declaration occurs and is continuing, the holders of at least a majority in aggregate liquidation amount of the preferred securities may replace the property trustee and the Delaware trustee. In certain circumstances, with the consent of the holders of a majority in aggregate liquidation amount of the preferred securities, Sovereign may amend the declaration to ensure that Sovereign Capital remains classified for federal income tax purposes as a grantor trust and to ensure that Sovereign Capital retains its exemption from status as an "investment company" under the Investment Company Act, even if such amendment adversely affects your rights as a holder of preferred securities. For more information regarding limitation on your ability to control amendments to the declaration, see "Description of the Preferred Securities--Voting Rights"; "--Modification of the Declaration."

Risks Related to Sovereign

   A deterioration in Sovereign Bank's financial condition, results of operations or cash flow could adversely affect Sovereign's ability to pay principal or interest on its indebtedness and dividends on its common or preferred stock.

   In recent years, Sovereign has incurred a significant amount of debt at the holding company level in order to provide the capital necessary to support, in substantial part, its acquisition strategy. Sovereign's primary source of cash to make payments on its debt or to pay dividends to its shareholders is dividends and other distributions from Sovereign Bank, which are limited, among other things, by the level of Sovereign Bank's capital, liquidity, earnings and related regulatory capital and other requirements.

   A significant deterioration in Sovereign Bank's financial condition, earnings or cash flow, as a result of an economic downturn and a corresponding decrease in credit quality or otherwise, could limit Sovereign Bank's ability to pay cash dividends to Sovereign, which, in turn, would limit Sovereign's ability to service its indebtedness and trust preferred expense or to pay dividends on its equity securities.

   There is also the potential for an economic downturn, market disruptions and other effects resulting from terrorist attacks in the United States or on United States interests, or those of its allies, abroad, and actions by the United States and other foreign governments in response thereto, any of which could adversely affect Sovereign Bank's financial condition, results of operations and cash flow.

   Sovereign's holding company structure also restricts the ability of Sovereign Bank to provide funds to Sovereign and to pay dividends and make debt payments.

   Federal banking laws, regulations and policies also limit Sovereign Bank's ability to pay dividends and make other distributions to Sovereign. Sovereign Bank must obtain prior approval from the Office of Thrift Supervision, or the "OTS," to declare a dividend or make any other capital distribution if, after such dividend or distribution:

   o Sovereign Bank's total distributions to Sovereign within that calendar year would exceed 100% of Sovereign Bank's net income during the year plus retained net income for the prior two years;

   o Sovereign Bank would not meet capital levels imposed by the OTS in connection with any order, including the OTS order applicable to the New England Acquisition, as amended (the "OTS Order"); or

   o if Sovereign Bank is not adequately capitalized at the time.

   In addition, prior approval of the OTS would be required if Sovereign Bank's examination or Community Reinvestment Act ratings fall below certain levels or Sovereign Bank is notified by the OTS that it is a problem association or an association in troubled condition. Also, even if prior OTS approval is not required, Sovereign Bank must give the OTS 30 days prior notice of the declaration of any dividend to Sovereign. The OTS may deny an application for approval for any capital distribution that it determines would constitute an unsafe or unsound practice. In addition, as a holding company, Sovereign's rights and the rights of its creditors to participate in the assets of Sovereign Bank upon any liquidation, receivership or reorganization will be subject to the prior claims of Sovereign Bank's creditors, including Sovereign Bank's depositors. Thus, a significant deterioration of Sovereign Bank's capital, earnings or cash flow could limit or prevent Sovereign Bank from paying cash dividends to Sovereign which, in turn, would limit Sovereign's ability to service its indebtedness, pay trust preferred expense or pay dividends on its equity securities.

   Sovereign's indebtedness may limit its operating flexibility and ability to pay dividends.

   Sovereign's indebtedness at the holding company level could adversely impact Sovereign's ability to meet regulatory requirements and to provide capital to Sovereign Bank to meet Sovereign Bank's regulatory requirements, respond to economic downturns or cushion a deterioration in Sovereign Bank's operating results. In addition, certain covenants related to the debt Sovereign has incurred impose material restrictions on it. These restrictions may limit Sovereign in engaging in certain transactions, including the following:

   o certain types of mergers or consolidations;

   o paying dividends or other distributions to its shareholders;

   o making investments;

   o selling assets;

   o repurchasing its common stock;

   o borrowing additional money;

   o transactions with affiliates; and

   o granting liens.

   These restrictions could limit Sovereign's ability to incur additional debt to provide capital to support Sovereign Bank, repurchase stock, refinance or pay principal or interest on Sovereign's outstanding debt, consummate acquisitions for cash or debt or react to changes in Sovereign's operating environment. Sovereign's syndicated credit facility also requires Sovereign to observe a number of financial covenants, the breach of which, absent waiver or amendment, could have a material adverse effect on Sovereign, and is secured by a pledge of Sovereign Bank's stock. This means that Sovereign's ability to pledge the stock of Sovereign Bank to secure other obligations is limited.

   An economic downturn may lead to a deterioration in Sovereign's asset quality and adversely affect its earnings and cash flow.

   Sovereign's business faces various material risks, including credit risk and the risk that the demand for Sovereign's products will decrease. In a recession or other economic downturn, these risks would probably become more acute. In an economic downturn, Sovereign's credit risk and litigation expense will increase. Also, decreases in consumer confidence, real estate values, interest rates and investment returns, usually associated with a downturn, could combine to make the types of loans Sovereign originates less profitable.

   Changing interest rates may adversely affect Sovereign's profits.

   To be profitable, Sovereign must earn more money from interest on loans and investments it makes than the interest it pays to its depositors and lenders and the amount necessary to cover the cost of its operations. If interest rates decrease, Sovereign's net interest income could be negatively affected if interest earned on interest-earning assets, such as loans, mortgage-related securities, and other investment securities decreases more quickly than interest paid on interest-bearing liabilities, such as deposits and borrowings. This would cause Sovereign's net income to go down. In addition, if interest rates decline, Sovereign's loans and investments may be prepaid earlier than expected, which may also lower its income. Rising interest rates may hurt Sovereign's income because they may reduce the demand for loans and the value of Sovereign's investment securities. Interest rates do and will continue to fluctuate, and Sovereign cannot predict future Federal Reserve Board actions or other factors that will cause rates to change.

   Sovereign experiences intense competition for loans and deposits.

   Competition among financial institutions in attracting and retaining deposits and making loans is intense. Traditionally, Sovereign's most direct competition for deposits has come from commercial banks, savings and loan associations and credit unions doing business in Sovereign's areas of operation. Recently, Sovereign has experienced increasing competition for deposits from nonbanking sources, such as money market mutual funds and corporate and government debt securities. Competition for loans comes primarily from commercial banks, savings and loan associations, consumer finance companies, insurance companies and other institutional lenders. Sovereign competes primarily on the basis of products offered, customer service and price. A number of institutions with which Sovereign competes have greater assets and capital than Sovereign does and, thus, are better able to compete on the basis of price than Sovereign.

   Sovereign is subject to substantial regulation which could adversely affect its business and operations.

   As a financial institution, Sovereign is subject to extensive regulation, which materially affects its business. Statutes, regulations and policies to which Sovereign and Sovereign Bank are subject may be changed at any time, and the interpretation and the application of these laws and regulations by Sovereign's regulators is also subject to change. There can be no assurance that future changes in regulations or in their interpretation or application will not adversely affect Sovereign. The OTS Order contains conditions which require Sovereign to meet and maintain various capital ratios and liquidity at both the holding company and bank levels. Failure to meet these requirements could have a material adverse effect on Sovereign and Sovereign Bank, absent waiver or amendment.

   In the past, Congress has considered legislation in various forms which would require savings and loan associations, such as Sovereign Bank, to convert their charters to national bank charters. In the absence of applicable "grandfathering" or "phase in" provisions, legislation eliminating Sovereign Bank's charter would have a material adverse effect on Sovereign and Sovereign Bank because, among other things, the regulatory capital requirements for bank holding companies and savings and loan holding companies are different. In addition, recent legislative proposals contemplate a transfer of jurisdiction over holding companies of savings and loan associations from the OTS to the Federal Reserve Board, which could elect to impose bank holding company regulations on Sovereign. If Sovereign were presently subject to the regulations governing bank holding companies, Sovereign would not meet applicable capital requirements and, as a result, Sovereign would be required to raise additional equity or reduce the size of Sovereign Bank on terms that may not be economically advantageous. In addition, Sovereign's ability to engage in nonbanking activities in the future would be materially curtailed. Sovereign cannot determine if, when, or in what form such legislation may eventually be enacted. The regulatory agencies having jurisdiction over banks and thrifts have under consideration a number of possible rulemaking initiatives which impact on bank and thrift and bank and thrift holding company capital requirements. Adoption of one or more of these proposed rules could have an adverse effect on Sovereign and Sovereign Bank.

   Existing federal regulations limit Sovereign's ability to increase its commercial loans. Sovereign is required to maintain 65% of its assets in residential mortgage loans and certain other loans, including small business loans. Sovereign also cannot have more than 10% of its assets in large commercial loans that are not secured by real estate, more than 10% in small business loans, or more than four times its capital in commercial real estate loans. A small business loan is one with an original loan amount of less that $1 million, and a large commercial loan is a loan with an original loan amount of $1 million or more. Because commercial loans generally yield interest income which is higher than residential mortgage loans, the amount of Sovereign's interest income could be adversely affected by these provisions. If the growth of Sovereign's commercial loan portfolio continues at its current rate, Sovereign may exceed these regulatory limitations, requiring it either to reduce the size of its commercial loan portfolio or take other actions which may adversely affect its net interest income.

   Commercial lending could adversely affect Sovereign's credit quality and operating results.

   Commercial loans present a higher degree of credit risk than residential mortgage loans and result in a higher level of charge-offs and loan loss reserves. Sovereign's commercial loan portfolio as a percentage of total loans has grown from 7.9% at December 31, 1994 to 39.1% at September 30, 2001. A downturn in the national economy or in one or more of the regional economies Sovereign serves could have a material adverse effect on its credit quality and litigation expense, and therefore its earnings.

                           FORWARD-LOOKING STATEMENTS


   The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of Sovereign and Sovereign Capital. Some of the disclosure in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference, including any statements preceded by, followed by or which include the words "may," "could," "should," "pro forma," "looking forward," "will," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan," "strive," "hopefully," "try," "assume" or similar expressions constitute forward-looking statements.

   These forward-looking statements, implicitly and explicitly, include the assumptions underlying the statements and other information with respect to the beliefs, plans, objectives, goals, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business of Sovereign and Sovereign Capital, including expectations and estimates with respect to Sovereign's:

   o growth in cash earnings, operating earnings, net income, shareholder value and internal tangible equity generation;

   o growth in earnings per share;

   o return on equity;

   o return on assets;

   o efficiency ratio;

   o Tier 1 leverage ratio;

   o annualized net charge-offs and other asset quality measures;

   o fee income as a percentage of total revenue;

   o ratio of tangible equity to assets;

   o book value and tangible book value per share; and

   o loan and deposit portfolio compositions, employee retention, deposit retention, asset quality and reserve adequacy.

   Although Sovereign and Sovereign Capital believe that the expectations reflected in these forward-looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors (some of which are beyond the control of Sovereign and Sovereign Capital). The following factors, among others, could cause Sovereign's financial performance to differ materially from its goals, plans, objectives, intentions, expectations and other forward-looking statements:

   o the strength of the United States economy in general and the strength of the regional and local economies in which Sovereign conducts operations;

   o the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

   o inflation, interest rate, market and monetary fluctuations;

   o Sovereign's ability to successfully integrate any assets, liabilities, customers, systems and management personnel Sovereign acquires into its operations and its ability to realize related revenue synergies and cost savings within expected time frames;

   o Sovereign's timely development of competitive new products and services in a changing environment and the acceptance of such products and services by customers;

   o the willingness of customers to substitute competitors' products and services and vice versa;

   o the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, capital, liquidity, proper accounting treatment, securities and insurance, and the application thereof by regulatory bodies and the impact of changes in generally accepted accounting principles;

   o technological changes;

   o changes in consumer spending and savings habits;

   o terrorist attacks in the United States or upon United States interests abroad, or armed conflicts relating to these attacks;

   o regulatory or judicial proceedings;

   o changes in asset quality; and

   o Sovereign's success in managing the risks involved in the foregoing.

   If one or more of the factors affecting Sovereign's forward-looking information and statements proves incorrect, then its actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this prospectus supplement and the accompanying prospectus. Therefore, Sovereign and Sovereign Capital caution you not to place undue reliance on any forward-looking information and statements.

   Neither Sovereign nor Sovereign Capital intends to update any forward-looking information and statements, whether written or oral, to reflect any change. All forward-looking statements attributable to Sovereign or Sovereign Capital are expressly qualified by these cautionary statements.

   Operating earnings, cash earnings and core revenue, which are included and defined in certain documents incorporated herein by reference, and the related ratios using these measures are not a substitute for other financial measures determined in accordance with generally accepted accounting principles. Because all companies do not calculate these measures in the same fashion, these measures as presented may not be comparable to other similarly titled measures of other companies.

                               SOVEREIGN CAPITAL


   This section supplements and, to the extent it is inconsistent with, replaces the section entitled "The Trusts" in the accompanying prospectus.

   Sovereign Capital is a statutory business trust formed under Delaware law pursuant to:

   o a declaration of trust, dated as of September 8, 1999, executed by Sovereign, as sponsor, and the trustees of Sovereign Capital, and

   o the filing of a certificate of trust with the Secretary of State of the State of Delaware on September 10, 1999, as amended.

   The declaration of trust will be amended and restated in its entirety. The declaration has been qualified as an indenture under the Trust Indenture Act of 1939, as amended.

   Sovereign Capital exists for the exclusive purposes of:

   o issuing the preferred securities, which represent undivided beneficial ownership interests in Sovereign Capital's assets, to the public;

   o issuing the common securities, which also represent undivided beneficial ownership interests in Sovereign Capital's assets, to Sovereign in a total liquidation amount equal to at least 3% of Sovereign Capital's total capital;

   o using the proceeds from these issuances to buy junior subordinated debentures from Sovereign;

   o maintaining Sovereign Capital's status as a grantor trust for federal income tax purposes; and

   o engaging in only those other activities necessary, advisable or incidental to the above, such as registering the transfer of preferred securities.

   The purchasers in this offering will own all of the preferred securities. See "Description of the Preferred Securities--Book-Entry Only Issuance--The Depository Trust Company." Sovereign will directly or indirectly acquire common securities in an aggregate liquidation amount equal to at least 3% of the total capital of Sovereign Capital.

   Pursuant to the declaration, the number of Sovereign Capital trustees will initially be five. Sovereign, as the direct or indirect holder of all the common securities, will generally have the right to appoint, remove or replace any Sovereign Capital trustee and to increase or decrease the number of Sovereign Capital trustees. Three of Sovereign Capital's trustees, the "administrative trustees," will be persons who are employees or officers of, or who are otherwise affiliated with, Sovereign. The fourth trustee will be a financial institution that is unaffiliated with Sovereign which will serve as property trustee under the declaration and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act, the "property trustee." Initially, The Bank of New York will be the property trustee until removed or replaced by the holder of the common securities. For purposes of compliance with the provisions of the Trust Indenture Act, The Bank of New York will act as trustee under the guarantee, the "guarantee trustee." The fifth trustee will be an entity that maintains its principal place of business in the state of Delaware, the "Delaware Trustee." Initially, The Bank of New York (Delaware), an affiliate of the institutional trustee, will act as Delaware trustee. BNY Midwest Trust Company will act as trustee under the indenture which governs the junior subordinated debentures, the "debt trustee."

   The property trustee will hold title to the junior subordinated debentures for the benefit of the holders of Sovereign Capital securities and will have the power to exercise all rights, powers and privileges under the indenture as the holder of the junior subordinated debentures. In addition, the property trustee will maintain exclusive control of a segregated non-interest bearing bank account to hold all payments made in respect of the junior subordinated debentures for the benefit of the holders of Sovereign Capital securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of Sovereign Capital securities out of funds from that account.

   The guarantee trustee will hold the guarantee for the benefit of the holders of the preferred securities.

   Sovereign will pay all fees and expenses related to Sovereign Capital and the offering of Sovereign Capital securities. See "Description of the Junior Subordinated Debentures--Miscellaneous."

                                 CAPITALIZATION


   The following table sets forth Sovereign's consolidated capitalization at September 30, 2001, and as adjusted to give effect to the sale of the preferred securities and Sovereign's use of the estimated net proceeds from such sale. The table should be read in conjunction with Sovereign's consolidated financial statements and the accompanying notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                        At September 30, 2001
                                                     ---------------------------
                                                       Actual     As Adjusted(1)
                                                     ----------   --------------
                                                       (dollars in thousands)
Long-Term Debt
  Senior credit facility.........................    $  350,000     $  350,000
  8.625% senior notes............................       174,839        174,839
  10.25% senior notes............................       200,000        200,000
  10.50% senior notes............................       500,000        500,000
  8.00% subordinated medium-term notes...........        49,973         49,973
  8.50% subordinated debt........................        19,995         19,995
                                                     ----------     ----------
   Total long-term debt..........................     1,294,807      1,294,807
Mandatorily redeemable capital securities
  ("Trust Preferred Securities") and other
  minority interest in subsidiaries..............       466,323        562,873
Stockholders' Equity
  Preferred stock; 7,500,000 shares authorized;
   none issued and outstanding...................            --             --
  Common stock, no par value; 400,000,000 shares
   authorized; 252,216,461 shares issued.........     1,413,335      1,413,335
  Warrants.......................................        91,500         91,500
  Unallocated common stock held by ESOP;
   4,547,708 shares..............................       (33,009)       (33,009)
  Treasury stock, at cost; 112,833 shares........          (558)          (558)
  Restricted stock, at cost; 559,791 shares......        (6,272)        (6,272)
  Accumulated other comprehensive income.........       (12,181)       (12,181)
  Retained earnings..............................       698,417        698,417
                                                     ----------     ----------
   Total stockholders' equity....................     2,151,232      2,151,232
                                                     ----------     ----------
   Total capitalization..........................    $3,912,362     $4,008,912
                                                     ==========     ==========
_______________________

(1) As adjusted to give effect to the sale of the preferred securities. Proceeds are net of estimated underwriting commissions and fees and expenses of the offering of the preferred securities of approximately $3.45 million.

   Federal law requires institutions regulated by the OTS to have a minimum leverage capital ratio equal to 3% of tangible assets and 4% of risk-adjusted assets, and a risk-based capital ratio equal to 8%. Federal law also requires OTS regulated institutions to have a minimum tangible capital equal to 2% of total tangible assets. The OTS Order requires Sovereign Bank to be "well capitalized" and also to meet certain other capital ratio requirements and other conditions. Various agreements with Sovereign's lenders also require it to cause Sovereign Bank to be "well capitalized" at all times and in compliance with all regulatory requirements. To be "well capitalized," Sovereign Bank must maintain a leverage ratio of at least 5%, a Tier 1 risk-based capital ratio of 6% and total risk-based capital of 10%. As of September 30, 2001, Sovereign Bank was classified as "well capitalized" and was in compliance with the conditions and capital requirements discussed above. Management expects that Sovereign Bank will continue to be classified as "well capitalized" and in compliance with such capital requirements and conditions. Although OTS capital regulations do not apply to savings and loan holding companies, the OTS Order requires Sovereign to maintain certain Tier 1 capital levels. Sovereign is presently in compliance with this requirement and expects to remain as such.

                                USE OF PROCEEDS


   Sovereign Capital will use the proceeds from the sale of the preferred and common securities to purchase the junior subordinated debentures from Sovereign. Sovereign estimates that the net proceeds from the sale of the junior subordinated debentures will be approximately $96.55 million after Sovereign pays the underwriting discounts and expenses relating to the sale of the preferred securities offered hereby. Sovereign will use the net proceeds from the sale of its junior subordinated debentures for general corporate purposes. Until such funds are used for such purpose, Sovereign may apply the net proceeds to repay outstanding borrowings under its revolving credit facility, which amounts may be reborrowed at any time.

                       RATIO OF EARNINGS TO FIXED CHARGES

   Sovereign's ratio of earnings to fixed charges is computed by dividing earnings by fixed charges on a consolidated basis. Sovereign's ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing earnings by the sum of fixed charges and preferred stock dividend requirements. Earnings consist primarily of income before income taxes adjusted for fixed charges. Fixed charges consist primarily of interest expense on short-term and long-term borrowings.


                                                                                                   Year Ended December 31,
                                                                     Nine Months Ended    -----------------------------------------
                                                                    September 30, 2001    2000(1)    1999     1998    1997     1996
                                                                    ------------------    -------   -----    -----    -----   -----
Ratio of Earnings to Fixed Charges
   Excluding interest on deposits ...............................          1.14x            --      1.47x    1.49x    1.44x   1.49x
   Including interest on deposits ...............................          1.06x            --      1.27x    1.24x    1.22x   1.22x
Ratio of Earnings to Combined
  Fixed Charges and Preferred
  Stock Dividends(2)
   Excluding interest on deposits ...............................          1.14x            --      1.47x    1.48x    1.41x   1.44x
   Including interest on deposits ...............................          1.06x            --      1.27x    1.24x    1.21x   1.20x

_______________

(1) Fixed charges exceeded earnings by $106.2 million for the year ended December 31, 2000.
(2) On May 15, 1998, we redeemed all outstanding shares of our 6 1/4% Cumulative Convertible Preferred Stock, Series B, at a redemption price of $52.188 per share. Substantially all holders of the Series B Preferred Stock converted their shares of preferred stock to shares of our common stock.

                              ACCOUNTING TREATMENT


   The financial statements of Sovereign Capital will be consolidated into Sovereign's consolidated financial statements, with the preferred securities classified in our consolidated balance sheet as a component of "Mandatorily redeemable capital securities ("Trust Preferred Securities")" or other similar line item. The financial statement footnotes of Sovereign will include appropriate disclosures about the preferred securities, the guarantee and the junior subordinated debentures. Sovereign will record distributions that Sovereign Capital pays on the preferred securities as "Trust Preferred Securities and other minority interest expense" in Sovereign's consolidated statement of income.

                    DESCRIPTION OF THE PREFERRED SECURITIES


   The preferred securities will be issued pursuant to the terms of an amended and restated declaration of trust. The declaration has been qualified as an indenture under the Trust Indenture Act. The property trustee, The Bank of New York, will act as trustee for the holders of the preferred securities under the declaration for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the preferred securities will include those stated in the declaration and those made part of the declaration by the Trust Indenture Act.

   Set forth below is a summary of the material terms and provisions of the preferred securities. This summary supplements, and to the extent inconsistent with, replaces, the description set forth under the caption "Description of the Trust Preferred Securities and Trust Guarantees--Trust Preferred Securities" in the accompanying prospectus. This summary, which describes the material provisions of the preferred securities, is not intended to be complete and is qualified by the declaration, the form of which is filed as an exhibit to the registration statement which contains this prospectus supplement and the accompanying prospectus, by the Delaware Business Trust Act and by the Trust Indenture Act.

General

   The declaration authorizes the administrative trustees to issue common and preferred securities on behalf of Sovereign Capital, or, collectively, the "trust securities." The trust securities represent undivided beneficial interests in the assets of Sovereign Capital. All of the common securities will be owned, directly or indirectly, by Sovereign. The common securities rank equally to, and payments will be made on a pro rata basis with, the preferred securities. However, if a "declaration event of default," as described under "--Declaration Events of Default," occurs and is continuing, the rights of the holders of the common securities to receive payments will be subordinated to the rights of the holders of the preferred securities.

   The declaration does not permit Sovereign Capital to issue any securities other than the trust securities or to incur any indebtedness. Under the declaration, the property trustee will own the junior subordinated debentures purchased by Sovereign Capital for the benefit of the holders of the trust securities.

   Payments on the preferred securities are guaranteed by Sovereign to the extent described under "Description of the Guarantee." The guarantee will be held by The Bank of New York, as guarantee trustee, for the benefit of the holders of the preferred securities. The guarantee does not cover payment of distributions when Sovereign Capital does not have sufficient available funds to pay those distributions. In that event, the remedy of a holder of preferred securities is to vote to direct the property trustee to enforce the property trustee's rights under the junior subordinated debentures or, if there is a default in the payment of distributions, including when Sovereign Capital does not have sufficient available funds to pay those distributions, the holder may take direct action against Sovereign. See "--Declaration Events of Default," "--Voting Rights" and "Description of the Junior Subordinated Debentures-- Indenture Events of Default.

Distributions

   Distributions on the preferred securities will be fixed at an annual rate equal to 8.75% on the liquidation amount of $25 per preferred security. Distributions which are unpaid for more than one quarter will accumulate additional interest at that same rate, compounded quarterly. The term "distribution" as used in this prospectus supplement and the accompanying prospectus includes any interest payable on unpaid distributions unless otherwise stated.

   The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of distributions payable for any period shorter than a full quarter will be computed on the basis of the actual number of days elapsed per 30-day month. If any distribution payment date is not a business day, then the distribution will be made on the next succeeding day that is a business day and without any interest or other payment in respect of the delay. However, if the next business day is in the next calendar year, payment of distributions will be made on the preceding business day. A "business day" is any day other than Saturday, Sunday or any other day on which banking institutions in New York City (in the State of New York) are permitted or required by any applicable law to close.

   Distributions on the preferred securities:

   o will be cumulative;

   o will accrue from the date of original issue; and

   o except as otherwise described below, will be payable quarterly in arrears on March 31, June 30, September 30 and December 31, of each year, commencing March 31, 2002.

   As long as no event of default under the indenture has occurred and is continuing Sovereign may defer payments of interest on the junior subordinated debentures by extending the interest payment period on the junior subordinated debentures, an "extension period," from time to time. If Sovereign exercises this extension option, quarterly distributions on the preferred securities would also be deferred during any such extension period. Because interest would continue to accrue on the junior subordinated debentures, any deferred distributions would also continue to accrue interest at an annual rate equal to 8.75% per annum compounded quarterly. This right to extend the interest payment period for the junior subordinated debentures is limited to a period not exceeding 20 consecutive quarters, and may not extend beyond December 31, 2031, the "stated maturity" of the junior subordinated debentures. Upon the termination of any extension period and the payment of all amounts then due, Sovereign may commence a new extension period, subject to the above requirements. See "Description of the Junior Subordinated Debentures-- Interest" and "--Option to Extend Interest Payment Period."

   During any such extension period, Sovereign shall not, and shall not permit any subsidiary to:

   o declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of Sovereign's capital stock; or

   o make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of Sovereign that rank on a par with or junior in interest to the junior subordinated debentures or make any guarantee payments with respect to any guarantee by Sovereign of the debt securities of any subsidiary of Sovereign if such guarantee ranks on a par with or junior in interest to the junior subordinated debentures;

   other than:

   o dividends or distributions in common stock of Sovereign;

   o payments under the guarantee;

   o any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto;

   o purchases of common stock related to the issuance of common stock or rights under any of Sovereign's benefit plans; and

   o repurchases of common stock of Sovereign in connection with the satisfaction by Sovereign of its obligations pursuant to any acquisitions of businesses made by Sovereign (which repurchases are made by Sovereign in connection with the satisfaction of indemnification obligations of the sellers of such businesses).

   If distributions are deferred, the deferred distributions and accumulated but unpaid distributions will be paid to holders of the preferred securities as they appear on the books and records of Sovereign Capital on the record date next following the termination of that extension period.

   Distributions on the preferred securities must be paid on the dates payable to the extent that Sovereign Capital has funds available for the payment of those distributions. Sovereign Capital's funds available for distribution to the holders of the preferred securities will be limited to payments received from Sovereign on the junior subordinated debentures. See "Description of the Junior Subordinated Debentures." The payment of distributions out of funds held by Sovereign Capital is guaranteed by Sovereign to the extent set forth under "Description of the Guarantee."

Payment and Record Dates

   Sovereign Capital will pay distributions to the holders of the preferred securities as they appear on the books and records of Sovereign Capital on the relevant record dates. As long as the preferred securities are in book-entry form, the record date will be one business day prior to the relevant payment date. If the preferred securities are not in book-entry form, the record date will be the 15th day of the month in which the relevant payment date occurs. The record dates and payment dates for the preferred securities are the same as the record dates and payment dates for the junior subordinated debentures.

   If Sovereign Capital does not pay a distribution because Sovereign fails to make the corresponding interest payment on the junior subordinated debentures, that defaulted distribution will be payable to the person in whose name the preferred security is registered on the special record date established by the administrative trustees. This record date will correspond to the special record date or other specified date determined in accordance with the indenture. This means that the defaulted distribution may not be paid to the person in whose name the preferred security is registered on the original record date. However, distributions will not be considered payable on any distribution payment date falling within an extension period unless Sovereign has elected to make a full or partial payment of interest accrued on the junior subordinated debentures on that distribution payment date.

   Sovereign Capital will pay distributions on the preferred securities through the property trustee, which will hold amounts received on the junior subordinated debentures for the benefit of the holders of the trust securities. Subject to any applicable laws and regulations and the provisions of the declaration, each payment of distributions will be made as described under "--Book-Entry Only Issuance--The Depository Trust Company" below.

Redemption

   The junior subordinated debentures will be redeemable prior to the stated maturity at the option of Sovereign at a redemption price equal to 100% of the principal amount, plus accrued interest to the date of redemption:

   o in whole or in part, from time to time, on or after January 1, 2007; or

   o at any time, in whole but not in part, upon the occurrence and continuation of a special event as defined under "Description of the Junior Subordinated Debentures--Optional Redemption."

   Sovereign Capital will use the proceeds from any repayment or redemption of the junior subordinated debentures to simultaneously redeem trust securities having an aggregate liquidation amount equal to the aggregate principal amount of the junior subordinated debentures so repaid or redeemed, the "redemption price." Sovereign Capital must give holders of trust securities not less than 30 nor more than 60 days' notice of any early redemption. See "Description of the Junior Subordinated Debentures--Optional Redemption." If fewer than all of the outstanding preferred securities are to be redeemed, Sovereign Capital will redeem the preferred securities pro rata. Any early redemption may require prior approval of Sovereign's primary federal regulator.

Redemption Procedures

   Sovereign Capital may not redeem fewer than all of the outstanding preferred securities unless it has paid all accrued and unpaid distributions on all preferred securities for all quarterly distribution periods terminating on or prior to the date of redemption.

   If Sovereign Capital gives a notice of redemption of the preferred securities and Sovereign has paid to Sovereign Capital a sufficient amount of cash in connection with the related redemption or maturity of the junior subordinated debentures, then immediately prior to the close of business on the redemption date:

   o distributions will cease to accrue on the preferred securities called for redemption;

   o the preferred securities called for redemption will no longer be deemed to be outstanding; and

   o all rights of holders of the preferred securities called for redemption will cease, except the right of the holders of those preferred securities to receive the redemption price, but without interest.

   Any notice of redemption will be irrevocable. If any date fixed for redemption of preferred securities is not a business day, then payment of the redemption price will be made on the next succeeding day that is a business day (and without any interest or other payment because of the delay) except that, if the business day falls in the next calendar year, the payment will be made on the immediately preceding business day.

   If Sovereign fails to repay junior subordinated debentures on maturity or on the date fixed for a redemption or if payment of the redemption price is improperly withheld or refused and not paid by Sovereign Capital or by Sovereign under its guarantee, distributions on those preferred securities will continue to accrue to the date of payment. In that case, the actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price.

   Sovereign Capital will not be required to:

   o issue, or register the transfer or exchange of, any trust securities during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of trust securities and ending at the close of business on the day of the mailing of the relevant notice of redemption; or

   o register the transfer or exchange of any trust securities so selected for redemption, in whole or in part, except the unredeemed portion of any trust securities being redeemed in part.

   Subject to the foregoing and applicable law, including, without limitation, United States federal securities laws and the regulations of its primary federal regulator, Sovereign or its subsidiaries may at any time, and from time to time, purchase outstanding preferred securities by tender, in the open market or by private agreement.

Distribution of the Junior Subordinated Debentures

   Sovereign will have the right at any time to liquidate Sovereign Capital and cause the junior subordinated debentures to be distributed to the holders of the trust securities. This may require the prior approval of Sovereign's primary federal regulator if approval is then required under applicable law, rules, guidelines or policies. If the junior subordinated debentures are distributed to the holders of the preferred securities, Sovereign will use its best efforts to cause the junior subordinated debentures to be listed on any exchange as the preferred securities are then listed.

   On the date for any distribution of junior subordinated debentures upon dissolution of Sovereign Capital:

   o the preferred securities will no longer be deemed to be outstanding;

   o DTC, as defined herein under "--Book-Entry Only Issuance--The Depository Trust Company," or its nominee, as the record holder of the preferred securities, will receive a registered global certificate or certificates representing the junior subordinated debentures to be delivered upon that distribution; and

   o any certificates representing trust securities not held by the depositary or its nominee, until those certificates are presented to Sovereign or its agent for transfer or reissuance, will be deemed to represent junior subordinated debentures having:

     o an aggregate principal amount equal to the aggregate stated liquidation amount of the preferred securities;

     o an interest rate identical to the distribution rate of the preferred securities; and

     o accrued and unpaid interest equal to accrued and unpaid distributions on the preferred securities.

   Sovereign and Sovereign Capital cannot assure you as to the market prices for either the preferred securities or the junior subordinated debentures that may be distributed in exchange for the preferred securities if Sovereign Capital were to dissolve and liquidate. Accordingly, the preferred securities or the junior subordinated debentures may trade at a discount to the price paid to purchase the preferred securities offered by this prospectus supplement.

Liquidation Distribution upon Dissolution

   If Sovereign Capital liquidates, dissolves, winds-up or terminates, each a "liquidation," holders of the preferred securities will be entitled to receive out of the assets of Sovereign Capital, after satisfaction of liabilities to creditors, distributions in an amount equal to the aggregate of the stated liquidation amount of $25 per preferred security, plus accrued and unpaid distributions to the date of payment, the "liquidation distribution." These distributions will not be paid if, in connection with a liquidation, junior subordinated debentures with terms that match the preferred securities have been distributed on a pro rata basis to the holders of the preferred securities.

   If, upon any liquidation, the liquidation distribution can be paid only in part because Sovereign Capital does not have sufficient assets to pay in full the entire liquidation distribution, then the amounts payable directly by Sovereign Capital on the preferred securities will be paid on a pro rata basis.

   The holders of the common securities will be entitled to receive distributions upon any liquidation pro rata with the holders of the preferred securities. However, if a declaration event of default has occurred and is continuing, the preferred securities will have a preference over the common securities with regard to those distributions.

   Pursuant to the declaration, Sovereign Capital will terminate:

   o on December 31, 2040, the expiration of the term of Sovereign Capital;

   o upon the bankruptcy of Sovereign or Sovereign Capital;

   o upon the filing of a certificate of dissolution or its equivalent with respect to Sovereign;

   o upon the revocation of Sovereign's articles of incorporation and the expiration of 90 days after the date of revocation without the articles of incorporation being reinstated;

   o upon the distribution of junior subordinated debentures to the holders of the trust securities;

   o upon the entry of a decree of a judicial dissolution of Sovereign or Sovereign Capital; or

   o upon the redemption of all the trust securities.

Declaration Events of Default

   An "indenture event of default" is an event of default under the indenture and also constitutes a "declaration event of default," which is an event of default under the declaration relating to the trust securities. See "Description of the Junior Subordinated Debentures--Indenture Events of Default," for a description of indenture events of default.

   Under the declaration, the holder of the common securities will be deemed to have waived any declaration event of default relating to the common securities until all declaration events of default relating to the preferred securities have been cured, waived or otherwise eliminated. Until all declaration events of default relating to the preferred securities have been cured, waived or otherwise eliminated, the property trustee will be acting solely on behalf of the holders of the preferred securities. Only the holders of the preferred securities will have the right to direct the property trustee with respect to certain matters under the declaration, and therefore the indenture. If a declaration event of default relating to the preferred securities is waived by the holders of the preferred securities, the holders of the common securities have agreed that the waiver also constitutes a waiver of the declaration event of default relating to the common securities for all purposes under the declaration without any further act, vote or consent of the holders of the common securities.

   If the property trustee fails to enforce its rights under the junior subordinated debentures after a holder of preferred securities has made a written request, the holder of preferred securities may directly institute a legal proceeding against Sovereign to enforce these rights without first suing the property trustee or any other person or entity. If a declaration event of default has occurred and is continuing and the event is attributable to the failure of Sovereign to pay interest or principal on the junior subordinated debentures on the date the interest or principal is otherwise payable, or in the case of redemption, the redemption date, then a holder of preferred securities may also bring a direct action against Sovereign. This means that a holder may directly sue Sovereign to enforce payment of the principal or interest on the junior subordinated debentures having a principal amount equal to the aggregate liquidation amount of the preferred securities of the holder on or after the respective due date specified in the junior subordinated debentures. The holder need not first direct the property trustee to enforce the terms of the junior subordinated debentures or sue Sovereign to enforce the property trustee's rights under the junior subordinated debentures.

   In connection with the direct action, Sovereign will be subrogated to the rights of the holder of preferred securities under the declaration to the extent of any payment made by Sovereign to that holder of preferred securities in the direct action. This means that Sovereign will be entitled to payment of amounts that a holder of preferred securities receives in respect of an unpaid distribution that resulted in the bringing of a direct action to the extent that the holder receives or has already received full payment relating to the unpaid distribution from Sovereign Capital. The holders of preferred securities will not be able to exercise directly any other remedy available to the holders of the junior subordinated debentures.

   Upon the occurrence of an indenture event of default, the property trustee as the sole holder of the junior subordinated debentures will have the right under the indenture to declare the principal of and interest on the junior subordinated debentures to be immediately due and payable. Sovereign and Sovereign Capital are each required to file annually with the property trustee an officer's certificate as to its compliance with all conditions and covenants under the declaration.

Voting Rights

   Except as described in the accompanying prospectus under "Description of Trust Preferred Securities and Trust Guarantees--Trust Guarantees--Amendment and Assignment," and as otherwise required by the Delaware Business Trust Act, the Trust Indenture Act and the declaration, the holders of the preferred securities will have no voting rights.

Modification of the Declaration

   The declaration may be modified and amended if approved by the administrative trustees, and in certain circumstances, the property trustee and the Delaware Trustee. However, if any proposed amendment provides for, or the administrative trustees otherwise propose to effect:

   o any action that would adversely affect the powers, preferences or special rights of the preferred securities, whether by way of amendment to the declaration or otherwise; or

   o the dissolution, winding-up or termination of Sovereign Capital other than pursuant to the terms of the declaration,

then the holders of the preferred securities voting together as a single class will be entitled to vote on the amendment or proposal. That amendment or proposal will not be effective except with the approval of at least a majority in liquidation amount of the preferred securities affected thereby. If, however, any amendment or proposal would adversely affect only the powers, preferences or special rights of the preferred securities or the common securities, then only holders of the affected class will be entitled to vote on the amendment or proposal. The amendment or proposal will not be effective except with the approval of a majority in liquidation amount of that class of trust securities.

   No amendment or modification may be made to the declaration if the amendment or modification would:

   o cause Sovereign Capital to be classified for United States federal income taxation purposes as other than a grantor trust;

   o reduce or otherwise adversely affect the powers of the property trustee;
     or

   o cause Sovereign Capital to be deemed an "investment company" which is required to be registered under the Investment Company Act.

Mergers, Consolidations or Amalgamations

   Sovereign Capital may not consolidate, amalgamate or merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any corporation or other body, except as described below. Sovereign Capital may, with the consent of the administrative trustees and without the consent of the holders of the trust securities, the property trustee or the Delaware trustee, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State of the United States; provided, that:

   o if Sovereign Capital is not the survivor, the successor entity either:

      o expressly assumes all of the obligations of Sovereign Capital under the trust securities; or

      o substitutes for the trust securities other securities having substantially the same terms as the trust securities, so long as the successor securities rank the same as the trust securities rank regarding distributions and payments upon liquidation, redemption and otherwise;

   o Sovereign expressly acknowledges a trustee of the successor entity possessing the same powers and duties as the property trustee, in its capacity as the holder of the junior subordinated debentures;

   o the preferred securities or any successor securities are listed, or any successor securities will be listed upon notification of issuance, on any national securities exchange, automated quotation system or with another organization on which the preferred securities are then listed or quoted;

   o the merger, consolidation, amalgamation or replacement does not cause the preferred securities, including any successor securities, to be downgraded by any nationally recognized statistical rating organization;

   o the merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, in any material respect, other than with respect to any dilution of the holders' interest in the new entity;

   o the successor entity has a purpose identical to that of Sovereign Capital;

   o prior to the merger, consolidation, amalgamation or replacement, Sovereign Capital has received an opinion of a nationally recognized independent counsel to Sovereign Capital experienced in those matters that:

      o the merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, in any material respect, other than with respect to any dilution of the holders' interest in the new entity;

      o following the merger, consolidation, amalgamation or replacement, neither Sovereign Capital nor the successor entity will be required to register as an investment company under the Investment Company Act; and

      o following the merger, consolidation, amalgamation or replacement, Sovereign Capital (or the successor entity) will be treated as a grantor trust for United States federal income tax purposes; and

   o Sovereign guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee.

   Despite the foregoing, Sovereign Capital will not, except with the consent of holders of 100% in liquidation amount of the trust securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if the consolidation, amalgamation, merger or replacement would cause Sovereign Capital or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

Book-Entry Only Issuance--The Depository Trust Company

   The preferred securities will be book-entry securities. Upon issuance, all book-entry securities will be represented by one or more fully registered global preferred securities, without distribution coupons. Each global preferred security will be deposited with, or on behalf of, The Depository Trust Company, "DTC," a securities depository, and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of the preferred securities and will be considered the sole owner of the preferred securities for purposes of the declaration.

   Purchasers of preferred securities may only hold interests in the global notes through DTC if they are a participant in the DTC system. Purchasers may also hold interests through a securities intermediary--banks, brokerage houses and other institutions that maintain securities accounts for customers--that has an account with DTC or its nominee. DTC will maintain accounts showing the preferred security holdings of its participants, and these participants will in turn maintain accounts showing the preferred security holdings of their customers. Some of these customers may themselves be securities intermediaries holding preferred securities for their customers. Thus, each beneficial owner of a book-entry preferred security will hold that preferred security indirectly through a hierarchy of intermediaries, with DTC at the "top" and the beneficial owner's own securities intermediary at the "bottom."

   The preferred securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner's securities intermediary. The actual purchaser of the preferred securities will generally not be entitled to have the preferred securities represented by the global securities registered in its name and will not be considered the owner under the declaration. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder's ownership of preferred securities. The book-entry system for holding preferred securities eliminates the need for physical movement of certificates and is the system through which most publicly traded common stock is held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer book-entry securities.

   A beneficial owner of book-entry securities represented by a global preferred security may exchange the securities for definitive (paper) preferred securities only if:

   o DTC is unwilling or unable to continue as depositary for the global preferred security and Sovereign is unable to find a qualified replacement for DTC within 90 days;

   o at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934; or

   o Sovereign in its sole discretion decides to allow some or all book-entry securities to be exchangeable for definitive preferred securities in registered form.

   Any global preferred security that is exchangeable will be exchangeable in whole for definitive preferred securities in registered form, with the same terms and of an equal aggregate liquidation amount, in denominations of $25 and whole multiples of $25. Definitive preferred securities will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions it receives from its participants.

   In this prospectus supplement and accompanying prospectus, for book-entry preferred securities, references to actions taken by preferred security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to preferred security holders will mean payments and notices of redemption to DTC as the registered holder of the preferred securities for distribution to participants in accordance with DTC's procedures.

   DTC has advised us that DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934. The rules applicable to DTC and its participants are on file with the SEC.

   Sovereign and the trustees will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

   DTC may discontinue providing its services as securities depositary with respect to the preferred securities at any time by giving reasonable notice to Sovereign Capital. Under those circumstances, if a successor securities depositary is not obtained, preferred securities certificates are required to be printed and delivered. Additionally, the administrative trustees, with the consent of Sovereign, may decide to discontinue use of the system of book-entry transfers through DTC or any successor depositary with respect to the preferred securities. In that event, certificates for the preferred securities will be printed and delivered.

   The information in this Section concerning DTC and DTC's book-entry system has been obtained from sources that Sovereign and Sovereign Capital believe to be reliable, but neither Sovereign nor Sovereign Capital takes responsibility for the accuracy of that information.

Payment

   Payments on the preferred securities represented by the global certificates will be made to DTC, which will credit the relevant accounts at DTC on the applicable distribution dates. In the case of certificated securities, payments will be made by check mailed to the address of the holder as that address appears on the records of Sovereign's registrar and transfer agent.

Registrar, Transfer Agent and Paying Agent

   If the preferred securities do not remain in book-entry only form, the following provisions will apply:

   o the property trustee will act as paying agent and may designate an additional or substitute paying agent at any time;

   o registration of transfers of preferred securities will be effected without charge by or on behalf of Sovereign Capital, but upon payment, with the giving of such indemnity as Sovereign Capital or Sovereign may require, in respect of any tax or other government charges that may be imposed in relation to it; and

   o Sovereign Capital will not be required to register or cause to be registered the transfer of preferred securities after those preferred securities have been called for redemption.

Information Concerning the Property Trustee

   Prior to the occurrence of a default with respect to the trust securities and after the curing of any defaults that may have occurred, the property trustee undertakes to perform only such duties as are specifically set forth in the declaration. After such a default, the property trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The property trustee is under no obligation to exercise any of the powers vested in it by the declaration at the request of any holder of preferred securities, unless offered indemnity satisfactory to it by the holder against the costs, expenses and liabilities that the property trustee might incur by exercising those powers. The holders of preferred securities will not be required to offer that indemnity if the holders, by exercising their voting rights, direct the property trustee to take any action following a declaration event of default. The property trustee also serves as trustee under the guarantee and the indenture. Sovereign and certain of its subsidiaries conduct certain banking transactions with the property trustee in the ordinary course of their business.

Governing Law

   The declaration and the preferred securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

Miscellaneous

   The administrative trustees are authorized and directed to operate Sovereign Capital in such a way so that Sovereign Capital will not be required to register as an "investment company" under the Investment Company Act or be characterized as other than a grantor trust for United States federal income tax purposes.

Sovereign is authorized and directed to conduct its affairs so that the junior subordinated debentures will be treated as indebtedness of Sovereign for United States federal income tax purposes. In this connection, Sovereign and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of Sovereign Capital or the articles of incorporation of Sovereign, that each of Sovereign and the administrative trustees determine in their discretion to be necessary or desirable to achieve that end, as long as that action does not adversely affect the interests of the holders of the preferred securities or vary the terms of the preferred securities.

   Holders of the preferred securities have no preemptive rights.

                          DESCRIPTION OF THE GUARANTEE


   Sovereign will agree, to the extent set forth in the guarantee, to pay in full to the holders of the preferred securities the trust guarantee payments, as defined in the accompanying prospectus, except to the extent paid by Sovereign Capital, as and when due, regardless of any defense, right of setoff or counterclaim which Sovereign Capital may have or assert. Sovereign's obligation to make a payment under the guarantee may be satisfied by direct payment of the required amounts by Sovereign to the holders of preferred securities or by causing Sovereign Capital to pay those amounts to those holders.

   The guarantee, when taken together with Sovereign's obligations under the junior subordinated debentures and the indenture and its obligations under the declaration, including its obligations to pay costs, expenses, debts and liabilities of Sovereign Capital, other than with respect to the trust securities, provides a full and unconditional guarantee, on a subordinated basis, by Sovereign of payments due on the preferred securities.

   The guarantee has been qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as guarantee trustee. The terms of the guarantee will be those set forth in that guarantee and those made part of the guarantee by the Trust Indenture Act. The guarantee will be held by the guarantee trustee for the benefit of the holders of the preferred securities. Except for changes that do not materially adversely affect the rights of holders of preferred securities, the guarantee may only be amended with the prior approval of holders of a majority in liquidation amount of the preferred securities. The form of the guarantee is filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part. A summary description of the guarantee appears in the accompanying prospectus under the caption "Description of Trust Preferred Securities and Trust Guarantees--Trust Guarantees."

               DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

   Set forth below is a description of the specific terms of the junior subordinated debentures in which Sovereign Capital will invest the proceeds from the issuance and sale of the trust securities. While the following description is not intended to be complete and is qualified by the indenture, dated as of September 1, 1999, between Sovereign and BNY Midwest Trust Company (as successor to Harris Trust and Savings Bank), as trustee, the "debt trustee," as supplemented by a supplemental indenture, dated as of December 13, 2001, as so supplemented, the "indenture," all material terms of the junior subordinated debentures are set forth in this prospectus supplement and in the accompanying prospectus. The forms of the base and supplemental indentures are filed as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

General

   The junior subordinated debentures will be issued as unsecured debt of Sovereign under the indenture. The junior subordinated debentures will be limited in aggregate principal amount to approximately $103.09 million. This amount is the sum of the aggregate stated liquidation value of the trust securities.

   The junior subordinated debentures are not subject to any sinking fund provision. The entire principal amount of the junior subordinated debentures will mature and become due and payable, together with any accrued and unpaid interest on the junior subordinated debentures, including compound interest, as defined under "--Option to Extend Interest Payment Period" and additional interest, as defined under "--Additional Interest," if any, on December 31, 2031 or earlier, in the case of an acceleration of the maturity date, as described below.

   If junior subordinated debentures are distributed to holders of preferred securities in liquidation of the holders' interests in Sovereign Capital, those junior subordinated debentures will initially be issued as a global security. As described in this prospectus supplement, under limited circumstances junior subordinated debentures may be issued in certificated form in exchange for a global security. See "--Book-Entry and Settlement" below. If junior subordinated debentures are issued in certificated form, those junior subordinated debentures will be in denominations of $25 and integral multiples of $25 and may be transferred or exchanged at the offices described below. Payments on junior subordinated debentures issued as a global security will be made to DTC, to a successor depositary or, in the event that no depositary is used, to a paying agent for the junior subordinated debentures. In the event junior subordinated debentures are issued in certificated form, principal and interest will be payable, the transfer of the junior subordinated debentures will be registrable and junior subordinated debentures will be exchangeable for junior subordinated debentures of other denominations of a like aggregate principal amount, at the corporate trust office of the property trustee in New York, New York. At its option, Sovereign may make payment of interest by check mailed to the address of the holder entitled to that payment or by wire transfer to an account appropriately designated by the holder entitled to that payment.

   Sovereign does not intend to issue and sell the junior subordinated debt securities to any purchaser other than Sovereign Capital.

   There are no covenants or provisions in the indenture that would afford the holders of the junior subordinated debentures protection in the event of a highly leveraged transaction or other similar transaction involving Sovereign that may adversely affect those holders.

Subordination

   To the extent described in the indenture, the junior subordinated debentures are subordinated and junior in right of payment to all present and future senior indebtedness and other financial obligations of Sovereign (each as defined below) and rank equal with and are equivalent to creditor obligations of those holding general unsecured claims not entitled to statutory priority under the United States Bankruptcy Code or otherwise. No payment may be made of principal, including redemption payments, premium, if any, or interest on the junior subordinated debentures if:

   o there is a default in the payment of the principal of, premium, if any, interest on or otherwise in respect of any senior indebtedness, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

   o any event of default with respect to any senior indebtedness has occurred and is continuing, or would occur as a result of that payment on the junior subordinated debentures, if the event of default would permit the holders of that senior indebtedness, or a trustee on behalf of those holders, to accelerate the maturity of the senior indebtedness.

   Upon any distribution of assets of Sovereign to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all of the principal of, and interest on, all senior indebtedness of Sovereign must be paid in full before the holders of the junior subordinated debentures are entitled to receive or retain any payment.

   The term "senior indebtedness" means, with respect to Sovereign (holding company only):

   o the principal, premium, if any, and interest in respect of:

      o indebtedness of Sovereign for money borrowed; and

      o indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by Sovereign;

   o all capital lease obligations of Sovereign;

   o all obligations of Sovereign issued or assumed as the deferred purchase price of property, all conditional sale obligations of Sovereign and all obligations of Sovereign under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

   o all obligations of Sovereign for the reimbursement of any letter of credit, banker's acceptance, security purchase facility or similar credit transaction;

   o all obligations of the type referred to above of other persons for the payment of which Sovereign is responsible or liable as obligor, guarantor or otherwise;

   o all obligations of the type referred to above of other persons secured by any lien on any property or asset of Sovereign, whether or not the obligation is assumed by Sovereign, except that senior indebtedness will not include:

      o any such indebtedness that is by its terms subordinated to or ranks equally with the junior subordinated debentures; and

      o any indebtedness between and among Sovereign or its affiliates, including all other debt securities and guarantees in respect to those debt securities, issued to:

         o any other Sovereign capital trust or a trustee of that Sovereign capital trust; and

         o any other trust, or a trustee of that trust, partnership or other entity affiliated with Sovereign that is a financing vehicle of Sovereign in connection with the issuance by that financing vehicle of preferred securities or other securities that rank equal with, or junior to, the preferred securities;

   o securities contracts and foreign currency exchange contracts;

   o derivative instruments, such as swap agreements (including interest rate and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts, commodity option contracts; and

   o in the case of the two preceding, obligations similar financial instruments, other than:

      o obligations on account of senior indebtedness; and

      o obligations on account of indebtedness for money borrowed ranking equally with or subordinate to the junior subordinated debentures.

   Upon satisfaction of all claims of all senior indebtedness, the rights of the holders of the junior subordinated debentures will be subrogated to the rights of the holders of senior indebtedness of Sovereign to receive payments or distributions applicable to senior indebtedness until all amounts owing on the junior subordinated debentures are paid in full. Senior indebtedness will continue to be senior indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of that senior indebtedness.

   The indenture does not limit the aggregate amount of senior indebtedness that may be issued or entered into by Sovereign.

   As of September 30, 2001, senior indebtedness of Sovereign aggregated approximately $1.3 billion (holding company only). In addition, because Sovereign is a holding company, the junior subordinated debentures are effectively subordinated to all existing and future liabilities of Sovereign's subsidiaries, including depositors of Sovereign Bank.

Optional Redemption

   Sovereign will have the right to redeem the junior subordinated debentures prior to their stated maturity:

   o in whole or in part, from time to time, on or after January 1, 2007; or

   o at any time, in whole but not in part, upon the occurrence and continuation of a special event, as defined below;

in either case, upon not less than 30 nor more than 60 days' notice. The redemption price will be equal to 100% of the principal amount to be redeemed, plus accrued interest to the date of redemption. The redemption may require prior approval of Sovereign's primary federal regulator if approval is then required under applicable law, rules, guidelines or policies.

   A "special event" means a tax event, an investment company event, or a regulatory capital event, each as defined below.

   A "tax event" means that the property trustees will have received an opinion of nationally recognized independent tax counsel experienced in those matters that, as a result of:

   o any amendment to, or change, including any announced prospective change, in, the laws or any regulations thereunder of the United States or any political subdivision or taxing authority of or in the United States, or any official administrative pronouncement or judicial decision interpreting or applying those laws or regulations, which amendment or change is effective, or the pronouncement or decision is announced, on or after the date of original issuance of the junior subordinated debentures, there is more than an insubstantial risk that:

      o Sovereign Capital is, or will be within 90 days after the date of the opinion, subject to United States federal income tax with respect to income received or accrued on the junior subordinated debentures;

      o interest payable by Sovereign on the junior subordinated debentures is not, or within 90 days after the date of the opinion will not be, deductible by Sovereign, in whole or in part, for United States federal income tax purposes; or

      o Sovereign Capital is, or will be within 90 days after the date of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

   An "investment company event" means that Sovereign will have received an opinion of independent counsel that Sovereign Capital is, or will become within 180 days, required to register as an investment company under the Investment Company Act.

   A "regulatory capital event" means that Sovereign will have received an opinion of independent bank regulatory counsel experienced in those matters that, as a result of:

   o any amendment to or change, including any announced prospective change, in the laws or any regulations thereunder of the United States or any rules, guidelines or policies of Sovereign's primary federal regulator; or

   o any official amendment or change is effective or that pronouncement or decision is announced on or after the date of original issuance of the preferred securities,

there is more than an insubstantial risk that the preferred securities will no longer constitute, or within 180 days of the date of either of those events, will not constitute, Tier 1 capital or its then equivalent for regulatory capital purposes.

Interest

   The junior subordinated debentures will bear interest at an annual rate of 8.75% from the original date of issuance, payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, commencing March 31, 2002. Each date on which interest is payable is called an "interest payment date."

   Interest will be paid to the person in whose name the junior subordinated debenture is registered on the relevant record date. If the junior subordinated debentures remain in book-entry form, the record dates for the junior subordinated debentures will be one business day prior to the relevant interest payment date. If the junior subordinated debentures are not in book-entry form, the record dates for the junior subordinated debentures will be the 15th day of the month in which the relevant interest payment date occurs.

   The period beginning on and including the date of original issue and ending on but excluding the first interest payment date and each successive period beginning on and including an interest payment date and ending on but excluding the next succeeding interest payment date is called an "interest period."

   The amount of interest payable for any interest period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period will be computed on the basis of the actual number of days elapsed per 30-day month. If any interest payment date is not a business day, then the interest payment will be made on the next succeeding day that is a business day and without any interest or other payment in respect of the delay. However, if the next business day is in the next calendar year, payment of interest will be made on the preceding business day.

Option to Extend Interest Payment Period

   Sovereign can defer interest payments one or more times by extending the interest payment period for a period not exceeding 20 consecutive quarterly periods. However, no extension period may extend beyond the maturity of the junior subordinated debentures. At the end of that extension period, Sovereign will pay all interest then accrued and unpaid, including any additional interest as described under "--Additional Interest" below, together with interest thereon compounded at the rate specified for the junior subordinated debentures to the extent permitted by applicable law, "compound interest."

   During any such extension period, Sovereign shall not, and shall not permit any subsidiary to:

   o declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of Sovereign's capital stock; or

   o make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of Sovereign that rank on a par with or junior in interest to the junior subordinated debentures or make any guarantee payments with respect to any guarantee by Sovereign of the debt securities of any subsidiary of Sovereign if such guarantee ranks on a par with or junior in interest to the junior subordinated debentures;

   other than:

   o dividends or distributions in common stock of Sovereign;

   o payments under the guarantee;

   o any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto;

   o purchases of common stock related to the issuance of common stock or rights under any of Sovereign's benefit plans; and

   o repurchases of common stock of Sovereign in connection with the satisfaction by Sovereign of its obligations pursuant to any acquisitions of businesses made by Sovereign (which repurchases are made by Sovereign in connection with the satisfaction of indemnification obligations of the sellers of such businesses).

   Prior to the termination of any such extension period, Sovereign may further defer payments of interest by extending that extension period. However, the extension period, including all such previous and further extensions, may not exceed 20 consecutive quarters. No extension period, however, may extend beyond the stated maturity of the junior subordinated debentures. Upon the termination of any extension period and the payment of all amounts then due, Sovereign may commence a new extension period, subject to the terms set forth in this section. No interest during an extension period, except at the end of that extension period, will be due and payable.

   Sovereign has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the junior subordinated debentures. If the property trustee is the sole holder of the junior subordinated debentures, Sovereign will give the administrative trustees, the property trustee and the indenture trustee notice of its election to extend the interest payment period one business day prior to the earlier of:

   o the date distributions on the preferred securities are payable; or

   o if the junior subordinated debentures are then listed, the date the administrative trustees are required to give notice to the New York Stock Exchange or any other applicable self-regulatory organization or to holders of the preferred securities of the record date or the date the distribution is payable.

   The property trustee will give notice of Sovereign's election to extend the interest payment period to the holders of the preferred securities. If the property trustee is not the sole holder of the junior subordinated debentures, Sovereign will give the holders of the junior subordinated debentures notice of its election to extend the interest payment period at least ten business days prior to the earlier of:

   o the interest payment date; or

   o if the junior subordinated debentures are then listed, the date upon which Sovereign is required to give notice to any applicable self-regulatory organization or to holders of the junior subordinated debentures of the record or payment date of the related interest payment.

Additional Interest

   If, at any time, Sovereign Capital or the property trustee is required to pay any taxes, duties, assessments or governmental charges of whatever nature, other than withholding taxes, imposed by the United States, or any other taxing authority, then Sovereign will be required to pay additional interest on the junior subordinated debentures. "Additional interest" will be an amount sufficient so that the net amounts received and retained by Sovereign Capital and by the property trustee after paying any such taxes, duties, assessments or other governmental charges will be equal to the amounts Sovereign Capital and the property trustee would have received had no such taxes, duties, assessments or other governmental charges been imposed. This means that Sovereign Capital will be in the same position it would have been if it did not have to pay such taxes, duties, assessments or other charges.

Indenture Events of Default

   Any one of the following events will constitute an indenture event of default with respect to the junior subordinated debentures:

   o default in the payment of any interest on the junior subordinated debentures when due and payable, if continued for 30 days after written notice has been given as provided in the indenture, whether or not such payment is prohibited by the subordination provisions of the indenture and the junior subordinated debentures; provided, however, that a valid extension of the interest payment period does not constitute a default in the payment of interest;

   o default in the payment of principal of (or premium, if any, on) the junior subordinated debentures when due and payable whether or not such payment is prohibited by the subordination provisions of the indenture and the junior subordinated debentures;

   o failure to perform any other covenant of Sovereign in the indenture or the junior subordinated debentures (other than a covenant included in the indenture solely for the benefit of any series of debt securities other than the junior debentures), if continued for 90 days after written notice has been given as provided in the indenture;

   o certain events of bankruptcy, insolvency or liquidation involving Sovereign; or

   o the voluntary or involuntary dissolution, winding-up, or termination of Sovereign Capital, except in connection with:

      o the distribution of junior subordinated debentures to the holders of trust securities in liquidation of Sovereign Capital or their interest in Sovereign Capital;

      o the redemption of all outstanding trust securities; and

      o certain mergers, consolidations or amalgamations, each as permitted by the declaration.

   If any indenture event of default occurs and is continuing, the property trustee, as the holder of the junior subordinated debentures, will have the right to declare the principal of and the interest on the junior subordinated debentures, including any compound interest and additional interest, if any, and any other amounts payable under the indenture to be immediately due and payable. The property trustee may also enforce its other rights as a creditor relating to the junior subordinated debentures. An indenture event of default also constitutes a declaration event of default. The holders of preferred securities in certain circumstances have the right to direct the property trustee to exercise its rights as the holder of the junior subordinated debentures. See "Description of the Preferred Securities--Declaration Events of Default."

   If the property trustee fails to enforce its rights under the junior subordinated debentures after a holder of the preferred securities has made a written request, the holder of the preferred securities may institute a legal proceeding directly against Sovereign to enforce the property trustee's rights under the junior subordinated debentures without first instituting any legal proceeding against the property trustee or any other person or entity.

   Despite the foregoing, if a declaration event of default has occurred and is continuing and that event is attributable to the failure of Sovereign to pay interest or principal on the junior subordinated debentures when that interest or principal is otherwise payable, Sovereign acknowledges that, in that event, a holder of preferred securities may sue for payment on or after the respective due date specified in the junior subordinated debentures. Despite any payments made to the holder of preferred securities by Sovereign in connection with a direct action, Sovereign will remain obligated to pay the principal of or interest on the junior subordinated debentures held by Sovereign Capital or the property trustee. Sovereign will be subrogated to the rights of the holder of those preferred securities relating to payments on the preferred securities to the extent of any payments made by Sovereign to that holder in any direct action.

   Except as provided in the preceding paragraph and in the guarantee, the holders of preferred securities will not be able to exercise directly any other remedy available to the holders of the junior subordinated debentures.

Book-Entry and Settlement

   If distributed to holders of preferred securities in connection with the involuntary or voluntary dissolution, winding-up or liquidation of Sovereign Capital, the junior subordinated debentures will be issued in the form of one or more global certificates, each a "global security," registered in the name of the depositary. Except under the limited circumstances described below, junior subordinated debentures represented by the global security will not be exchangeable for, and will not otherwise be issuable as, junior subordinated debentures in definitive form. The global securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

   The laws of some jurisdictions require that certain purchasers of securities take physical delivery of those securities in definitive form. These laws may impair the ability to transfer beneficial interests in such a global security.

   Except as provided below under "--Discontinuance of the Depositary's Services," owners of beneficial interests in a global security will not be entitled to receive physical delivery of junior subordinated debentures in definitive form and will not be considered the holders, as defined in the indenture, of the global security for any purpose under the indenture. A global security representing junior subordinated debentures is only exchangeable for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or to a successor depositary or its nominee. This means that each beneficial owner must rely on the procedures of the depositary, or if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the indenture.

The Depositary

   If junior subordinated debentures are distributed to holders of preferred securities in liquidation of those holders' interests in Sovereign Capital, DTC will act as the depositary for the junior subordinated debentures. As of the date of this prospectus supplement, the description in this prospectus supplement of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the preferred securities apply in all material respects to any debt obligations represented by one or more global securities held by DTC. Sovereign may appoint a successor to DTC or any successor depositary if DTC or the successor depositary is unable or unwilling to continue as a depositary for the global securities. For a description of DTC and the specific terms of the depositary arrangements, see "Description of the Preferred Securities--Book-Entry Only Issuance--The Depository Trust Company."

   None of Sovereign, Sovereign Capital, the property trustee, any paying agent and any other agent of Sovereign, or the debt trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security for those junior subordinated debentures or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

Discontinuance of the Depositary's Services

   A global security will be exchangeable for junior subordinated debentures registered in the names of persons other than the depositary or its nominee only if:

   o the depositary notifies Sovereign that it is unwilling or unable to continue as a depositary for that global security and no successor depositary is appointed;

   o the depositary, at any time, ceases to be a clearing agency registered under the Securities Exchange Act of 1934 when the depositary is required to be so registered to act as depositary and no successor depositary is appointed;

   o Sovereign, in its sole discretion, determines that the global security will be so exchangeable; or

   o an indenture event of default occurs with respect to those junior subordinated debentures.

   Any global security that is exchangeable pursuant to the preceding sentence will be exchangeable for junior subordinated debentures registered in such names as the depositary directs. It is expected that those instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security.

Governing Law

   The indenture and the junior subordinated debentures will be governed by, and construed in accordance with, the internal laws of the Commonwealth of Pennsylvania.

Miscellaneous

   The indenture will provide that Sovereign will pay all fees and expenses related to:

   o the offering of trust securities and the junior subordinated debentures;

   o the organization, maintenance and dissolution of Sovereign Capital;

   o the retention of the trustees; and

   o the enforcement by the property trustee of the rights of the holders of the preferred securities.

   Sovereign will have the right at all times to assign any of its respective rights or obligations under the indenture to a direct or indirect wholly-owned subsidiary of Sovereign. If that occurs, Sovereign will remain liable for all of their respective obligations. Subject to the foregoing, the indenture will be binding upon and inure to the benefit of the parties to the indenture and their respective successors and assigns. The indenture provides that it may not otherwise be assigned by the parties to the indenture.

                          EFFECT OF OBLIGATIONS UNDER
              THE JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEE


   As set forth in the declaration, the sole purpose of Sovereign Capital is to issue the trust securities and to invest the proceeds from the issuance and sale in the junior subordinated debentures.

   As long as Sovereign makes payments of interest and other payments on the junior subordinated debentures when due, those payments will be sufficient to cover distributions and payments due on the trust securities. This is due to the following factors:

   o the aggregate principal amount of junior subordinated debentures will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

   o the interest rate and the interest and other payment dates on the junior subordinated debentures will match the distribution rate and distribution and other payment dates for the trust securities;

   o Sovereign will pay, and Sovereign Capital will not be obligated to pay, directly or indirectly, any costs, expenses, debt, and obligations of Sovereign Capital, other than with respect to the trust securities; and

   o the declaration further provides that the administrative trustees may not cause or permit Sovereign Capital to engage in any activity that is not consistent with the purposes of Sovereign Capital.

   Payments of distributions, to the extent there are available funds, and other payments due on the preferred securities, to the extent there are available funds, are guaranteed by Sovereign to the extent described under "Description of the Guarantee" in this prospectus supplement and "Description of Trust Preferred Securities and Trust Guarantees--Trust Guarantees" in the accompanying prospectus. If Sovereign does not make interest payments on the junior subordinated debentures, Sovereign Capital will not have sufficient funds to pay distributions on the preferred securities. The guarantee does not apply to any payment of distributions unless and until Sovereign Capital has sufficient funds for the payment of those distributions.

   The guarantee covers the payment of distributions and other payments on the preferred securities only if and to the extent that Sovereign has made a payment of interest or principal on the junior subordinated debentures. The guarantee, when taken together with Sovereign's obligations under the junior subordinated debentures and the indenture and its obligations under the declaration will provide a full and unconditional guarantee of amounts payable on the preferred securities.

   If Sovereign fails to make interest or other payments on the junior subordinated debentures when due, taking account of any extension period, the declaration allows the holders of the preferred securities to direct the property trustee to enforce its rights under the junior subordinated debentures. If the property trustee fails to enforce these rights, any holder of preferred securities may directly sue Sovereign to enforce the property trustee's rights without first suing the property trustee or any other person or entity. See "Description of the Preferred Securities--Declaration Events of Default." A holder of preferred securities may institute a direct action if a declaration event of default has occurred and is continuing and that event is attributable to the failure of Sovereign to pay interest or principal on the junior subordinated debentures on the date the interest or principal is otherwise payable. A direct action may be brought without first directing the property trustee to enforce the terms of the junior subordinated debentures or suing Sovereign to enforce the property trustee's rights under the junior subordinated debentures. In connection with the direct action, Sovereign will be subrogated to the rights of the holder of preferred securities under the declaration to the extent of any payment made by Sovereign to that holder of preferred securities in the direct action. Consequently, Sovereign will be entitled to payment of amounts that a holder of preferred securities receives in respect of an unpaid distribution to the extent that the holder receives or has already received full payment relating to that unpaid distribution from Sovereign Capital.

   Sovereign acknowledges that the guarantee trustee will enforce the guarantee on behalf of the holders of the preferred securities. If Sovereign fails to make payments under the guarantee, the guarantee allows the holders of preferred securities to direct the guarantee trustee to enforce its rights thereunder. If the guarantee trustee fails to enforce the guarantee, any holder of preferred securities may directly sue Sovereign to enforce the guarantee trustee's rights under the guarantee. The holder need not first sue Sovereign Capital, the guarantee trustee, or any other person or entity. A holder of preferred securities may also directly sue Sovereign to enforce the holder's right to receive payment under the guarantee. The holder need not first direct the guarantee trustees to enforce the terms of the guarantee or sue Sovereign Capital or any other person or entity.

   Sovereign and Sovereign Capital believe that the above mechanisms and obligations, taken together, are equivalent to a full and unconditional guarantee by Sovereign of payments due on the preferred securities. See "Description of Trust Preferred Securities and Trust Guarantees--Trust Guarantees" in the accompanying prospectus.

                     UNITED STATES FEDERAL INCOME TAXATION


General

   The following is a summary of certain of the material United States federal income tax consequences of the purchase, ownership and disposition of preferred securities held as capital assets by a holder who purchases such preferred securities upon initial issuance. The tax treatment of a holder of preferred securities may vary depending upon such holder's particular circumstances or status. This summary does not deal with holders who may be subject to special tax treatment, such as, for example, banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, United States Alien Holders (as defined below), to the extent that United States Alien Holders own preferred securities in connection with the conduct of a trade or business in the United States, or persons that will hold preferred securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment or as other than a capital asset. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of preferred securities. Further, this summary does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the preferred securities. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations under the Code (the "Regulations"), and administrative and judicial interpretations of the Code and the Regulations, as of the date of this prospectus supplement, all of which are subject to change, possibly on a retroactive basis. Each investor is urged to consult its tax advisor as to the particular tax consequences of purchasing, owning and disposing of preferred securities, including the application and effect of United States federal, state, local, foreign and other tax laws.

   PROSPECTIVE INVESTORS AND HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE TAX EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS. FOR A DISCUSSION OF THE POSSIBLE REDEMPTION OF THE PREFERRED SECURITIES UPON THE OCCURRENCE OF CERTAIN TAX EVENTS SEE "DESCRIPTION OF THE PREFERRED SECURITIES--REDEMPTION" AND "DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES--OPTIONAL REDEMPTION."

Classification of the Junior Subordinated Debentures

   Sovereign intends to take the position that, under current law, the junior subordinated debentures will be classified for United States federal income tax purposes as indebtedness of Sovereign and, by acceptance of preferred securities, each holder covenants to treat the junior subordinated debentures as indebtedness and the preferred securities as evidence of an indirect beneficial ownership in the junior subordinated debentures. No assurance can be given, however, that the IRS will not challenge such position or, if challenged, that such a challenge will not be successful. The remainder of this summary is based on the assumption that the junior subordinated debentures will be treated as indebtedness of Sovereign for United States federal income tax purposes.

Classification of Sovereign Capital

   In connection with the issuance of the preferred securities, Stevens & Lee, P.C., counsel to Sovereign and Sovereign Capital ("Tax Counsel"), will deliver its opinion to the effect that, under then current law and assuming full compliance with the terms of the declaration, the indenture and certain other documents, and based on certain facts and assumptions contained in such opinion, Sovereign Capital will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of preferred securities generally will be considered the owner of a pro rata undivided interest in the junior subordinated debentures, and each holder will be required to include in its gross income any interest or original issue discount ("OID") paid or accrued with respect to its allocable share of the junior subordinated debentures.

Interest Income and Original Issue Discount

   Under Regulations promulgated under the OID provisions of the Code, a debt instrument will be deemed to be issued with OID if there is more than a "remote" contingency that periodic stated interest payments due on the debt instrument will not be paid timely. Because the exercise by Sovereign of its option to defer the payment of stated interest on the junior subordinated debentures would prevent Sovereign from declaring dividends on any class of equity, Sovereign believes that the likelihood of its exercising its option to defer payments of interest on the junior subordinated debentures is "remote" within the meaning of the Regulations. As a result, Sovereign intends to take the position, based on the advice of Tax Counsel, that the junior subordinated debentures will not be considered to be issued with OID. Accordingly, based upon this position, and except as set forth below, stated interest payments on the junior subordinated debentures generally will be includible in the ordinary income of a holder of preferred securities at the time that such payments are paid or accrued in accordance with the such holder's regular method of accounting. Nevertheless, it is possible that the IRS could take a position contrary to the position taken by Sovereign.

   Under the Regulations, if Sovereign were to exercise its option to defer payments of interest on the junior subordinated debentures, the junior subordinated debentures would be treated, solely for purposes of the OID rules, as being reissued at such time with OID, and all stated interest on the junior subordinated debentures would thereafter be treated as OID as long as the junior subordinated debentures remain outstanding. Under the OID rules, a holder of preferred securities would be required to include OID in ordinary income on a current basis over the period the preferred securities are held, even though Sovereign would not be making any actual cash payments on the junior subordinated debentures during the extended interest payment period. In that event, the amount of interest income includible in the taxable income of a holder of preferred securities would be determined on the basis of a constant yield method over the remaining term of the junior subordinated debentures and the actual receipt of future payments of stated interest on the junior subordinated debentures would no longer be separately reported as taxable income. Consequently, a holder of preferred securities would be required to include in gross income OID even if Sovereign does not make actual cash payments during an extension period. Any OID included in income would increase the holder's adjusted tax basis in the junior subordinated debentures and the holder's actual receipt of interest payments would reduce such basis.

   Because income on the preferred securities will constitute interest or OID, corporate holders of the preferred securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the preferred securities.

Receipt of Junior Subordinated Debentures or Cash upon Liquidation of Sovereign Capital

   Sovereign will have the right at any time to liquidate Sovereign Capital and cause the junior subordinated debentures to be distributed to the holders of the trust securities. Under current law, such a distribution, for United
States federal income tax purposes, would be treated as a nontaxable event to each holder, and each holder would receive an aggregate adjusted tax basis in the junior subordinated debentures received in the liquidation equal to the holder's aggregate adjusted tax basis in its preferred securities surrendered in the liquidation. In addition, a holder's holding period in the junior subordinated debentures so received in liquidation of Sovereign Capital would include the period during which the preferred securities surrendered in exchange for the junior subordinated debentures were held by such holder. If, however, Sovereign Capital is classified for United States federal income tax purposes as an association taxable as a corporation at the time of such liquidation, the distribution of the junior subordinated debentures may constitute a taxable event to holders of preferred securities.

   Under certain circumstances described in this prospectus supplement under "Description of the Preferred Securities," the junior subordinated debentures may be redeemed for cash and the proceeds of that redemption distributed to holders in redemption of their preferred securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed preferred securities, and a holder could recognize gain or loss as if it sold its redeemed capital securities for cash. See "--Sales of Preferred Securities" below.

Sales of Preferred Securities

   A holder that sells preferred securities, including a redemption of the preferred securities by Sovereign Capital for cash, will recognize gain or loss equal to the difference between its adjusted tax basis in the preferred securities and the amount realized on the sale of such preferred securities (except to the extent that the amount realized on the sale is characterized as a payment in respect of accrued but unpaid interest on such holder's allocable share of the junior subordinated debentures that the holder had not previously included in gross income). A holder's adjusted tax basis in the preferred securities generally will be its initial purchase price increased by OID (if any) previously includible in such holder's gross income to the date of disposition and decreased by payments received on the preferred securities in respect of OID (if any). Such gain or loss generally will be a capital gain or loss and generally will be a long-term capital gain or loss if the preferred securities have been held by such holder for more than one year. Long-term capital gains of non-corporate holders are generally subject to reduced capital gain rates. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

   The preferred securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest (or OID if the junior subordinated debentures are treated as having been issued, or reissued, with
OID) with respect to the underlying junior subordinated debentures. A holder who uses the accrual method of accounting for tax purposes (and a cash method holder, if the junior subordinated debentures are deemed to have been issued with OID) who disposes of its preferred securities will be required to include in ordinary income:

   o any portion of the amount realized that is attributable to such accrued but unpaid interest income to the extent not previously included in income; and

   o any OID, in either case that has accrued on its pro rata share of the underlying junior subordinated debentures during the taxable year of sale through the date of disposition.

   Any such income inclusion will increase the holder's adjusted tax basis in its pro rata share of the underlying junior subordinated debentures that are sold, or treated as sold, by such holder. To the extent the selling price is less than the holder's adjusted tax basis, a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

United States Alien Holders

   For purposes of this summary, a "United States Alien Holder" is any individual, corporation, partnership, estate or trust that is not a U.S. Holder for United States federal income tax purposes.

   A "U.S. Holder" is a beneficial owner of preferred securities who or which is:

   o a citizen or individual resident (or is treated as a citizen or individual resident) of the United States for federal income tax purposes;

   o a corporation or partnership (or other entity treated as a corporation or partnership for United States federal income tax purposes) created or organized (or treated as created or organized for United States federal income tax purposes) in or under the laws of the United States or any political subdivision of the United States, including the District of Columbia;

   o an estate the income of which is includible in its gross income for United States federal income tax purposes without regard to its source; or

   o a trust if:

      o a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust; or

      o the trust was in existence on August 20, 1996 and is treated as a United States holder under applicable regulations.

   Under present United States federal income tax law:

   o payments by Sovereign Capital or any of its paying agents to any holder of a preferred security who or which is a United States Alien Holder generally will not be subject to United States federal withholding tax, provided that:

      o the beneficial owner of the preferred security does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of Sovereign entitled to vote;

      o the beneficial owner of the preferred security is not a controlled foreign corporation that is related to Sovereign through stock ownership;

      o the beneficial owner of the preferred security is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

      o either:

         othe beneficial owner of the preferred security certifies on a Form
          W-8BEN to Sovereign Capital or its agent, under penalties of perjury, that it is not a U.S. Holder and provides its name and address;

         o a qualified securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business, and holds the preferred security in that capacity, certifies to Sovereign Capital or its agent, under penalties of perjury, that the statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes Sovereign Capital or its agent with a copy of the statement; or

         o if the beneficial owner is neither an individual nor a corporation for federal income tax purposes, certain other reporting requirements are satisfied; and

   o a United States Alien Holder of a preferred security generally will not be subject to United States federal withholding tax on any gain realized upon the sale or other disposition (including a redemption) of a preferred security.

Information Reporting to Holders

   Generally, income on the preferred securities will be reported to holders on Forms 1099, which forms should be mailed to holders of preferred securities by January 31 following each calendar year.

Backup Withholding

   Payments made on, and proceeds from the sale of, the preferred securities may be subject to a "backup" withholding tax at the rate of:

   o 30.5% for amounts paid after August 6, 2001 but prior to January 1, 2002;
     and

   o 30% for amounts paid after December 31, 2001, unless the holder complies with certain identification requirements.

   Any withheld amounts will be allowed as a credit against the holder's United States federal income tax, provided the required information is provided to the IRS.

   THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR CIRCUMSTANCES OR STATUS. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                              ERISA CONSIDERATIONS


   Each fiduciary of a pension, profit-sharing or other employee benefit plan, a "plan," subject to the Employee Retirement Income Security Act of 1974, as amended, "ERISA," should consider the fiduciary standards of ERISA in the context of the plan's particular circumstances before authorizing an investment in the preferred securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

   Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code, also "plans," from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code, "parties in interest," with respect to the plan or account. A violation of these "prohibited transaction" rules may result in civil penalty or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code. However, governmental plans may be subject to similar provisions under applicable state laws.

   Under a regulation, the "plan assets regulation," issued by the U.S. Department of Labor, the assets of Sovereign Capital would be deemed to be "plan assets" of a plan for purposes of ERISA and Section 4975 of the Code if a plan were to acquire an equity interest in Sovereign Capital and no exception was applicable under the plan assets regulation. An "equity interest" is defined under the plan assets regulation as any interest in an entity other than an instrument which is treated as indebtedness under applicable law and which has no substantial equity features and specifically includes a beneficial interest in a trust.

   Pursuant to the plan assets regulation, the assets of Sovereign Capital would not be deemed to be "plan assets" of investing plans if, among other exceptions, at all times, less than 25% of the value of each class of equity interests in Sovereign Capital were held by plans, and entities holding assets deemed to be "plan assets" of any plan, collectively, "benefit plan investors," or if the preferred securities were "publicly-offered securities" for purpose of the plan assets regulation. No assurance can be given that the preferred securities held by benefit plan investors will be less than 25% of the total value of those preferred securities at the completion of the initial offering or thereafter, and no monitoring or other measures will be taken with respect to the satisfaction of the conditions to this exception. In addition, no assurance can be given that the preferred securities would be considered to be "publicly-offered securities" under the plan assets regulation. Accordingly, it is anticipated that investment in the preferred securities by plans may cause the assets of Sovereign Capital to be "plan assets" of investing plans.

   Sovereign, the obligor with respect to the junior subordinated debentures held by Sovereign Capital, and its affiliates and the property trustee may be considered parties in interest with respect to many plans and, as a result of this transaction, may become parties in interest to plans that purchase the preferred securities. Accordingly, the purchase and/or holding of preferred securities by a plan with respect to which Sovereign, the property trustee or any affiliate is or becomes a party in interest may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless those preferred securities are acquired pursuant to and in accordance with an applicable exemption.

   The Department of Labor has issued five prohibited transaction class exemptions, "PTCEs," that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the preferred securities. These exemptions are:

   o PTCE 84-14, an exemption for certain transactions determined by independent qualified professional asset managers;

   o PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;

   o PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;

   o PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; or

   o PTCE 96-23, an exemption for plan asset transactions managed by in-house professional asset managers.

   The preferred securities may not be purchased or held by:

   o any plan;

   o any entity whose underlying assets include "plan assets" by reason of any plan's investment in the entity, a "plan asset entity;" or

   o any person investing "plan assets" of any plan, unless in each case the purchaser or holder is eligible for the exemptive relief available under any of the PTCEs listed above or another applicable similar exemption.

   Any purchaser or holder of the preferred securities or any interest in the preferred securities will be deemed to have represented by its purchase and holding of the preferred securities that it either,

   o is not a plan or a plan asset entity and is not purchasing those securities on behalf of or with "plan assets" of any plan; or

   o with respect to the purchase or holding, is eligible for the exemptive relief available under any of the PTCEs listed above or another applicable exemption.

   If a purchaser or holder of the preferred securities that is a plan or a plan asset entity elects to rely on an exemption other than one of the PTCEs listed above, Sovereign and Sovereign Capital may require a satisfactory opinion of counsel or other evidence with respect to the availability of that exemption for the purchase and holding.

   In addition, because the assets of Sovereign Capital may be "plan assets" for ERISA purposes, the property trustee, as well as any other person exercising discretion with respect to the assets of Sovereign Capital, may become a fiduciary, party in interest or disqualified person with respect to investing plans. To avoid certain prohibited transactions under ERISA and the Code that could result, each investing plan, by its purchase of preferred securities, will be deemed to have directed Sovereign Capital to invest in the junior subordinated debentures, and to have consented to the appointment of the property trustee.

   A plan fiduciary should consider whether the purchase of preferred securities could result in a delegation of fiduciary authority to the property trustee, and if so, whether this delegation is permissible under the plan's governing documents.

   Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt transactions, it is important that fiduciaries or other persons considering purchasing the preferred securities on behalf of or with "plan assets" of any plan consult with its ERISA counsel regarding the potential consequences if the assets of Sovereign Capital were deemed to be "plan assets" and the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption.

   The sale of preferred securities to a plan is not a representation by Sovereign Capital, Sovereign, any trustee, the underwriters or any other person associated with the sale of the preferred securities that those securities meet relevant legal requirements with respect to investments by plans generally, or any particular plan.

                                  UNDERWRITING


   Subject to the terms and conditions set forth in an underwriting agreement, Sovereign Capital has agreed to sell to each of the underwriters named below, and each of the underwriters, for whom Janney Montgomery Scott LLC is acting as representative, has severally agreed to purchase, the number of preferred securities set forth opposite its name below. In the underwriting agreement, the several underwriters have agreed, subject to the terms and conditions set forth in the underwriting agreement, to purchase all the preferred securities offered hereby if any of the preferred securities are purchased. If an underwriter defaults, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.



Underwriters                                    Number of Preferred Securities
------------                                    ------------------------------
Janney Montgomery Scott LLC ...................              1,400,000
RBC Dain Rauscher Inc. ........................              1,160,000
Ryan, Beck & Co., LLC .........................                600,000
Keefe, Bruyette & Woods, Inc. .................                320,000
Sandler O'Neill & Partners, L.P. ..............                320,000
Friedman Billings Ramsey & Co. ................                200,000
                                                             ---------
   Total ......................................              4,000,000
                                                             =========

   The underwriters propose to offer the preferred securities, in part, directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement, and, in part, to selected securities dealers at that price less a concession of $0.50 per preferred security. The underwriters may allow, and those dealers may reallow, a concession not in excess of $0.25 per preferred security to selected brokers and dealers. After the preferred securities are released for sale to the public, the offering price and other selling terms may be changed.

   The table below shows the price and proceeds on a per preferred security and aggregate basis. The proceeds to be received by Sovereign Capital, as shown in the table below, do not reflect estimated expenses and underwriting commissions of $3.45 million to be paid by Sovereign. See "Use of Proceeds."

                                                           Per
                                                        Preferred
                                                        Security        Total
                                                        ---------   ------------
Public offering price ..............................    $25.00      $100,000,000
Proceeds, before expenses, to Sovereign Capital ....    $25.00      $100,000,000
Underwriting commission ............................    $ 0.7875    $  3,150,000

   In view of the fact that the proceeds of the sale of the preferred securities will ultimately be used to purchase the junior subordinated debentures of Sovereign, the underwriting agreement provides that Sovereign will pay as compensation to the underwriters arranging the investment therein of those proceeds, an amount in immediately available funds of $0.7875 per preferred security, or $3,150,000 in the aggregate, for the accounts of the several underwriters.

   During a period of 30 days following the date of the prospectus supplement, neither Sovereign Capital nor Sovereign will, without the prior written consent of the underwriters, directly or indirectly, sell, offer to sell, grant any option for sale of, or otherwise dispose of, any preferred securities, any security convertible into or exchangeable into or exercisable for preferred securities or junior subordinated debentures or any debt securities substantially similar to the junior subordinated debentures or equity securities substantially similar to the preferred securities, except for the preferred securities offered in connection with this offering.

   Prior to this offering, there has been no public market for the preferred securities. The preferred securities have been approved for listing on the New York Stock Exchange. Trading of the preferred securities on the New York Stock Exchange would be expected to commence within a 30-day period after the initial delivery of the preferred securities. The representatives have advised Sovereign and Sovereign Capital that they intend to make a market in the preferred securities prior to commencement of trading on the New

York Stock Exchange, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the preferred securities.

   Sovereign Capital and Sovereign have agreed to indemnify the underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

   Until the distribution of the preferred securities is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and any selling group members to bid for and purchase the preferred securities. As an exception to these rules, the underwriters are permitted to engage in some transactions that stabilize the price of the preferred securities.

   This offering is a direct participation program, as defined in Rule 2810 of the Conduct Rules of the National Association of Securities Dealers, Inc., and as such is being conducted pursuant to such Rule 2810.

   The underwriters may engage in stabilizing and syndicate covering transactions, which may include, without limitation, bids or purchases for the purpose of pegging, fixing or maintaining the price of the preferred securities, in accordance with Rule 104 under the Securities Exchange Act of 1934, as amended. Rule 104 permits stabilizing bids to purchase a security so long as bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of preferred securities in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the preferred securities to be higher than it would otherwise be in the absence of such transactions. The underwriters may or may not engage in such transactions, in their discretion, and, if such transactions are commenced, they may be discontinued without notice.

   If the underwriters create a short position in the preferred securities in connection with the offering, i.e., if they sell more preferred securities than are set forth on the cover page of this prospectus supplement, the underwriters may reduce the short position by purchasing preferred securities in the open market.

   The underwriters may also impose a penalty bid on certain selling group members. This means that if the underwriters purchase preferred securities in the open market to reduce the underwriters' short position or to stabilize the price of the preferred securities, they may reclaim the amount of the selling concession from the selling group members who sold those preferred securities as part of the offering.

   In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of those purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

   None of Sovereign, Sovereign Capital nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the preferred securities. In addition, none of Sovereign, Sovereign Capital nor any of the underwriters makes any representation that the underwriters will engage in those transactions or that those transactions, once commenced, will not be discontinued without notice.

   Certain of the underwriters may use this prospectus supplement and the accompanying prospectus for offers and sales related to market-making transactions in the securities. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

   Some of the underwriters or their affiliates engage in transactions with, and, from time to time, have performed services for, Sovereign and its subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS


   Certain matters of Delaware law relating to the validity of the preferred securities will be passed upon on behalf of Sovereign Capital by Stevens & Lee, P.C., Wilmington, Delaware. The validity of the junior subordinated debentures and the preferred securities guarantee and certain matters relating thereto will be passed upon for Sovereign and certain United States federal income taxation matters will be passed upon for Sovereign and Sovereign Capital by Stevens & Lee, P.C., Reading and Philadelphia, Pennsylvania. Certain matters will be passed upon for the underwriters by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.

PROSPECTUS


                                 $1,000,000,000




                                [graphic omitted]




May Offer -

                                Debt Securities
                                Preferred Stock
                               Depositary Shares
                                  Common Stock
                                    Warrants
                            Stock Purchase Contracts
                              Stock Purchase Units

                                ----------------

                                   The Trusts

May Offer -

                           Trust Preferred Securities

                                ----------------


   We and, in the case of the trust preferred securities, the applicable Trust, may offer and sell from time to time up to $1,000,000,000 of the securities. The securities will be offered in amounts, at prices and on terms to be determined by market conditions at the time of offering.

   This prospectus contains a general description of the securities that may be offered. The specific terms of the securities will be contained in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplements carefully before you invest in the securities. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

   Our common stock is listed on the New York Stock Exchange under the symbol "SOV."

   These securities are not savings or deposit accounts or other obligations of any of our bank or nonbank subsidiaries and the securities are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or any other governmental agency.

                                ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                                ----------------

                   This Prospectus is dated November 2, 2001.

                               TABLE OF CONTENTS


                                                                           Page
                                                                           ----

ABOUT THIS PROSPECTUS ....................................................    3
WHERE YOU CAN FIND MORE INFORMATION ......................................    4
FORWARD-LOOKING STATEMENTS ...............................................    5
PROSPECTUS SUMMARY .......................................................    7
USE OF PROCEEDS ..........................................................    9
OUR RATIO OF EARNINGS TO FIXED CHARGES ...................................    9
DESCRIPTION OF COMMON STOCK ..............................................    9
DESCRIPTION OF PREFERRED STOCK ...........................................    9
DESCRIPTION OF DEPOSITARY SHARES .........................................    12
DESCRIPTION OF DEBT SECURITIES ...........................................    15
DESCRIPTION OF WARRANTS ..................................................    27
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS .........    30
DESCRIPTION OF CAPITAL SECURITIES ........................................    30
DESCRIPTION OF TRUST PREFERRED SECURITIES AND TRUST GUARANTEES ...........    34
CERTAIN TAX CONSIDERATIONS ...............................................    37
PLAN OF DISTRIBUTION .....................................................    37
ERISA CONSIDERATIONS .....................................................    39
LEGAL MATTERS ............................................................    39
EXPERTS ..................................................................    39

                             ABOUT THIS PROSPECTUS


   This prospectus is a combined prospectus that is part of two registration statements that we and the Trusts filed with the SEC utilizing a "shelf" registration process. Under this shelf registration process, we and, in the case of the trust preferred securities, the applicable Trust, may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,000,000,000.

   This prospectus provides you with a general description of the securities we and the Trusts may offer. Each time we or the Trusts sell securities, we or the applicable Trust will provide a prospectus supplement that will contain specific information about the terms of the offering and the securities. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we or the Trusts make in this prospectus will be modified or superseded by any inconsistent statement made by us or the Trusts in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described in the following section.

                      WHERE YOU CAN FIND MORE INFORMATION


   As required by the Securities Act of 1933, we and the Trusts have filed a registration statement (No. 333-71568; 333-71568-01; 333-71568-02) relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

   We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all the securities offered by this prospectus:

   o our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

   o our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31 and June 30, 2001;

   o our Current Reports on Form 8-K filed with the SEC on January 25, 2001 (as amended by 8-K/A filed on February 5, 2001), February 8, 2001, February 12, 2001, February 21, 2001, March 27, 2001, July 3, 2001 (8-K/A
     No. 2), July 17 and October 19, 2001;

   o the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on July 3, 2001, and any amendments or reports filed for the purpose of updating such registration statement; and

   o the description of our stock purchase rights contained in our Registration Statement on Form 8-A, filed with the SEC on July 3, 2001, and any amendments or reports filed for the purpose of updating such registration statement.

   You may request a copy of these filings, in most cases without exhibits, at no cost, by writing or telephoning us at the following address:

                           Investor Relations Office
                            Sovereign Bancorp, Inc.
                            1130 Berkshire Boulevard
                         Wyomissing, Pennsylvania 19610
                                 (610) 988-0300

                              ___________________

   No separate financial statements of the Trusts have been included or incorporated by reference herein. We and the Trusts do not consider such financial statements material to holders of trust preferred securities because:

   o all of the voting securities of each Trust will be owned, directly or indirectly, by us, a reporting company under the Securities Exchange Act of 1934;

   o no Trust has independent operations, but rather each exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of such Trust and investing the proceeds thereof in debt securities; and

   o the obligations of the Trusts under the trust preferred securities are fully and unconditionally guaranteed by us to the extent set forth herein.

See "The Trusts" and "Description of Trust Preferred Securities and Trust Guarantees -- Trust Guarantees."

   You should rely only on the information provided in this prospectus and the prospectus supplement, as well as the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

                           FORWARD-LOOKING STATEMENTS


   The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us, the Trusts or on behalf of us or the Trusts. The presentations, and certain of the other disclosure in this prospectus, the accompanying prospectus supplement and in the documents incorporated by reference, including any statements preceded by, followed by or which include the words "may," "could," "should," "pro forma," "looking forward," "will," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan," "strive," "hopefully," "try," "assume" or similar expressions constitute forward-looking statements.

   These forward-looking statements, implicitly and explicitly, include the assumptions underlying the statements and other information with respect to the beliefs, plans, objectives, goals, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business of us and the Trusts, including expectations and estimates with respect to our:

   o growth in cash earnings, operating earnings, net income, shareholder value and internal tangible equity generation;

   o growth in earnings per share;

   o return on equity;

   o return on assets;

   o efficiency ratio;

   o Tier 1 leverage ratio;

   o annualized net charge-offs and other asset quality measures;

   o fee income as a percentage of total revenue;

   o tangible equity to assets;

   o book value and tangible book value per share; and

   o loan and deposit portfolio compositions, employee retention, deposit retention, asset quality, reserve adequacy.

   Although we and the Trusts believe that the expectations reflected in these forward-looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors (some of which are beyond the control of us and the Trusts). The following factors, among others, could cause our financial performance to differ materially from our goals, plans, objectives, intentions, expectations, and other forward-looking statements:

   o the strength of the United States economy in general and the strength of the regional and local economies in which we conduct operations;

   o the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

   o inflation, interest rate, market and monetary fluctuations;

   o our ability to successfully integrate the assets, liabilities, customers, systems and management we acquire into our operations and our ability to realize related revenue synergies and cost savings between expected time frames;

   o our timely development of competitive new products and services in a changing environment and the acceptance of such products and services by customers;

   o the willingness of customers to substitute competitors' products and services and vice versa;

   o the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, capital, liquidity, proper accounting treatment, securities and insurance, and the application thereof by regulatory bodies and the impact of changes in generally accepted accounting principles;

   o technological changes;

   o changes in consumer spending and savings habits;

   o regulatory or judicial proceedings;

   o changes in asset quality; and

   o our success in managing the risks involved in the foregoing.

   If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this prospectus and the accompanying prospectus supplement. Therefore, we and the Trusts caution you not to place undue reliance on any forward-looking information and statements.

   Neither we nor the Trusts intend to update any forward-looking information and statements, whether written or oral, to reflect change. All forward-looking statements attributable to us or the Trusts are expressly qualified by these cautionary statements.

   Operating earnings, cash earnings and core revenue, which are included and defined in certain documents incorporated herein by reference, and the related ratios using these measures are not a substitute for other financial measures determined in accordance with generally accepted accounting principles. Because all companies do not calculate these measures in the same fashion, these measures as presented may not be comparable to other similarly titled measures of other companies.

                               PROSPECTUS SUMMARY


   This summary provides a brief overview of us and the Trusts and all material terms of the offered securities that are known as of the date of this prospectus. For more complete information about us and the Trusts and a more complete understanding of the terms of the offered securities, before making your investment decision, you should carefully read:

   o this prospectus, which explains the general terms of the securities that we and the Trusts may offer;

   o the accompanying prospectus supplement, which explains the specific terms of the securities being offered and which may update or change information in this prospectus; and

   o the documents referred to in "Where You Can Find More Information" for information about us, including our financial statements.

                            SOVEREIGN BANCORP, INC.

   We are a Pennsylvania business corporation and the holding company for Sovereign Bank, a federal savings bank. As of June 30, 2001, we had total consolidated assets, deposits and shareholders' equity of approximately $34.4 billion, $23.3 billion and $2.1 billion, respectively.

   We conduct our operations principally through our subsidiary, Sovereign Bank. Sovereign Bank's primary business consists of attracting deposits from its network of community banking offices, and originating small business and middle market commercial and asset-based loans, consumer and residential mortgage loans and home equity lines of credit in Pennsylvania, New Jersey, Delaware and New England.

   Our principal executive offices are located at 2000 Market Street, Philadelphia, Pennsylvania 19103, and our telephone number is (215) 557-4630.

                          THE SECURITIES WE MAY OFFER


   We may use this prospectus to offer up to $1,000,000,000 of:

   o debt securities;

   o preferred stock;

   o depositary shares;

   o common stock;

   o warrants;

   o stock purchase contracts; and

   o stock purchase units.

   A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities.

                                   THE TRUSTS

   Each Trust is a statutory business trust formed under Delaware law pursuant to a separate declaration of trust executed by us, as sponsor for such Trust, and the trustees of such Trust and the filing of a certificate of trust with the Delaware Secretary of State.

   Unless an accompanying prospectus supplement provides otherwise, each Trust exists for the sole purposes of:

   o  issuing the trust preferred securities;

   o investing the gross proceeds of the sale of the trust preferred securities in a specific series of our subordinated debt securities; and

   o  engaging in only those other activities necessary or incidental thereto.

   All of the common securities of each Trust will be owned by us. The trust common securities will rank on a parity, and payments will be made thereon pro rata, with the trust preferred securities, except that upon the occurrence and continuance of an event of default under the applicable declaration of trust, the rights of the holders of the applicable trust common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the applicable trust preferred securities.

   We will acquire trust common securities having an aggregate liquidation amount equal to a minimum of 3% of the total capital of each Trust. Each Trust will have a term of at least 20 but not more than 50 years, but may terminate earlier as provided in the applicable declaration of trust. Each Trust's business and affairs will be conducted by the trustees. The holder of the trust common securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the trustees of each Trust. The duties and obligations of the trustees shall be governed by the declaration of trust. At least one of the trustees of each Trust will be one of our employees or officers who will act as the administrative trustee. One trustee of each Trust will be a financial institution that is not affiliated with us, which shall act as property trustee and as indenture trustee for the purposes of the Trust Indenture Act of 1939, as amended, pursuant to the terms set forth in a prospectus supplement. In addition, unless the property trustee maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable law, one trustee of each Trust will be a legal entity having a principal place of business in, or an individual resident of, the State of Delaware. We will pay all fees and expenses related to each Trust and the offering of the trust preferred securities. Unless otherwise set forth in the prospectus supplement, the property trustee will be The Bank of New York, and the Delaware trustee will be The Bank of New York, Delaware. The office of the Delaware trustee in the State of Delaware is White Clay Center, Newark, Delaware 19711. The principal place of business of each Trust is 103 Foulk Road, Suite 2000, Wilmington, Delaware 19803.

                      THE SECURITIES THE TRUSTS MAY OFFER

   Each Trust may use this prospectus to offer up to $1,000,000,000 of trust preferred securities.

   A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of the trust preferred securities.

                                USE OF PROCEEDS

   Except as otherwise described in any prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes, which may include working capital, capital expenditures, repayment of existing indebtedness, financing possible future acquisitions, repurchasing shares of our common stock, and providing advances to or investments in Sovereign Bank and other direct or indirect subsidiaries. The amounts and timing of our application of the proceeds will depend upon many factors, including the funding requirements of Sovereign Bank and other direct or indirect subsidiaries, the availability of other funds, and the existence of acquisition opportunities. Pending these uses, we expect to invest the net proceeds in short-term, interest-bearing securities.

                     OUR RATIO OF EARNINGS TO FIXED CHARGES

   We computed our ratio of earnings to fixed charges by dividing earnings by fixed charges on a consolidated basis. We computed our ratio of earnings to combined fixed charges and preferred stock dividends by dividing earnings by the sum of fixed charges and preferred stock dividend requirements. Earnings consist primarily of income before income taxes adjusted for fixed charges. Fixed charges consist primarily of interest expense on short-term and long-term borrowings.


                                                                                                    Year Ended December 31,
                                                                               Six Months     -------------------------------------
                                                                                 Ended
                                                                             June 30, 2001    2000(2)   1999    1998    1997   1996
                                                                             -------------    -------   ----    ----    ----   ----
Ratio of Earnings to Fixed Charges
   Excluding interest on deposits.........................................        1.18x         --      1.47x   1.49x   1.44x  1.49x
   Including interest on deposits.........................................        1.07x         --      1.27x   1.24x   1.22x  1.22x
Ratio of Earnings to Combined Fixed Charges and
 Preferred Stock Dividends (1)
   Excluding interest on deposits.........................................        1.18x         --      1.47x   1.48x   1.41x  1.44x
   Including interest on deposits.........................................        1.07x         --      1.27x   1.24x   1.21x  1.20x

------------

(1) On May 15, 1998, we redeemed all outstanding shares of our 6 1/4% Cumulative Convertible Preferred Stock, Series B at a redemption price of $52.188 per share. Substantially all holders of the Series B Preferred Stock converted their shares of preferred stock to shares of our common stock.

(2) Fixed charges exceeded earnings by $106.2 million for the year ended December 31, 2000.

                          DESCRIPTION OF COMMON STOCK


   We may issue, either separately or together with other securities, shares of common stock. Under our articles of incorporation, we are authorized to issue up to 400,000,000 shares of common stock. Upon our receipt of the full specified purchase price therefor, the common stock will be fully paid and nonassessable. A prospectus supplement relating to an offering of common stock, or other securities convertible or exchangeable for, or exercisable into, common stock, will describe the relevant terms, including the number of shares offered, any initial offering price, and market price and dividend information, as well as, if applicable, information on other related securities. See "Description of Capital Securities" below.

                         DESCRIPTION OF PREFERRED STOCK

   The following briefly summarizes the material terms of our preferred stock, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. You should read the particular terms of any series of preferred stock we offer in any prospectus supplement relating to such series, together with the more detailed provisions of our articles of incorporation and the statement with respect to shares relating to each particular series of preferred stock for provisions that may be important to you. The statement with respect to shares relating to each particular series of preferred stock offered by an accompanying prospectus supplement and this prospectus will be filed as an exhibit to a document incorporated by reference in the registration statement, of which this prospectus forms a part. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered.

General

   Under our articles of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series, and to establish from time to time a series of preferred stock with the following terms specified:

   o the number of shares to be included in the series;

   o the designation, powers, preferences and rights of the shares of the series; and

   o the qualifications, limitations or restrictions of such series, except as otherwise stated in the articles of incorporation.

   Prior to the issuance of any series of preferred stock, our board of directors will adopt resolutions creating and designating the series as a series of preferred stock and the resolutions will be filed in a statement with respect to shares as an amendment to our articles of incorporation. The term "board of directors" includes any duly authorized committee.

   The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to our and our subsidiaries' officers, directors and employees pursuant to benefit plans or otherwise. Shares of preferred stock we issue may have the effect of rendering more difficult or discouraging a transaction to acquire us which is deemed undesirable by our board of directors.

   The preferred stock will be, when issued, fully paid and nonassessable. Unless the particular prospectus supplement states otherwise, holders of each series of preferred stock will not have any preemptive or subscription rights to acquire any other shares of our capital stock.

   The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.

Rank

   Unless otherwise specified in the prospectus supplement relating to the shares of any series of preferred stock, such shares will rank on an equal basis with each other series of preferred stock and prior to the common stock as to dividends and distributions of assets.

Dividends

   Unless the particular prospectus supplement states otherwise, holders of each series of preferred stock will be entitled to receive cash dividends, when, as and if declared by our board of directors out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on our books or, if applicable, the records of the depositary referred to below under "Description of Depositary Shares," on the record dates fixed by our board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative.

   We may not declare, pay or set apart for payment dividends on the preferred stock unless full dividends on any other series of preferred stock that ranks on an equal or senior basis have been paid or sufficient funds have been set apart for payment for:

   o all prior dividend periods of the other series of preferred stock that pay dividends on a cumulative basis; or

   o the immediately preceding dividend period of the other series of preferred stock that pay dividends on a noncumulative basis.

   Partial dividends declared on shares of preferred stock and any other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for all such series of preferred stock.

   Similarly, we may not declare, pay or set apart for payment non-stock dividends or make other payments on the common stock or any of our other stock ranking junior to the preferred stock unless full dividends on all series of preferred stock have been paid or set apart for payment for:

   o all prior dividend periods if the preferred stock pays dividends on a cumulative basis; or

   o the immediately preceding dividend period if the preferred stock pays dividends on a noncumulative basis.

Conversion and Exchange

   The prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of our common stock.

Redemption

   If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option or at the option of the holder thereof, or may be mandatorily redeemed.

   Any partial redemptions of preferred stock will be made in a way that our board of directors decides is equitable.

   Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

Liquidation Preference

   Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred stock, plus an amount equal to any accrued and unpaid dividends. Such distributions will be made before any distribution is made on any securities ranking junior to the preferred stock with respect to liquidation, including common stock.

   If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of our available assets on a ratable basis in proportion to the full liquidation preferences. Holders of such series of preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

Voting Rights

   The holders of shares of preferred stock will have no voting rights, except:

   o as otherwise stated in the prospectus supplement;

   o as otherwise stated in the statement with respect to shares establishing such series; or

   o as required by applicable law.

                        DESCRIPTION OF DEPOSITARY SHARES

   The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. This description is not complete and is subject to, and qualified in its entirety by reference to, all provisions of the deposit agreement, depositary shares and depositary receipts. You should read the particular terms of any depositary shares and any depositary receipts that we offer and any deposit agreement relating to a particular series of preferred stock described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A copy of the form of deposit agreement, including the form of depositary receipt, will be filed as an exhibit to a document incorporated by reference in the registration statement of which this prospectus forms a part. You should read the more detailed provisions of the deposit agreement and the form of depositary receipt for provisions that may be important to you.

General

   We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

   The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company we select and that has its principal office in the United States and a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including any dividend, voting, redemption, conversion and liquidation rights described in the particular prospectus supplement, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

   The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Dividends and Other Distributions

   The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.

   The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled thereto. If the preferred stock depositary determines that it is not feasible to make such distribution, it may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

Redemption of Preferred Stock

   If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of such series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

   Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method as the preferred stock depositary may decide.

Voting Deposited Preferred Stock

   Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred stock. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by such holder's depositary shares. The preferred stock depositary will try to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.

   We will agree to take all actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will abstain from voting shares of any series of preferred stock held by it for which it does not receive specific instructions from the holders of depositary shares representing such preferred shares.

Amendment and Termination of the Deposit Agreement

   The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the deposit agreement, which has been amended thereby. The deposit agreement may be terminated only if:

   o all outstanding depositary shares have been redeemed; or

   o a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with our liquidation, dissolution or winding up.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

   We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We also will pay charges of the depositary in connection with the initial deposit of preferred stock and any redemption of preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

   Prospective purchasers of depositary shares should be aware that special tax, accounting and other issues may be applicable to instruments such as depositary shares.

Resignation and Removal of Depositary

   The preferred stock depositary may resign at any time by delivering to us notice of its intent to do so, and we may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary and its acceptance of such appointment. Such successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

   The preferred stock depositary will forward all reports and communications from us which are delivered to the preferred stock depositary and which we are required to furnish to the holders of the deposited preferred stock.

   Neither we nor the preferred stock depositary will be liable if we or the preferred stock depositary is prevented or delayed by law or any circumstances beyond our or its control in performing our or its obligations under the deposit agreement. Our obligations and the obligations of the preferred stock depositary under the deposit agreement will be limited to performance in good faith of the duties thereunder and we and the preferred stock depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

                         DESCRIPTION OF DEBT SECURITIES

   The following briefly summarizes the material provisions of the indentures and the debt securities, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. You should read the more detailed provisions of the applicable indenture and supplemental indentures, if any, including the defined terms, for the provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in an accompanying prospectus supplement. So that you may easily locate the more detailed provisions, the numbers in parentheses below refer to sections in the applicable indenture or, if no indenture is specified, to sections in each of the indentures. Whenever particular sections or defined terms of the applicable indenture are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statement in this prospectus is qualified by that reference.

General

   The debt securities offered by this prospectus will be our secured or unsecured obligations, and will be either senior debt or subordinated debt, or junior subordinated debt. Senior debt will be issued under a senior indenture. Subordinated debt will be issued under a subordinated indenture. Junior subordinated debt will be issued under a junior subordinated indenture. The senior indenture, the subordinated indenture, and the junior subordinated indenture are sometimes referred to in this prospectus individually as an "indenture" and collectively as the "indentures." Except as specified in "Senior Debt," "Subordination," the fifth following paragraph or otherwise below and in any applicable prospectus supplement, any junior subordinated debt will be subject to the same terms and conditions as subordinated debt and will be issued under a junior subordinated indenture filed as an exhibit to this registration statement. Unless the context provides otherwise, references to the subordinated indenture shall also be deemed to be references to the junior subordinated indenture. The indentures have been filed with the SEC and are incorporated by reference in the registration statement of which this prospectus forms a part. To obtain copies of the indentures, please see "Where You Can Find More Information" or contact the applicable trustee.

   Unless otherwise provided for a particular issuance in an accompanying prospectus supplement, the trustee under the indentures will be BNY Midwest Trust Company.

   The indentures do not limit the total principal amount of debt securities that may be issued and the indentures provide that debt securities of any series may be issued up to the total principal amount which we authorize from time to time. Except as may be set forth in a prospectus supplement, neither the indentures nor the debt securities will limit or otherwise restrict the amount of other indebtedness which may be incurred or the other securities which we or any of our affiliates may issue.

   Because we are a holding company, the claims of creditors of our subsidiaries, including Sovereign Bank, will have a priority over our rights as a shareholder of Sovereign Bank, and also over the rights of our creditors, including the holders of our debt securities, to participate in the assets of the subsidiary upon the subsidiary's liquidation or recapitalization, except to the extent that we may be a creditor with recognized claims against the subsidiary. In addition, there are certain regulatory limitations on the payment of dividends and on loans and other transfers from our banking subsidiaries to us.

   The amount of debt securities offered by this prospectus will be limited to the amounts described on the cover of this prospectus. The indentures provide that our senior, subordinated or junior subordinated debt securities may be issued in one or more series with different terms, in each case as we authorize from time to time. (Section 301)

   The senior securities may be unsecured or secured by our assets, including the stock of Sovereign Bank we own, and, except as may be set forth in a prospectus supplement, will rank on an equal basis with our other unsecured senior debt. The subordinated securities and junior subordinated securities will be unsecured and, except as may be set forth in a prospectus supplement, will rank on an equal basis with our other subordinated debt or junior subordinated debt, respectively, and, together with such other subordinated debt or junior subordinated debt, will be subordinate and junior in right of payment to the prior payment in full of our senior debt (which in the case of the junior subordinated debt will also include subordinated debt) as described below under "Subordination."

   The applicable prospectus supplement relating to any series of debt securities will describe the following terms, where applicable:

   o the designation and any limit on the total principal amount of such debt securities;

   o the price (expressed as a percentage of the total principal amount) at which such debt securities will be issued;

   o the date or dates on which such debt securities will mature or method by which such dates can be determined;

   o the currency or currencies in which such debt securities are being sold and are denominated and the circumstances, if any, under which any debt securities may be payable in a currency other than the currency in which such debt securities are denominated, and if so, the exchange rate, the exchange rate agent and, if the holder of any such debt securities may elect the currency in which payments are to be made, the manner of such election;

   o the denomination in which any debt securities which are registered securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denomination or denominations in which any debt securities which are bearer securities will be issuable, if other than the denomination of $5,000;

   o the rate or rates (which may be fixed or variable) at which such debt securities will bear interest, which rate may be zero in the case of certain debt securities issued at an issue price representing a discount from the principal amount payable at maturity;

   o the date from which interest on such debt securities will accrue, the dates on which such interest will be payable or method by which such dates can be determined, the date on which payment of such interest will commence and the circumstances, if any, in which we may defer interest payments;

   o the dates on which, and the price or prices at which, such debt securities will, pursuant to any mandatory sinking fund provision, or may, pursuant to any optional redemption or mandatory repayment provisions, be redeemed or repaid and the other terms and provisions of any such optional redemption or mandatory repayment;

   o any terms by which such debt securities may be convertible into common stock (see "Description of Common Stock"), preferred stock (see "Description of Preferred Stock"), or any of our other capital securities (see "Description of Capital Securities") and, in case of debt securities convertible into preferred stock, the terms of such preferred stock;

   o any terms by which the principal of such debt securities will be exchangeable for capital securities and any terms creating a securities fund pursuant to which the proceeds of sales of capital securities may be designated on our books for the payment of any of the principal of such debt securities;

   o whether such debt securities are to be issuable as bearer securities and/ or registered securities and, if issuable as bearer securities, the terms upon which any bearer securities may be exchanged for registered securities;

   o whether such debt securities are to be issued in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for such global security or securities;

   o if a temporary global debt security is to be issued with respect to such series, the extent to which, and the manner in which, any interest payable on an interest payment date prior to the issuance of a permanent global security or definitive bearer securities will be credited to the accounts of the persons entitled to interest on the interest payment date;

   o if a temporary global security is to be issued with respect to such series, the terms upon which interests in such temporary global security may be exchanged for interests in a permanent global security or for definitive debt securities of the series and the terms upon which interests in a permanent global security, if any, may be exchanged for definitive debt securities of the series;

   o any additional restrictive covenants included for the benefit of holders of such debt securities;

   o any additional events of default provided with respect to such debt securities;

   o information with respect to book-entry procedures, if any;

   o whether the debt securities will be repayable at the option of the holder in the event we are subject to a change in control;

   o any other terms of the debt securities not inconsistent with the provisions of the applicable indenture;

   o the terms of any securities being offered together with or separately from the debt securities;

   o if such debt securities are original issue discount securities, the accreted or notational value thereof (or method of determining such amount) upon acceleration of maturity;

   o any guarantees issued with respect to such debt securities; and

   o any security interests or other liens granted to secure such debt securities.

   Such prospectus supplement will also describe any special provisions for the payment of additional amounts with respect to the debt securities and certain United States federal income tax consequences and other special considerations applicable to such series of debt securities. If a debt security is denominated in a foreign currency, such debt security may not trade on a U.S. national securities exchange unless and until the SEC has approved appropriate rule changes pursuant to the Securities Exchange Act of 1934 to accommodate the trading of such debt security.

Form, Exchange, Registration and Transfer

   Debt securities of a series may be issuable in definitive form solely as registered securities, solely as bearer securities or as both registered securities and bearer securities. Unless otherwise indicated in the prospectus supplement, bearer securities other than bearer securities in temporary or permanent global form will have interest coupons attached. (Section 201) Each indenture also provides that bearer securities or registered securities of a series may be issuable in permanent global form. (Section 203) See "Permanent Global Securities."

   Registered securities of any series will be exchangeable for other registered securities of the same series of authorized denominations and of a like total principal amount, tenor and terms. In addition, if debt securities of any series are issuable as both registered securities and bearer securities, at the option of the holder upon request confirmed in writing, and subject to the terms of the applicable indenture, bearer securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable into registered securities of the same series of any authorized denominations and of a like aggregate principal amount, tenor and terms. Bearer securities surrendered in exchange for registered securities between the close of business on a regular record date or a special record date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest will not be payable in respect of the registered security issued in exchange for such bearer security, but will be payable only to the holder of such coupon when due in accordance with the terms of the applicable indenture. Bearer securities will not be issued in exchange for registered securities. (Section 305) Each bearer security, other than a temporary global bearer security, and each interest coupon will bear an appropriate legend as will be specified in an applicable prospectus supplement.

   Debt securities may be presented for exchange as provided above, and registered securities may be presented for registration of transfer (duly endorsed or accompanied by a satisfactory written instrument of transfer), at the office of the security registrar or at the office of any transfer agent we designate for such purpose with respect to such series of debt securities, without service charge and upon payment of any taxes and other governmental charges. (Section 305) If the applicable prospectus supplement refers to any transfer agent (in addition to the security registrar) we initially designate with respect to any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent (or security registrar) acts, except that, if debt securities of a series are issuable solely as registered securities, we will be required to maintain a transfer agent in each place of payment for such series and, if debt securities of a series are issuable as bearer securities, we must maintain (in addition to the security registrar) a transfer agent in a place of payment for such series located outside the United States. We may at any time designate additional transfer agents with respect to any series of debt securities. (Section 1002)

   We shall not be required to:

   o issue, register the transfer of, or exchange debt securities of any particular series to be redeemed or exchanged for capital securities for a period of 15 days preceding the first publication of the relevant notice of redemption or, if registered securities are outstanding and there is no publication, the mailing of the relevant notice of redemption;

   o register the transfer of or exchange any registered security selected for redemption or exchange in whole or in part, except the unredeemed or unexchanged portion of any registered security being redeemed or exchanged in part; or

   o exchange any bearer security selected for redemption or exchange except that such a bearer security may be exchanged for a registered security of like tenor and terms of that series, provided that such registered security shall be surrendered for redemption or exchange. (Section 305)

   Additional information regarding restrictions on the issuance, exchange and transfer of, and special United States federal income tax considerations relating to, bearer securities will be set forth in the applicable prospectus supplement.

Temporary Global Securities

   If so specified in the applicable prospectus supplement, all or any portion of the debt securities of a series which are issuable as bearer securities will initially be represented by one or more temporary global securities, without interest coupons, to be deposited with a common depositary such as Euroclear System and Clearstream Banking, societe anonyme, Luxembourg for credit to designated accounts. On and after the date determined as provided in any such temporary global security and described in the applicable prospectus supplement, but within a reasonable time, each such temporary global security will be exchangeable for definitive bearer securities, definitive registered securities or all or a portion of a permanent global bearer security, or any combination thereof, as specified in the prospectus supplement. No definitive bearer security or permanent global bearer security delivered in exchange for a portion of a temporary global security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange.

   Additional information regarding restrictions on and special United States federal income tax consequences relating to temporary global securities will be set forth in the applicable prospectus supplement.

Permanent Global Securities

   If any debt securities of a series are issuable in permanent global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in any such permanent global security may exchange their interests for debt securities of such series and of like tenor and principal amount of any authorized form and denomination. Principal of and any premium and interest on a permanent global security will be payable in the manner described in the applicable prospectus supplement.

Payments and Paying Agents

   Unless otherwise indicated in the applicable prospectus supplement:

   o payments of principal of and premium, if any, and interest, if any, on bearer securities will be payable in the currency designated in the prospectus supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as we may appoint from time to time;

   o such payments may be made, at the option of the holder, by a check in the designated currency or by transfer to an account in the designated currency maintained by the payee with a bank located outside the United States; and

   o payment of interest on bearer securities on any interest payment date will be made only against surrender of the coupon relating to such interest payment date to a paying agent outside the United States. (Section 1001)

   No payment with respect to any bearer security will be made at any office or paying agency we maintain in the United States nor will any such payment be made by transfer to an account, or by mail to an address, in the United
States. Notwithstanding the foregoing, payments of principal of and premium, if any, and interest, if any, on bearer securities denominated and payable in U.S. dollars will be made in U.S. dollars at an office or agency we designate in the United States, if payment of the full amount thereof in U.S. dollars at all paying agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions, and the trustee receives an opinion of counsel that such payment within the United States is legal. (Section 1002)

   Unless otherwise indicated in the applicable prospectus supplement, payment of principal of and premium, if any, and interest, if any, on a registered security will be payable in the currency designated in the prospectus supplement, and interest will be payable at the office of such paying agent or paying agents as we may appoint from time to time, except that, at our option, payment of any interest may be made by a check in such currency mailed to the holder at the holder's registered address or by wire transfer to an account in such currency designated by the holder in writing not less than ten days prior to the date of payment. Unless otherwise indicated in the applicable prospectus supplement, payment of any installment of interest on a registered security will be made to the person in whose name such registered security is registered at the close of business on the regular record date for such payments. (Section 307) Unless otherwise indicated in the applicable prospectus supplement, principal payable at maturity will be paid to the registered holder upon surrender of the registered security at the office of a duly appointed paying agent.

   The paying agents outside the United States we initially appoint for a series of debt securities will be named in the applicable prospectus supplement. We may terminate the appointment of any of the paying agents from time to time, except that we will maintain at least one paying agent outside the United States so long as any bearer securities are outstanding where bearer securities may be presented for payment and may be surrendered for exchange, provided that so long as any series of debt securities is listed on the stock exchange of the United Kingdom and the Republic of Ireland or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, we will maintain a paying agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for such series of debt securities. (Section 1002)

   All moneys we pay to a paying agent for the payment of principal of or premium, if any, or interest, if any, on any debt security that remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will, at our request, be repaid to us, and the holder of such debt security or any coupon will thereafter look only to us for payment. (Section 1003)

Covenants Contained in Indentures

   Unless an accompanying prospectus supplement provides otherwise, the indentures will provide that we may not:

   o sell, transfer, or otherwise dispose of any shares of voting stock of Sovereign Bank or permit Sovereign Bank to issue, sell, or otherwise dispose of any shares of its voting stock unless we retain direct ownership of at least 80% of the voting stock;

   o permit Sovereign Bank to merge or consolidate unless we directly own at least 80% of the voting stock of the surviving entity; or

   o convey or transfer its properties and assets substantially as an entirety to any other entity unless we directly own at least 80% of the voting stock of the entity. (Section 1005)

   With the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series issued under the indentures, these requirements may be modified so as to reduce the required percentage of ownership from 80% to a majority. (Section 902)

   The senior indenture provides that we will not create, assume, incur, or suffer to exist, as security for indebtedness for borrowed money, any mortgage, pledge, encumbrance or lien or charge of any kind upon more than 20% of the voting stock of Sovereign Bank (other than directors' qualifying shares) without effectively providing that each series of senior securities be secured equally and ratably with (or prior to) such indebtedness. (Section 1004 of the senior indenture) The subordinated indenture does not contain a similar covenant.

   We are not restricted by the indentures from incurring, assuming or becoming liable for any type of debt or other obligations, from creating liens on our property (other than, in the case of the senior indentures, on the voting stock of Sovereign Bank as described above) for any purposes or from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock. The indentures do not require the maintenance of any financial ratios or specific levels of net worth or liquidity. In addition, the indentures do not contain any provision which would require us to repurchase, redeem or otherwise modify the terms of any of our debt securities upon a change in control or other events involving us which may adversely affect the creditworthiness of the debt securities.

   The above covenants may be modified by, or additional covenants may be provided for in, a supplemental indenture, as will be further described in an applicable prospectus supplement.

Modification and Waiver

   Except as to the above, and certain other modifications and amendments not adverse to holders of debt securities, modifications and amendments of and waivers of compliance with certain restrictive provisions under each indenture may be made only with the consent of the holders of not less than 66 2/3% in principal amount of the outstanding debt securities of each series affected by such modification, amendment or waiver.

   No such modification or amendment may, without the consent of the holder of each security so affected:

   o change the stated maturity of the principal or any installment of principal or any installment of interest, if any;

   o reduce the amount of principal or interest payable on the debt security, or any premium payable upon its redemption or repayment or, in the case of an original issue discount security, the amount of principal payable upon the acceleration of its maturity;

   o change the place of payment or the currency in which principal or interest is payable, if any;

   o impair the right of any holders to sue for the enforcement of any payment of the principal, premium, if any, and interest, if any, or adversely affect the holder's right of repayment, if any, at the option of the holder;

   o reduce the percentage in principal amount of outstanding debt securities of any series, whose holders must consent for modification or amendment of the applicable indenture, or for waiver of compliance with certain provisions of the applicable indenture, or for waiver of certain defaults;

   o reduce the requirements contained in the applicable indenture for quorum or voting;

   o in the case of debt securities exchangeable for capital securities, impair any right to the delivery of capital securities in exchange for such debt securities or the right to sue for the enforcement of any such delivery or, in the case of debt securities convertible into common stock or preferred shares, impair any right to convert such debt securities; or

   o modify any of the above provisions. (Section 902)

   Each indenture contains provisions for convening meetings of the holders of debt securities of a series issued thereunder if debt securities of that series are issuable in whole or in part as bearer securities. (Section 1601) A meeting may be called at any time by the trustee for such debt securities, or upon our request or the

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
holders of at least 10% in principal amount of the outstanding debt securities of such series, upon notice given in accordance with the applicable indenture. (Section 1602)

   Except as limited by the preceding paragraph:

   o any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series;

   o any resolution with respect to any consent or waiver which may be given only by the holders of not less than 66 2/3% in principal amount of the outstanding debt securities of a series issued under an indenture may be adopted at a meeting or an adjourned meeting at which a quorum is present only by the affirmative vote of the holders of 66 2/3% in principal amount of such outstanding debt securities of that series; and

   o any resolution with respect to any demand, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series issued under an indenture may be adopted at a meeting or adjourned meeting at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding debt securities of that series. (Section 1604)

   Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the applicable indenture will be binding on all holders of debt securities of that series and the related coupons issued under that indenture. The quorum at any meeting of holders of a series of debt securities called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of such series.

   If any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than 66 2/3% in principal amount of the outstanding debt securities of a series, the persons holding or representing 66 2/3% in principal amount of the outstanding debt securities of such series issued under that indenture will constitute a quorum. (Section
1604)

Events of Default

   Unless otherwise provided in the applicable prospectus supplement, any series of senior securities issued under the senior indenture will provide that the following shall constitute events of default with respect to such series:

   o default in payment of principal of or premium, if any, on any senior security of such series when due;

   o default for 30 days in payment of interest, if any, on any senior security of such series or related coupon, if any, when due;

   o default in the deposit of any sinking fund payment on any senior security of such series when due;

   o default in the performance of any other covenant in such indenture, continued for 90 days after written notice of the default by the trustee thereunder or by the holders of at least 25% in principal amount of the outstanding senior securities of such series issued under that indenture; and

   o certain events of our or Sovereign Bank's bankruptcy, insolvency or reorganization. (Section 501 of the senior indenture)

   Unless otherwise provided in the applicable prospectus supplement, any series of subordinated securities issued under the subordinated indenture will provide that the only event of default will be certain events of our bankruptcy. (Section 501 of the subordinated indenture) Unless specifically stated in the applicable prospectus supplement for a particular series of subordinated securities, there is no right of acceleration of the payment of principal of the subordinated securities upon a default in the payment of principal, premium, if any, or interest, if any, or in the performance of any covenant or agreement in the subordinated securities or subordinated indenture. In the event of a default in the payment of principal, premium, if any, or interest, if any, or in the performance of any covenant (including, if applicable, any covenant to deliver any capital securities required to be delivered or any covenant to sell capital securities in a secondary offering) or agreement in the subordinated securities or subordinated indenture, the trustee, subject to certain limitations and conditions, may institute judicial proceedings to enforce payment of such principal, premium, if any, or interest, if any, or to obtain the performance of such covenant or agreement or any other proper remedy, including, in the case of the failure to deliver capital securities, a proceeding to collect money equal to the principal amount of any subordinated securities for which capital securities were to be exchanged. (Section 503 of the subordinated indenture)

   We are required to file with each trustee annually an officers' certificate as to the absence of certain defaults under the terms of the indentures. (Section 1007 of the senior indenture, Section 1004 of the subordinated indenture) Each indenture provides that if an event of default shall occur and be continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of such series issued under that indenture may declare the principal of all such debt securities (or in the case of original issue discount series, such portion of the principal amount thereof as may be specified in the terms thereof) to be due and payable. (Section 502) In certain cases, the holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of any such series and any related coupons, waive any past default or event of default except a default in payment of the principal of or premium, if any, on any of the debt securities of such series and in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of the holder of each outstanding debt security of such series or coupons affected. (Section 513)

   Each indenture contains a provision entitling the trustee, subject to the duty during default to act with the required standard of care, to be indemnified by the holders of the debt securities of any series or any related coupons before proceeding to exercise any right or power under such indenture at the request of such holders. (Section 603) Each indenture provides that no holder of any debt securities of any series or any related coupons may institute any proceeding, judicial or otherwise, to enforce such indenture except in the case of failure of the trustee, for 60 days, to act after it is given notice of default, a request to enforce such indenture by the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series, and an offer of indemnity reasonable to the trustee. (Section 507) This provision will not prevent any holder of debt securities or any related coupons from enforcing payment of the principal, premium, if any, and interest, if any, at their respective due dates. (Section
508) The holders of a majority in aggregate principal amount of the outstanding debt securities of any series issued under an indenture may direct the time, method and place of conducting any proceedings for any remedy available to the trustee for such debt securities or exercising any trust or power conferred on it with respect to the debt securities of such series. However, such trustee may refuse to follow any direction that conflicts with law or the indenture under which it serves or which would be unjustly prejudicial to holders not joining the proceeding. (Section 512)

   Each indenture provides that the trustee will, within 90 days after the occurrence of a default with respect to any series of debt securities known to it, give to the holders of debt securities of such series notice of such default if not cured or waived. Except in the case of a default in the payment of principal of or premium, if any, or interest, if any, on any debt securities of such series or any related coupons or in the payment of any sinking fund installment with respect to debt securities of such series or in the exchange of capital securities for debt securities of such series, the trustee for such debt securities shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of the holders of such debt securities. (Section 602)

Defeasance

   We may terminate certain of our obligations under each indenture with respect to the debt securities of any series, including our obligations to comply with the covenants described under the heading "Covenants Contained in Indentures" above, on the terms and subject to the conditions contained in the indentures, by depositing in trust with the trustee money and/or, to the extent such debt securities are denominated and payable in U.S. dollars only, eligible instruments which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal and premium, if any, and interest, if any, on such debt securities, and any mandatory sinking fund, repayment or analogous payments on the securities, on the scheduled due dates for payment. Such deposit and termination is conditioned upon our delivery of an opinion of counsel that the holders of such debt securities will have no federal income tax consequences as a result of such deposit and termination. Such termination will not relieve us of our obligation to pay when due the principal of or interest on such debt securities if such debt securities of such series are not paid from the money or eligible instruments held by the trustee for the payment thereof. (Section
401) This is called "covenant defeasance." The applicable prospectus supplement may further describe the provisions, if any, permitting or restricting such defeasance with respect to the debt securities of a particular series.

Senior Debt

   Except as may be described in an applicable prospectus supplement, senior debt is any obligation to our creditors, now outstanding or subsequently incurred, other than:

   o any obligation as to which the instrument creating or evidencing it or pursuant to which it is outstanding provides that such obligation is not senior debt;

   o obligations evidenced by debt securities issued under the subordinated indenture (Section 101 of the subordinated indenture) (except in the case of the junior subordinated indenture (section 101 of the junior subordinated indenture)); and

   o obligations evidenced by debt securities issued under the junior subordinated indenture.

Subordination

   The subordinated securities or the junior subordinated securities, as applicable, shall be subordinate and junior in right of payment, to the extent set forth in the subordinated indenture or the junior subordinated indenture, as applicable, to all of our senior debt (as such term is defined above). In the event that we default in the payment of any principal, premium, if any, or interest, if any, on any senior debt when it becomes due and payable, whether at maturity, or at a date fixed for prepayment, or by declaration of acceleration or otherwise, then, unless and until such default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) shall be made or agreed to be made for principal, premium, if any, or interest, if any, on the subordinated securities or the junior subordinated securities, as applicable, or in respect of any redemption, repayment, retirement, purchase or other acquisition of any of the subordinated securities or the junior subordinated indenture, as applicable. (Section 1801 of the subordinated indenture or the junior subordinated securities, as applicable) A series of subordinated debt securities may be issued that is subordinate to the senior debt, but is senior as to right of payment to some or all other series of subordinated or junior subordinated debt securities.

   In the event of any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding, relating to us, our creditors or our property, any proceeding for our liquidation, dissolution or other winding up, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, any assignment by us for the benefit of creditors, or any other marshalling of our assets, all senior debt (including any interest accruing after the commencement of any such proceedings) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made on account of the principal or interest on the subordinated securities or the junior subordinated securities, as applicable. In such event, any payment or distribution on account of the principal of or interest on the subordinated securities or the junior subordinated securities, as applicable, whether in cash, securities or other property (other than our securities or the securities of any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the subordinated securities or the junior subordinated securities, as applicable, to the payment of all senior debt at the time outstanding, and to any securities issued under any such plan of reorganization or adjustment), which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated securities shall be paid or delivered directly to the holders of senior debt in accordance with the priorities then existing among such holders until all senior debt (including any interest accruing after the commencement of any such proceedings) shall have been paid in full. (Section 1801 of the subordinated indenture or the junior subordinated indenture, as applicable).

   In the event of any such proceeding, after payment in full of all sums owing with respect to senior debt, the holders of subordinated securities or junior subordinated securities, as applicable, together with the holders of any of our obligations ranking on an equal basis with the subordinated securities or junior subordinated securities, as applicable, shall be entitled to be repaid from our remaining assets the amounts at the time due and owing on account of unpaid principal, premium, if any, and interest, if any, on the subordinated securities or junior subordinated securities, as applicable and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any of our capital stock or obligations ranking junior to the subordinated securities or junior subordinated securities, as applicable, and such other obligations. If any payment or distribution on account of the principal of or interest on the subordinated securities or junior subordinated securities, as applicable, of any character or any security, whether in cash, securities or other property (other than our securities or the securities of any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the subordinated securities or junior subordinated securities, as applicable, to the payment of all senior debt at the time outstanding and to any securities issued under any such plan of reorganization or readjustment) shall be received by any holder of any subordinated securities or junior subordinated securities, as applicable in contravention of any of these terms and before all the senior debt shall have been paid in full, such payment or distribution or security shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of the senior debt at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all senior debt remaining unpaid to the extent necessary to pay all such senior debt in full. (Section 1801 of the subordinated indenture or junior subordinated indenture, as applicable) By reason of such subordination, in the event of our insolvency, holders of senior debt may receive more, ratably, and holders of the subordinated securities having a claim pursuant to such securities may receive less, ratably, than our other creditors. Such subordination will not prevent the occurrence of any event of default in respect of the subordinated securities.

   The subordinated indenture or junior subordinated indenture, as applicable, may be modified or amended as provided under "Modification and Waiver" above, provided that no such modification or amendment may, without the consent of the holders of all senior debt outstanding, modify any of the provisions of the subordinated indenture or junior subordinated indenture, as applicable, relating to the subordination of the subordinated securities or the junior subordinated securities and any related coupons in a manner adverse to such holders. (Section 902 of the subordinated indenture or junior subordinated indenture, as applicable)

Conversion of Convertible Debt Securities

   The holders of debt securities of a specified series that are convertible into our common stock or preferred stock will be entitled at certain times specified in the applicable prospectus supplement, subject to prior redemption, repayment or repurchase, to convert any convertible debt securities of such series (in denominations set forth in the applicable prospectus supplement) into common stock or preferred stock, as the case may be, at the conversion price set forth in the applicable prospectus supplement, subject to adjustment as described below and in the applicable prospectus supplement. Except as described below and as may be described in the applicable prospectus supplement, no adjustment will be made on conversion of any convertible debt securities for interest accrued thereon or for dividends on any common stock or preferred stock issued. (Section 1803 of the senior indenture, Section 1903 of the subordinated indenture) If any convertible debt securities not called for redemption are converted between a regular record date for the payment of interest and the next succeeding interest payment date, such convertible debt securities must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted. (Section 1803 of the senior indenture, Section 1903 of the subordinated indenture) We are not required to issue fractional shares of common stock upon conversion of convertible debt securities that are convertible into common stock and, in lieu thereof, will pay a cash adjustment based upon the closing price (as defined in the indenture) of the common stock on the last business day prior to the date of conversion. (Section 1804 of the senior indenture, Section 1904 of the subordinated indenture) In the case of convertible debt securities called for redemption, conversion rights will expire at the close of business on the redemption date. (Section 1802 of the senior indenture, Section 1902 of the subordinated indenture)

   Unless otherwise indicated in the applicable prospectus supplement, the conversion price for convertible debt securities that are convertible into our common stock is subject to adjustment under formulas set forth in the applicable indenture in certain events, including:

   o the issuance of our capital stock as a dividend or distribution on the common stock;

   o subdivisions and combinations of the common stock;

   o the issuance to all holders of common stock of certain rights or warrants entitling them to subscribe for or purchase common stock within 45 days after the date fixed for the determination of the shareholders entitled to receive such rights or warrants, at less than the current market price (as defined in the indenture); and

   o the distribution to all holders of common stock of evidences of our indebtedness or assets (excluding certain cash dividends and distributions described in the next paragraph) or rights or warrants (excluding those referred to above). (Section 1806 of the senior indenture, Section 1906 of the subordinated indenture)

   In the event that we distribute any rights or warrants to acquire capital stock pursuant to which separate certificates representing such capital stock rights will be distributed subsequent to the initial distribution of such capital stock rights (whether or not such distribution shall have occurred prior to the date of the issuance of a series of convertible debt securities), such subsequent distribution shall be deemed to be the distribution of such capital stock rights. We may, in lieu of making any adjustment in the conversion price upon a distribution of separate certificates representing such capital stock rights, make proper provision so that each holder of such a convertible debt security who converts it (or any portion of it) before the record date for such distribution of separate certificates shall be entitled to receive upon such conversion shares of common stock issued with capital stock rights. If converted after such record date and prior to the expiration, redemption or termination of such capital stock rights, the holder shall be entitled to receive upon such conversion, in addition to the shares of common stock issuable upon such conversion, the same number of such capital stock rights as would a holder of the number of shares of common stock that such convertible debt security so converted would have entitled its holder to acquire in accordance with the terms and provisions applicable to the capital stock rights if such convertible debt security were converted immediately prior to the record date for such distribution. Common stock owned by or held for our account or any majority owned subsidiary shall not be deemed outstanding for the purpose of any adjustment.

   No adjustment in the conversion price of convertible debt securities that are convertible into common stock will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from retained earnings. No adjustment in the conversion price of convertible debt securities that are convertible into common stock will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect, provided, that any such adjustment not so made will be carried forward and taken into account in any subsequent adjustment. Any such adjustment not so made shall be made no later than three years after the occurrence of the event requiring such adjustment to be made or carried forward. We reserve the right to make such reductions in the conversion price in addition to those required in the foregoing provisions as we in our discretion shall determine to be advisable in order that certain stock-related distributions we make to our shareholders in the future shall not be taxable. (Section 1806 of the senior indenture, Section 1906 of the subordinated indenture) Except as stated above, the conversion price will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock or securities carrying the right to purchase any of the foregoing.

   In the case of a reclassification or change of the common stock, a consolidation or merger involving us, or a sale or conveyance to another corporation of our property and assets as an entirety or substantially as an entirety, in each case as a result of which holders of common stock shall be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such common stock, the holders of the convertible debt securities then outstanding that are convertible into common stock will be entitled thereafter to convert such convertible debt securities into the kind and amount of shares of stock and other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such convertible debt securities been converted into common stock immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. (Section 1807 of the senior indenture, Section 1907 of the subordinated indenture)

   In the event of a taxable distribution to holders of common stock (or other transaction) which results in any adjustment of the conversion price of convertible debt securities that are convertible into common stock, the holders of such convertible debt securities may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of common stock or such convertible debt securities.

Exchange for Capital Securities

   To the extent set forth in a prospectus supplement, a specified series of debt securities may be mandatorily exchangeable for capital securities as described under "Description of Capital Securities" below.

Information Concerning the Trustees

   The trustee serves as trustee under indentures for certain of our other debt.

   The trustee may, from time to time make loans to us and perform other services for us in the normal course of business. Under the provisions of the Trust Indenture Act of 1939, upon the occurrence of a default under an indenture, if a trustee has a conflicting interest (as defined in the Trust Indenture Act) the trustee must, within 90 days, either eliminate such conflicting interest or resign. Under the provisions of the Trust Indenture Act, an indenture trustee shall be deemed to have a conflicting interest if the trustee is a creditor of the obligor. If the trustee fails either to eliminate the conflicting interest or to resign within 10 days after the expiration of such 90-day period, the trustee is required to notify debt holders to this effect and any debt holder who has been a bona fide holder for at least six months may petition a court to remove the trustee and to appoint a successor trustee.

                            DESCRIPTION OF WARRANTS


   We may issue warrants for the purchase of common stock, preferred stock and debt securities. Warrants may be issued separately or together with common stock, preferred stock or debt securities offered by any prospectus supplement and may be attached to or separate from such common stock, preferred stock or debt securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust corporation, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. Copies of the forms of warrant agreements, including the forms of warrant certificates representing the warrants, are or will be filed as exhibits to the registration statement of which this prospectus forms a part. The following summaries of certain provisions of the forms of warrant agreements and warrant certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the warrant agreements and the warrant certificates.

General

   If warrants are offered, the applicable prospectus supplement will describe the terms of such warrants, including, in the case of warrants for the purchase of debt securities, the following where applicable:

   o the title of the warrants;

   o the offering price for the warrants, if any;

   o the aggregate number of the warrants;

   o the designation and terms of the debt securities purchasable upon exercise of the warrants;

   o if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each of these securities;

   o if applicable, the date after which the warrants and any securities issued with the warrants will be separately transferable;

   o the principal amount of debt securities purchasable upon exercise of a warrant and the purchase price;

   o the dates on which the right to exercise the warrants begins and expires;

   o if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

   o whether the warrants represented by the warrant certificate or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

   o information with respect to any book-entry procedures;

   o the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable;

   o if applicable, a discussion of certain United States federal income tax considerations;

   o any antidilution provisions of the warrants;

   o any redemption or call provisions applicable to the warrants; and

   o any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

   In the case of warrants for the purchase of common stock or preferred stock, the applicable prospectus supplement will describe the terms of such warrants, including the following where applicable:

   o the title of the warrants;

   o the offering price of the warrants, if any;

   o the aggregate number of the warrants;

   o the designation and terms of the common stock or preferred stock that is purchasable upon exercise of the warrants;

   o if applicable, the designation and terms of the securities with which the warrants are issued and the number of such warrants issued with each such security;

   o if applicable, the date after which the warrants and any securities issued with the warrants will be separately transferable;

   o the number of shares of common stock or preferred stock purchasable upon exercise of a warrant and the purchase price;

   o the dates on which the right to exercise the warrants begins and expires;

   o if applicable, the minimum or maximum amount of the warrants which may be exercised at any one time;

   o the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable;

   o if applicable, a discussion of certain United States federal income tax considerations;

   o any antidilution provisions of the warrants;

   o any redemption or call provisions applicable to the warrants; and

   o any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

   Warrant certificates may be exchanged for new warrant certificates of different denominations, may be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of any warrant to purchase debt securities, holders of such warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture. Prior to the exercise of any warrants to purchase preferred stock or common stock, holders of such warrants will not have any rights of holders of the preferred stock or common stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the preferred stock or common stock purchasable upon such exercise or to exercise any applicable right to vote.

Exercise of Warrants

   Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or shares of common stock or preferred stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from the prospectus supplement relating to the offered warrants. After the close of business on the expiration date of the warrants (or such later date to which such expiration date may be extended by us), unexercised warrants will become void.

   Warrants may be exercised by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the debt securities, preferred stock or common stock, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the warrant certificate. Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt, within five business days, of the warrant certificate evidencing such warrants. Upon receipt of such payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the debt securities, preferred stock or common stock, as the case may be, purchasable upon such exercise. If fewer than all of the warrants

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
represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

Amendments and Supplements to Warrant Agreements

   The warrant agreements may be amended or supplemented without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants.

Common Stock Warrant Adjustments

   Unless otherwise indicated in the applicable prospectus supplement, the exercise price of, and the number of shares of common stock covered by, a common stock warrant are subject to adjustment in certain events, including:

   o the issuance of common stock as a dividend or distribution on the common stock;

   o subdivisions and combinations of the common stock;

   o the issuance to all holders of common stock of capital stock rights entitling them to subscribe for or purchase common stock within 45 days after the date fixed for the determination of the shareholders entitled to receive such capital stock rights, at less than the current market price; and

   o the distribution to all holders of common stock of our evidences of our indebtedness or assets (excluding certain cash dividends and distributions described below) or rights or warrants (excluding those referred to above).

   We may, in lieu of making any adjustment in the exercise price of, and the number of shares of common stock covered by, a common stock warrant, make proper provision so that each holder of such common stock warrant who exercises such common stock warrant (or any portion thereof):

   o before the record date for such distribution of separate certificates, shall be entitled to receive upon such exercise shares of common stock issued with capital stock rights; and

   o after such record date and prior to the expiration, redemption or termination of such capital stock rights, shall be entitled to receive upon such exercise in addition to the shares of common stock issuable upon such exercise, the same number of such capital stock rights as would a holder of the number of shares of common stock that such common stock warrants so exercised would have entitled the holder thereof to acquire in accordance with the terms and provisions applicable to the capital stock rights if such common stock warrant was exercised immediately prior to the record date for such distribution.

   Common stock owned by or held for our account or any of our majority owned subsidiaries shall not be deemed outstanding for the purpose of any adjustment.

   No adjustment in the exercise price of, and the number of shares of common stock covered by, a common stock warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions of cash dividends or distributions to the extent paid from retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect; provided that any such adjustment not so made will be carried forward and taken into account in any subsequent adjustment; and provided further that any such adjustment not so made shall be made no later than three years after the occurrence of the event requiring such adjustment to be made or carried forward. Except as stated above, the exercise price of, and the number of shares of common stock covered by, a common stock warrant will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock, or securities carrying the right to purchase any of the foregoing.

   In the case of a reclassification or change of the common stock, a consolidation or merger involving us or sale or conveyance to another corporation of our property and assets as an entirety or substantially as an entirety, in each case as a result of which holders of our common stock shall be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such common stock, the holders of the common stock warrants then outstanding will be entitled thereafter to convert such common stock warrants into the kind and amount of shares of stock and other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such common stock warrants been exercised immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

                    DESCRIPTION OF STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS


   We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates. The consideration per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula described in the stock purchase contracts. We may issue the stock purchase contracts separately or as a part of stock purchase units consisting of a stock purchase contract and one or more shares of our common stock, preferred stock or fractions thereof or a debt security or our debt obligation, the debt obligation of a third party, including a U.S. Treasury security. Our common stock, preferred stock or debt securities or the debt obligation of a third party may serve as collateral to secure the holders' obligations to purchase the shares of common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of stock purchase contracts. These payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner. The applicable prospectus supplement will describe the specific terms of any stock purchase contracts or stock purchase units.

                       DESCRIPTION OF CAPITAL SECURITIES

   Our authorized capital consists of 400,000,000 shares of Common Stock, no par value, and 7,500,000 shares of authorized preferred stock. As of June 30, 2001, there were 246.8 million shares of our Common Stock issued and outstanding and no shares of preferred stock issued and outstanding. There are no other shares of capital stock authorized, issued or outstanding. We have no options, warrants, or other rights authorized, issued or outstanding, other than as described below under "Units" and "Shareholder Rights Plan," and options granted under our stock option plans.

Common Stock

   The holders of our Common Stock share ratably in dividends when and if declared by our board of directors from legally available funds. Our declaration and payment of cash dividends depends upon dividend payments by Sovereign Bank, which are our primary source of revenue and cash flow. We are a legal entity separate and distinct from our subsidiaries. Accordingly, our right, and consequently the right of our creditors and shareholders, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that our claims in our capacity as a creditor may be recognized.

   Prior to the issuance of any of our preferred stock that possesses voting rights (see "Preferred Stock" below), the holders of shares of Common Stock will possess exclusive voting rights on matters upon which shareholders have the right to vote. Each holder of shares of our Common Stock has one vote for each share held on matters upon which shareholders have the right to vote. Our shareholders cannot cumulate votes in the election of directors.

   The holders of our Common Stock have no preemptive rights to acquire any additional shares of our Common Stock. In addition, our Common Stock is not subject to redemption.

   Our articles of incorporation authorize our board of directors to issue authorized shares of our Common Stock without shareholder approval. Our Common Stock is listed on the New York Stock Exchange under the symbol "SOV."


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
   In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, holders of our Common Stock share ratably in any of our assets or funds that are available for distribution to shareholders after the satisfaction of our liabilities (or after adequate provision is made therefor) and after payment of any liquidation preferences of any outstanding of our preferred stock.

Preferred Stock

   Our board of directors is authorized to approve the issuance of our preferred stock, without any required approval of shareholders. Our board determines the rights, qualifications, restrictions, and limitations on each series of our preferred stock at the time of issuance. These rights may include rights to participating dividends, voting and convertibility into shares of our Common Stock. Shares of our preferred stock may have dividend, redemption, voting, and liquidation rights taking priority over our Common Stock, and may be convertible into our Common Stock.

Units

   On November 15, 1999, Sovereign Capital Trust II, a special purpose statutory trust, issued 5,750,000 units of trust preferred securities. Each unit consists of:

   o a preferred security having a stated liquidation amount of $50, representing an undivided beneficial ownership interest in the assets of the trust, which assets consist solely of debentures issued by us; and

   o a warrant to purchase, at any time prior November 20, 2029 (subject to redemption), 5.3355 shares (subject to antidilution adjustments) of our Common Stock. The exercise price of the warrants is equal to the accreted value of the preferred securities (subject to antidilution adjustments). The accreted value of a preferred security is equal to the sum of the initial purchase price of the preferred security component of each unit (i.e. $32.50) plus accrual of the discount (i.e. $17.50), calculated from November 15, 1999 to the date of exercise of the warrant at the all-in-yield of 11.74% per annum on a quarterly bond equivalent yield basis using a 360-day year of twelve 30-day months until such sum equals $50 on November 15, 2029.

Shareholder Rights Plan

   We maintain a shareholder rights plan designed to protect shareholders from attempts to acquire control of us at an inadequate price. Under the shareholder rights plan, each outstanding share of our Common Stock has attached to it one right to purchase one-hundredth of a share of junior participating preferred stock at an initial exercise price of $40. The rights are not currently exercisable or transferable, and no separate certificates evidencing such rights will be distributed, unless certain events occur.

   A holder can exercise the rights to purchase shares of the junior participating preferred stock if a person, group, or other entity acquires or commences a tender offer or an exchange offer for 9.9% or more of total voting power. A holder can also exercise if our board of directors declares a person or group who has become a beneficial owner of at least 4.9% of our Common Stock or total voting power an "adverse person," as defined in the rights plan, as amended.

   After the rights become exercisable, the rights (other than rights held by a 9.9% beneficial owner or an "adverse person") generally will entitle the holders to purchase either our Common Stock or the common stock of the potential acquiror, in lieu of the junior participating preferred stock, at a substantially reduced price.

   The rights can be redeemed at $.001 per right at any time by majority vote of our "continuing directors," as defined in the rights plan, as amended, and such other vote as required by law or our bylaws until the tenth business day following public announcement that a 9.9% position has been acquired. At any time prior to the date the rights become nonredeemable, our "continuing directors" can extend the redemption period. Rights are not redeemable following an "adverse person" determination.

Special Charter and Pennsylvania Corporate Law Provisions

   Our articles of incorporation and bylaws contain certain provisions which may have the effect of deterring or discouraging, among other things, a nonnegotiated tender or exchange offer for our stock, a proxy contest for control of us, the assumption of control of us by a holder of a large block of our stock and the removal of our management. These provisions:

   o empower our board of directors, without shareholder approval, to issue our preferred stock, the terms of which, including voting power, are set by our board of directors;

   o divide our board of directors into three classes serving staggered three-year terms;

   o restrict the ability of shareholders to remove directors;

   o require that shares with at least 80% of total voting power approve mergers and other similar transactions with a person or entity holding stock with more than 5% of our voting power, if the transaction is not approved, in advance, by our board of directors;

   o prohibit shareholders' actions without a meeting;

   o require that shares with at least 80%, or in certain instances a majority, of total voting power approve the repeal or amendment of our articles of incorporation;

   o require any person who acquires our stock with voting power of 25% or more to offer to purchase for cash all remaining shares of our voting stock at the highest price paid by such person for shares of our voting stock during the preceding year;

   o eliminate cumulative voting in elections of directors;

   o require an affirmative vote of at least two-thirds of out total voting power in order for shareholders to repeal or amend our bylaws;

   o require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders; and

   o provide that officers, directors, employees, agents and person who own 5% or more of the voting securities of any other corporation or other entity that owns 66 2/3% or more of our outstanding voting stock cannot constitute a majority of the members of our board of directors.

   The Pennsylvania Business Corporation Law of 1988 also contains certain provisions applicable to us which may have the effect of impeding a change in control. These provisions, among other things:

   o require that, following any acquisition of 20% of a public corporation's voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from the acquiring person or group in an amount equal to the "fair value" of the shares, including an increment representing a proportion of any value payable for control of the corporation; and

   o prohibit for five years, subject to certain exceptions, a "business combination," which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets, with a shareholder or group of shareholders beneficially owning 20% or more of a public corporation's voting power.

   In 1990, Pennsylvania adopted legislation further amending the Pennsylvania Business Corporation Law of 1988. To the extent applicable to us at the present time, this legislation generally:

   o expands the factors and groups (including shareholders) which our board of directors can consider in determining whether a certain action is in the best interests of the corporation;

   o provides that our board of directors need not consider the interests of any particular group as dominant or controlling;

   o provides that our directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof for actions relating to an acquisition or potential acquisition of control;


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
   o provides that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

   o provides that the fiduciary duty of our directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

   The 1990 amendments to the Pennsylvania Business Corporation Law of 1988 explicitly provide that the fiduciary duty of directors does not require directors to:

   o redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

   o render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law of 1988, relating to control transactions, business combinations, control share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

   o act as the board of directors, a committee of the board or an individual director solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

   One of the effects of the 1990 fiduciary duty statutory provisions may be to make it more difficult for a shareholder to successfully challenge the actions of our board of directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the 1990 amendments to the Pennsylvania Business Corporation Law of 1988 grants directors the statutory authority to reject or refuse to consider any potential or proposed acquisition of the corporation.

   We opted out of coverage by the "disgorgement" and "control-share acquisition" statutes included in the 1990 legislation, pursuant to a bylaw amendment as permitted by the legislation. To the extent applicable to a Pennsylvania corporation, the "disgorgement" statute generally requires disgorgement by any person or group who or which has acquired or publicly disclosed an intent to acquire 20% or more of a corporation's voting power of any profit realized from the sale of any shares acquired within specified time periods of such acquisition or disclosure if the shares are sold within eighteen months thereafter. The "control share acquisition" statute generally prohibits a person or group who or which exceeds certain stock ownership thresholds (20%, 33 1/3% and 50%) for the first time from voting the "control shares" (i.e., the shares owned in excess of the applicable threshold) unless voting rights are restored by a vote of disinterested shareholders. As a result of our output from coverage for these statutes, neither the "disgorgement" nor the "control share acquisition" statute would apply to a nonnegotiated attempt to acquire control of us, although such an attempt would still be subject to the special charter and other provisions described in the preceding paragraphs. We can reverse this action, and thereby cause the "disgorgement" and "control share acquisition" statutes to apply to an attempt to acquire control of us, by means of an amendment to our bylaws, which could be adopted by our board of directors, without shareholder approval.

         DESCRIPTION OF TRUST PREFERRED SECURITIES AND TRUST GUARANTEES

Trust Preferred Securities

   The declaration of trust pursuant to which each Trust is organized will be replaced by an amended and restated declaration of trust, which will authorize the trustees of such trust to issue on behalf of such Trust one series of trust preferred securities and one series of trust common securities. The trust preferred securities will be issued to the public pursuant to the Registration Statement of which this prospectus forms a part, and the trust common securities will be issued directly or indirectly to us.

   The trust preferred securities will have such terms, including dividends, redemption, voting, conversion, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the applicable declaration of trust or made part of such declaration of trust by the Trust Indenture Act. Reference is made to the applicable prospectus supplement relating to the trust preferred securities of such Trust for specific terms, including:

   o the distinctive designation of trust preferred securities;

   o the number of trust preferred securities issued by such Trust;

   o the annual distribution rate (or method of determining such rate) for trust preferred securities issued by such Trust and the date or dates upon which such distributions shall be payable;

   o whether distributions on trust preferred securities issued by such Trust shall be cumulative, and, in the case of trust preferred securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on trust preferred securities issued by such Trust shall be cumulative;

   o the amount or amounts which shall be paid out of the assets of such Trust to the holder of trust preferred securities of such Trust upon voluntary or involuntary dissolution, winding-up or termination of such Trust;

   o the terms and conditions, if any, under which trust preferred securities of such Trust may be converted into shares of our capital stock, including the conversion price per share and the circumstances, if any, under which any such conversion right shall expire;

   o the terms and conditions, if any, upon which the related series of the applicable debt securities may be distributed to holders of trust preferred securities of such Trust;

   o the obligation, if any, of such Trust to purchase or redeem trust preferred securities issued by such Trust and the price or prices at which, the period or periods within which, and the terms and conditions upon which trust preferred securities issued by such Trust shall be purchased or redeemed, in whole or in part, pursuant to such obligation;

   o the voting rights, if any, of trust preferred securities issued by such Trust in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of trust preferred securities, or of trust preferred securities issued by such Trust, as a condition to specified action or amendments to the applicable declaration of trust; and

   o any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities issued by such Trust consistent with the applicable declaration of trust or with applicable law.

   Pursuant to each declaration of trust, the property trustee will own the debt securities purchased by the applicable Trust for the benefit of the holders of the trust preferred securities. The payment of distributions out of money held by the Trust, and payments upon redemption of trust preferred securities or liquidation of any Trust, will be guaranteed by us to the extent described under "-- Trust Guarantees."

   Certain federal income tax considerations applicable to an investment in trust preferred securities will be described in the prospectus supplement relating thereto.

   In connection with the issuance of trust preferred securities, each Trust will also issue one series of trust common securities. Each amended declaration of trust will authorize the administrative trustee of a Trust to issue on behalf of such Trust one series of trust common securities having such terms, including distribution, conversion, redemption, voting, and liquidation rights or such restrictions as shall be set forth therein. Except as otherwise provided in the prospectus supplement relating to the trust preferred securities, the terms of the trust common securities issued by such Trust will be substantially identical to the terms of the trust preferred securities issued by such Trust, and the trust common securities will rank on a parity, and payments will be made thereon pro rata, with the trust preferred securities except that, upon an event of default under the applicable declaration of trust, the rights of the holders of the trust common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in certain limited circumstances, the trust common securities will also carry the right to vote and appoint, remove or replace any of the trustees of the related Trust which issued such trust common securities. All of the trust common securities of each Trust will be directly or indirectly owned by us.

   The property trustee and its affiliates may provide customary commercial banking services to us and certain of our subsidiaries and may participate in our various financing agreements in the ordinary course of its business.

Trust Guarantees

   Set forth below is a summary of information concerning the trust guarantees which we will execute and deliver, from time to time, for the benefit of the holders of trust preferred securities. The accompanying prospectus supplement will describe any significant differences between the actual terms of the trust guarantees and the summary below. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the trust guarantee, which will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

   General. We will irrevocably and unconditionally agree, to the extent set forth in the trust guarantees, to pay in full, to the holders of trust preferred securities of each series, the trust guarantee payments (as defined below) (except to the extent paid by such Trust), as and when due, regardless of any defense, right of set-off, or counterclaim which such Trust may have or assert. The following trust guarantee payments with respect to any series of trust preferred securities (to the extent not paid by the applicable Trust) will be subject to the trust guarantees (without duplication):

   o any accrued and unpaid dividends which are required to be paid on the trust preferred securities of such series, to the extent such Trust shall have funds legally available therefor;

   o the redemption price, including all accrued and unpaid distributions, payable out of funds legally available therefor, with respect to any trust preferred securities called for redemption by such Trust; and

   o upon a liquidation of such Trust (other than in connection with the distribution of debt securities to the holders of trust preferred securities or the redemption of all of the trust preferred securities issued by such Trust), the lesser of:

    o the aggregate of the liquidation preference and all accrued and unpaid distributions on the trust preferred securities of such series to the date of payment; and

    o the amount of assets of such Trust remaining available for distribution to holders of trust preferred securities of such series in liquidation of such Trust.

   Our obligation to make a trust guarantee payment may be satisfied by our direct payment of the required amounts to the holders of trust preferred securities or by causing the applicable Trust to pay such amounts to such holders.

   Our Covenants. In each trust guarantee, except as may be provided in an applicable prospectus supplement, we will covenant that, so long as any trust preferred securities issued by the applicable Trust remain outstanding, if there shall have occurred any event that would constitute an event of default under such trust guarantee or the applicable declaration of trust, then:

   o We will not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of our common stock other than:

    o purchases or acquisitions of shares of common stock in connection with our satisfaction of obligations under any employee benefit plan;

    o as a result of a reclassification of our common stock or the exchange or conversion of one class or series of our common stock for another class or series of our common stock;

    o the purchase of fractional interests in shares of our common stock pursuant to the conversion or exchange provisions of such common stock or the security being converted or exchanged; or

    o purchases or acquisitions of shares of common stock to be used in connection with acquisitions of common stock by shareholders pursuant to our dividend reinvestment plan, or make any guarantee payments with respect to the foregoing; and

   o We will not make any payment of principal or premium, if any, on or repurchase any debt securities (including guarantees), issued by us which rank on a parity with or junior to such debt securities, other than at stated maturity.

   Amendment and Assignment. Except with respect to any changes which do not adversely affect the rights of holders of trust preferred securities of any series (in which case no vote will be required), each trust guarantee with respect to any series of trust preferred securities may be changed only with the prior approval of the holders of not less than a majority in liquidation preference of the outstanding trust preferred securities of such series. The manner of obtaining any such approval of holders of the trust preferred securities of each series will be set forth in an accompanying prospectus supplement. All guarantees and agreements contained in each trust guarantee shall bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the applicable series of trust preferred securities then outstanding.

   Termination of the Trust Guarantees. Each trust guarantee will terminate as to the trust preferred securities issued by the applicable Trust:

   o upon full payment of the redemption price of all trust preferred securities of such Trust;

   o upon distribution of the applicable debt securities held by such Trust to the holders of the trust preferred securities of such Trust; or

   o upon full payment of the amounts payable in accordance with the declaration of trust upon liquidation of such Trust. Each trust guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities issued by the applicable Trust must return payment of any sums paid under such trust preferred securities or such trust guarantee.

   The subordination provisions of the applicable debt securities and the trust guarantees, respectively, may provide that in the event payment is made on debt securities or the trust guarantees in contravention of such provisions, such payments will be paid over to the holders of senior debt.

   Ranking of the Trust Guarantees. Unless otherwise specified in a prospectus supplement, each trust guarantee will constitute our unsecured obligation and will rank:

   o subordinate and junior in right of payment to all of our other liabilities;

   o on a parity with the most senior preferred or preference stock, if any, we issue hereafter and with any guarantee we enter into hereafter in respect of any preferred or preference stock or interests of any of our affiliates; and

   o senior to our common stock.

   Each declaration of trust will provide that each holder of trust preferred securities by acceptance thereof agrees to the subordination provisions and other terms of the applicable trust guarantee.

   Each trust guarantee will constitute a guarantee of payment and not of collection. The trust guarantees will be deposited with the property trustee to be held for the benefit of any series of trust preferred securities. The property trustee will have the right to enforce the trust guarantees on behalf of the holders of any series of trust preferred securities. The holders of not less than 10% in aggregate liquidation preference of a series of trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of the trust guarantee applicable to such series of trust preferred securities, including the giving of directions to the property trustee. If the property trustee fails to enforce a trust guarantee as above provided, any holder of trust preferred securities of a series to which such trust guarantee pertains may institute a legal proceeding directly against us to enforce its rights under such trust guarantee, without first instituting a legal proceeding against the applicable Trust, or any other person or entity. Each trust guarantee will not be discharged except by payment of the trust guarantee payments in full to the extent not paid by the applicable Trust, and by complete performance of all obligations under such trust guarantee.

   Governing Law. Each trust guarantee will be governed by and construed in accordance with the laws of the State of New York.


                           CERTAIN TAX CONSIDERATIONS

   The applicable prospectus supplement with respect to each type of security issued under this registration statement may contain a discussion of certain tax consequences of an investment in the securities offered thereby.


                              PLAN OF DISTRIBUTION

   We may offer the offered securities in one or more of the following ways from time to time:

   o to or through underwriters or dealers;

   o by ourselves directly;

   o through agents; or

   o through a combination of any of these methods of sale.

   The prospectus supplement relating to an offering of offered securities will set forth the terms of such offering, including:

   o the name or names of any underwriters, dealers or agents;

   o the purchase price of the offered securities and the proceeds we will receive from such sale;

   o any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation;

   o the initial public offering price;

   o any discounts or concessions to be allowed or reallowed or paid to dealers; and

   o any securities exchanges on which such offered securities may be listed.

   Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

   If underwriters are used in an offering of the offered securities, such offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

   In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

   o A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

   o A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

   o A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

   These transactions may be effected through the New York Stock Exchange, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

   If dealers are utilized in the sale of offered securities, we will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

   We may sell offered securities directly to one or more institutional purchasers, or through agents we designate from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in the prospectus supplement relating to that offering. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

   If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

   In addition, shares of common stock may be issued upon conversion of or in exchange for debt securities, preferred stock or depositary shares.

   Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification by us relating to material misstatements and omissions. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

   Each series of offered securities will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

                              ERISA CONSIDERATIONS

   Our subsidiary, Manchester Trust Bank, provides services to several employee benefit plans. Although the majority of these plans are employee-directed 401(k) plans, we and any of our direct or indirect subsidiaries may be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, and a "disqualified person" under corresponding provisions of the Internal Revenue Code of 1986, relating to some of these employee benefit plans. "Prohibited transactions" within the meaning of ERISA and the Code may result if any offered securities are acquired by an employee benefit plan to which we or any of our direct or indirect subsidiaries is a party in interest, unless such offered securities are acquired pursuant to an applicable exemption issued by the U.S. Department of Labor. Any employee benefit plan or other entity to which such provisions of ERISA or the Code apply proposing to acquire the offered securities should consult with its legal counsel.

                                 LEGAL MATTERS

   Stevens & Lee, P.C., Philadelphia, Pennsylvania, will act as our legal counsel and will pass upon the validity of any securities offered by this prospectus and any applicable prospectus supplement. Stevens & Lee and its attorneys own an aggregate of approximately 278,000 shares of our common stock and 5,200 PIERS Units. Counsel identified in the applicable prospectus supplement will act as legal counsel to the underwriters.


                                    EXPERTS

   Our consolidated financial statements at December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, included in our Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The consolidated financial statements referred to above are incorporated by reference in this prospectus in reliance upon the report given on the authority of Ernst & Young LLP as experts in accounting and auditing.

                               [graphic omitted]

                               TABLE OF CONTENTS
                             Prospectus Supplement
                                                                            Page
                                                                            ----
Summary .................................................................    S-3
Selected Consolidated Financial Data ....................................    S-9
Risk Factors ............................................................   S-11
Forward-Looking Statements ..............................................   S-18
Sovereign Capital .......................................................   S-19
Capitalization ..........................................................   S-21
Use of Proceeds .........................................................   S-22
Ratio of Earnings to Fixed Charges ......................................   S-22
Accounting Treatment ....................................................   S-22
Description of the Preferred Securities .................................   S-23
Description of the Guarantee ............................................   S-32
Description of the Junior Subordinated Debentures .......................   S-32
Effect of Obligations under the Junior Subordinated
 Debentures and the Guarantee ...........................................   S-40
United States Federal Income Taxation ...................................   S-41
ERISA Considerations ....................................................   S-45
Underwriting ............................................................   S-47
Legal Matters ...........................................................   S-49

                                   Prospectus
                                                                            Page
                                                                            ----
About this Prospectus ...................................................     3
Where You Can Find More Information .....................................     4
Forward-Looking Statements ..............................................     5
Prospectus Summary ......................................................     7
Use of Proceeds .........................................................     9
Our Ratio of Earnings to Fixed Charges ..................................     9
Description of Common Stock .............................................     9
Description of Preferred Stock ..........................................     9
Description of Depositary Shares ........................................    12
Description of Debt Securities ..........................................    15
Description of Warrants .................................................    27
Description of Stock Purchase Contracts and
 Stock Purchase Units ...................................................    30
Description of Capital Securities .......................................    30
Description of Trust Preferred Securities and
 Trust Guarantees .......................................................    34
Certain Tax Considerations ..............................................    37
Plan of Distribution ....................................................    37
ERISA Considerations ....................................................    39
Legal Matters ...........................................................    39
Experts .................................................................    39

o You should only rely on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Sovereign has not, and the underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

o Sovereign is not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

o You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus supplement only.

o This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or the solicitation of any offer to buy, any securities other than the securities to which it relates.

                                  $100,000,000

                                   [graphic]




                  4,000,000 8.75% Preferred Capital Securities


                          Sovereign Capital Trust III


                          (Liquidation Amount $25 per
                              Preferred Security)





     Fully and unconditionally guaranteed by Sovereign Bancorp, Inc., on a subordinated basis,
               as described in this prospectus supplement and the
                            accompanying prospectus






                               December 10, 2001




Janney Montgomery Scott LLC
                               RBC Capital Markets
                                                               Ryan Beck & Co.
Keefe, Bruyette & Woods, Inc.
                        Sandler O'Neill & Partners, L.P.
                                                Friedman Billings Ramsey & Co.